An Offering statement pursuant to Regulation A relating to these securities has been filed with the Securities and Exchange Commission ("SEC"). Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the Offering statement filed with the SEC is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Offering Circular was filed may be obtained.

Preliminary Offering Circular
Subject to Completion. Dated July 20, 2018

Soliton, Inc.
Minimum Offering of 1,500,000 shares of common stock / Maximum Offering of 3,000,000 shares of common stock

This is an initial public offering of our shares of common stock. We are offering up to a maximum of 3,000,000 shares of common stock at an offering price of $5.00 per share with a minimum offering amount of $7,500,000 (the “Minimum Offering Amount”) and a maximum offering amount of $15,000,000 (the “Maximum Offering Amount”) (collectively, the “Offering”). The Offering will terminate on the earliest of: (1) the date on which the Maximum Offering Amount has been sold, (2) the date which is one year after this Offering being qualified by the U.S. Securities and Exchange Commission (the “SEC”), or (3) the date on which this Offering is earlier terminated by us in our sole discretion and for any reason (the “Termination Date”).
Until we achieve the Minimum Offering Amount, the proceeds for the Offering will be kept in a non-interest bearing accounts (the “Offering Escrow Accounts”). Boustead Securities, LLC shall be the administrator for the Offering Escrow Accounts and upon achievement of not less than the Minimum Offering Amount and the closing on such amount, the proceeds will be distributed to us in one closing and the associated shares will be issued to the investors. If the Offering does not achieve the Minimum Offering Amount, and therefore does not close, the proceeds for the Offering will be promptly returned to investors, without deduction and without interest. The Bryn Mawr Trust Company of Delaware ("BMTC DE") will serve as the Offering Escrow Account agent for all funds tendered by investors placed by SI Securities, LLC, a selected dealer in this Offering, as described below. FinTech Clearing, LLC will serve as the Offering Escrow Account agent for all other funds tendered by investors in this Offering.
This Offering is being conducted on a “best efforts” basis pursuant to Regulation A of Section 3(6) of the Securities Act of 1933, as amended (the “Securities Act”), for Tier 2 Offerings. We intend to complete one closing. Until we complete the closing, the proceeds for this Offering will be kept in offering deposit accounts maintained by BMTC DE and FinTech Clearing, LLC. At a closing, the proceeds will be distributed to us and the associated shares will be issued to the investors. If there are no closings or if funds remain in the deposit account upon termination of this Offering without any corresponding closing, the investments for this Offering will be promptly returned to investors, without deduction and without interest. Fintech Clearing, LLC and BMTC DE will serve as the deposit account agents on behalf of investors in the Offering. The minimum purchase requirement per investor is 100 shares of Common Stock $500; however, we can waive the minimum purchase requirement on a case-by-case basis in our sole discretion. See “Underwriting”.
We expect to commence the offer and sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part is qualified by the SEC. Prior to this Offering, there has been no public market for our common stock. We have applied to list our common stock on The NASDAQ Stock Market under the symbol “SOLY”. We expect our common stock to begin trading on NASDAQ within three business days of the final closing of the Offering; provided that we have met the minimum listing criteria of NASDAQ. We will not complete a closing of this Offering without a listing approval letter from NASDAQ. Our common stock will not commence trading on NASDAQ unless and until (i) not less than the Minimum Amount of this Offering is closed; (ii) this Offering is terminated and (iii) we have filed a post-qualification amendment to the Offering Statement, and a registration statement on Form 8-A under the Exchange Act, and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective.
Boustead Securities, LLC, or the Underwriter, has agreed to act as our exclusive, lead managing underwriter to offer the shares to prospective investors on a “best efforts” basis. In addition, the Underwriter may engage such other broker dealers or agents as it determines to assist in this Offering. The Underwriter is not purchasing the offered shares, and is not required to sell any specific number or dollar amount of the offered shares by us.
If we only complete the minimum offering, under NASDAQ Marketplace Rules 5615(c), we may be deemed a “controlled company.” However, we do not intend to avail ourselves of the corporate governance exemptions afforded to a “controlled company” under the NASDAQ Marketplace Rules.

	Price to public	Underwriting Commissions (1)(2)	Proceeds to issuer (3)
To public in this Offering:
Per share:	$5.00	$0.35	$4.65
Total Minimum:	$7,500,000	$525,000	$6,700,000
Total Maximum:	$15,000,000	$1,050,000	$13,675,000

(1)
This table depicts underwriter commissions of 7% of the gross Offering proceeds. Please refer to the section entitled “Underwriting,” beginning on page 92, for additional information regarding total underwriter compensation.

(2)
In addition to the underwriter discounts and commissions included in the above table, our Underwriter will receive warrants to purchase shares of our common stock equal to 7% of the aggregate shares sold in this Offering, which will have an exercise price of $5.00 (100% of the Offering price).

(3)
After deducting expenses of the Offering, which are estimated to be approximately $275,000. Does not include any marketing expenses for this Offering as described in “Use of Proceeds”. See the “Underwriting” for details regarding the compensation payable in connection with this Offering. This amount represents the proceeds of the Offering to the Company, which will be used as set out in “Use of Proceeds.”

We expect to commence the sale of the shares as of the date on which the Offering Statement of which this Offering Circular is a part is declared qualified by the SEC.
We are an “emerging growth company” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, and, as such, may elect to comply with certain reduced reporting requirements for this Offering Circular and future filings after this Offering.
Investing in our common stock involves a high degree of risk. Please see “Risk Factors,” beginning on page 12, for a discussion of certain risks that you should consider before investment in our common stock.
Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than ten percent (10%) of the greater of your annual income or your net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(c) of Regulation a+. For general information on investing, we encourage you to refer to www.investor.gov.
The SEC does not pass upon the merits of or give its approval to any securities offered or the terms of the Offering, nor does it pass upon the accuracy or completeness of any Offering Circular or other solicitation materials. These securities are offered pursuant to an exemption from registration with the SEC; however, the SEC has not made an independent determination that the securities offered are exempt from registration.
This Offering Circular follows the disclosure format of Part I of Form S-1 pursuant to the general instructions of Part II(a)(1)(ii) of Form 1-A.
Offering Circular dated ______________, 2018

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this Offering Circular. You must not rely on any unauthorized information or representations. This Offering Circular is an offer to sell only the shares offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this Offering Circular is current only as of its date.

OFFERING CIRCULAR SUMMARY
This summary highlights information contained elsewhere in this Offering Circular. This summary does not contain all of the information that you should consider before deciding to invest in our common stock. Investing in our common stock involves a high degree of risk. You should carefully consider the risks and uncertainties described herein, together with all of the other information in this Offering Circular, including our financial statements and related notes, before investing in our common stock. If any of the risks materialize, our business, financial condition, operating results and prospects could be materially and adversely affected. In that event, the price of our common stock could decline, and you could lose part or all of your investment. Unless the context requires otherwise, references in this Offering Circular to the “Company,” “we,” “us” and “our” refer to Soliton, Inc.
Our Company
Overview
We are a pre-revenue stage medical device company with a novel and proprietary platform technology licensed from The University of Texas M.D. Anderson Cancer Center ("MD Anderson"). Our first commercial product uses rapid pulses of designed acoustic shockwaves to dramatically accelerate the removal of unwanted tattoos. We are based in Houston, Texas, and we have a staff of eight that are all actively engaged in bringing this device to the market. We expect to file for premarket clearance with the US Food and Drug Administration ("FDA") for our first device in the third quarter of 2018 and expect to receive clearance to market the device in the first half of 2019. This initial filing is limited to our device used in conjunction with the 1064 nm Q-switched laser to enable effective multiple pass laser treatments in a single office session to accelerate removal of black tattoos on the arms, legs and torso in Fitzpatrick Skin Type I-III individuals.
While we believe our technology has many potential applications, we have initially focused on the removal of tattoos, where both animal and human studies have shown promising results. The current standard of care for tattoo removal is to use a Q-switched (pulsed) laser to ablate the tattoo ink particles into pieces small enough for the body’s natural processes to remove them. Unfortunately, this current method is highly inefficient, requiring up to 10 or more office visits to achieve acceptable results. A clinical trial has demonstrated that using our Rapid Acoustic Pulse ("RAP") device in conjunction with a Q-switched laser has the potential to produce similar results in just 2 to 3 office visits. We believe this “Soliton” method can not only dramatically accelerate tattoo removal, but also has the potential to lower removal cost for patients, while increasing profitability to practitioners, and to reduce the potential for unwanted side effects from current laser removal methods.
Market Opportunity
Currently Americans spend $3.4 billion per year on tattoos and as social acceptance of body art steadily increases, spending on tattoos will likely continue to grow. With the tremendous growth in the number of people getting tattoos, there is a corresponding increase in demand for tattoo removal. Estimates of the size of the tattoo removal market vary widely. One independent source estimates that, globally, the market for tattoo removal is expected to grow at the rate of about 15.6% from 2017 to 2023 and that the global market for tattoo removal is expected to reach several billion in revenue by 2023. Our own research and analysis suggests that regardless of its potential, the current tattoo removal market is significantly underdeveloped. Approximately 20% of all tattoos do not contain black ink. As we are initially seeking clearance for our device for the removal of black tattoos only, the market opportunity may be similarly reduced until the time that we receive clearance for the removal of other ink colors.
Approximately three out of ten Americans (29%) have at least one tattoo and independent research suggests that 23% of those regret their tattoo. Our own research has also revealed that a much larger percentage have an interest in removing a tattoo in order to change to a different tattoo. We estimate that as many as 61 million Americans are interested in some form of tattoo removal, yet the current tattoo removal market remains relatively small (estimated to be less than 100,000 removals per year in the US). Our market research suggests this is because consumer confidence in current tattoo methods is low and they are considered to be too costly, painful and time-consuming.
Our Solution
Our RAP device uses designed acoustic shockwaves to accelerate the removal of tattoos when used in conjunction with existing lasers. Our technology allows a doctor to treat a patient multiple times in a single office visit and significantly reduce the overall time it takes to remove a tattoo. Clinical trial data suggests that the “Soliton” method can enable tattoo removal in just 1/3 the time of current methods. If our RAP device is cleared by the FDA, we believe the introduction of the Soliton method has the potential to increase the overall size of the tattoo removal market, and we believe we will benefit from this market growth.
Additional Indications and Technology
While we are initially targeting the tattoo removal market, our technology also shows promise in a number of other indications, including reduction of cellulite, improvement in skin laxity and assistance to existing technologies for the reduction of subcutaneous fat. Animal studies and a human proof-of-concept study have demonstrated that the RAP device affects subcutaneous fat cells and animal studies have demonstrated its ability to affect dermal and subcutaneous collagen structures that we believe could contribute to an improvement in these indications. Successful commercialization for these indications will require additional FDA clearance.
Our Strategy
Our primary goal is to become a leading medical technology company focused on developing and commercializing products utilizing our proprietary RAP technology platform. To achieve this goal, we intend to:

•
Secure FDA clearance of our first (Generation 1) RAP product. We expect to submit our request for premarket clearance from the FDA for our RAP device for tattoo removal in the third quarter of 2018 and expect to receive this clearance in the first half of 2019. Depending on the FDA’s view of existing predicates, this will be either a 510(k) or de novo process, but we believe either pathway will support our planned timeline for product launch. Although we expect to make additional 510(k) filings as we make changes to our device to facilitate commercialization, we believe this initial approval is the most critical to achieve. Subsequent generations of our device will continue to rely on the same fundamental technology and therapy, thereby allowing the Generation 1 device to serve as the predicate for these future 510(k) submissions, which in turn we believe will reduce the regulatory risk and complexity of those future submissions. This initial clearance will be limited to the use of our device with the 1064 nm Q-switched laser to enable effective multiple pass laser treatments in a single office session to accelerate removal of black tattoos on the arms, legs and torso in Fitzpatrick Skin Type I-III individuals.

•
Complete commercial refinements to our RAP device in preparation for launch. We are collaborating with a large medical device manufacturer as well as engineers and industrial designers to make refinements to our current Generation 1 device in order to optimize the user experience, improve convenience and incorporate aesthetics consistent with the cosmetic dermatology marketplace. We expect this development work to result in three generations of the RAP device: Generation 1 is the device being presented to the FDA via our initial filing in the third quarter of 2018, Generation 2 will incorporate improvements in user experience and convenience and Generation 3 will finalize industrial design and aesthetic improvements. We believe

Generation 2 will likely necessitate additional FDA clearance while it is currently unclear whether this will be necessary for Generation 3.

•
Prepare for market launch. We intend to support our market launch by establishing service, training and support functions for clinicians in addition to marketing and sales support efforts to clinicians and/or customers. We anticipate a hybrid approach in which we will establish and utilize our own sales and marketing resources to address certain markets and foster brand recognition while also using strategic partnerships to address others. The strategy we will select will depend on the specific market being addressed, on the existing market participants, on the breadth of reach required to address the market, and on the financial alternatives available.

•
Establish a profitable and sustainable revenue model. Revenues will be driven by the sale of our RAP console to dermatologists, plastic surgeons, and other physician offices, as well as medi-spas under the supervision of a doctor. More importantly, recurring revenues will be generated by the sale of disposable cartridges that are utilized with each patient visit and treatment. Additional revenues will result from maintenance services to our customers. We intend to build an internal direct sales team to reach the U.S. market and plan to use a network of distributors when we expand outside the United States.

•
Utilize key opinion leaders and test markets to refine our approach. We intend to launch our Generation 2 product in 2019 to a limited group of dermatologists in the United States, focusing on key opinion leaders and certain test markets to gain important understandings prior to a nationwide launch of our product. This initial launch will allow us to evaluate the efficacy of market outreach programs, as well as to inform product design and service techniques prior to a broad national launch of our Generation 3 product.

•
Leverage our technology platform. In parallel with the commercialization of our RAP system for tattoo removal, we will continue to conduct research and development activities oriented toward identifying additional indications and continuously improving our products and expanding our market opportunities. Any additional indications will need to be cleared by the FDA prior to our launch to the marketplace.

Risks Associated with Our Business
Our business is subject to numerous risks, as discussed more fully in the section entitled “Risk Factors” immediately following this summary. In particular:

•	We have limited operating experience and a history of net losses, and we may never achieve or maintain profitability.

•
The RAP device is dependent upon regulatory approval and will be subject to ongoing regulatory review, and any failure to secure clearance or comply with continuing regulation by the FDA or other regulatory bodies could prevent the RAP device from entering the market or subject us to a product recall or other regulatory action, which would seriously harm our business.

•
The Generation 3 RAP device we expect to offer in our nationwide launch will have significant changes from the Generation 2 device that we intend offer in our initial market launch, which in turn will have significant changes from the Generation 1 device we intend to submit for FDA review and clearance. We expect the changes made to our device from Generation 1 to Generation 2 will necessitate the filing of an additional 510(k) before being launched. We cannot be certain that the changes we deem appropriate to make to the Generation 3 RAP device prior to the nationwide launch will not require another 510(k) filing.

•
We are dependent upon the success of the RAP device for removal of tattoos, and the RAP device has not been cleared by the FDA, and, even if cleared, if the market for RAP technology fails to grow significantly, our business and future prospects will be harmed.

•
Because we have limited operating experience and plan to enter into the rapidly-evolving market for aesthetic products, we may not be able to successfully predict or react to relevant industry developments and business trends.

•
We will compete against medical technology and aesthetic companies, including those offering products and technologies unrelated to tattoo removal, for physician resources and mindshare, and many of these companies have greater resources than our company and well-established sales channels, which may make it difficult for us to achieve market penetration.

•
The technologies that we have licensed from MD Anderson may not be patentable or, if they are, such patents may not be valid or enforceable and may not protect us against competitors who challenge those licensed patents, obtain their own patents that may have an adverse effect on our ability to conduct business, or are able to otherwise circumvent our patents. Additionally, our products and technologies are complex and one patent may not be sufficient to protect our products where a series of patents may be needed. Further, we may not have the necessary financial resources to enforce or defend our patents or patent applications. In addition, any patent applications we may have made or may make relating to inventions for our actual or potential products and technologies may not result in patents being issued or may result in patents that provide insufficient or incomplete coverage for our inventions.

•
Third parties may claim that the manufacture, use or sale of our technologies infringe their intellectual property rights. As with any litigation where such claims may be asserted, we may have to seek licenses, defend infringement actions or challenge the validity of those patents in the patent office or the courts. If these are not resolved favorably, we may not be able to continue to develop and commercialize our RAP device. Even if we were able to obtain rights to a third party’s intellectual property, these rights may be non-exclusive, thereby giving our competitors potential access to the same intellectual property. If we are found liable for infringement or are not able to have these patents declared invalid or unenforceable, we may be liable for significant monetary damages, encounter significant delays in bringing products to market or be precluded from participating in the manufacture, use or sale of products or technologies by patents of others. We may not have identified, or be able to identify in the future, U.S. or foreign patents that pose a risk of potential infringement claims.

•
Even if we complete the maximum offering hereunder, we will require substantial additional funding beyond the proceeds of the Offering to which this Offering Circular relates to fully complete the development and commercialization of our RAP device and to pursue the other indications discussed in this Offering Circular, and such funding may not be available on acceptable terms or at all.

Implications of Being an Emerging Growth Company
We qualify as an “emerging growth company” as the term is used in The Jumpstart Our Business Startups Act of 2012 (JOBS Act), and therefore, we may take advantage of certain exemptions from various public company reporting requirements, including:

•	a requirement to only have two years of audited financial statements and only two years of related selected financial data and management’s discussion and analysis;

•	exemption from the auditor attestation requirement on the effectiveness of our internal controls over financial reporting;

•	reduced disclosure obligations regarding executive compensation; and

•	exemptions from the requirements of holding a non-binding advisory stockholder vote on executive compensation and any golden parachute payments.
We may take advantage of these provisions for up to five years or such earlier time that we are no longer an emerging growth company. We would cease to be an emerging growth company if we have more than $1.0 billion in annual revenues, have more than $700 million in market value of our capital stock held by non-affiliates or issue more than $1.0 billion of non-convertible debt over a three-year period. We may choose to take advantage of some, but not all, of the available benefits of the JOBS Act. We have taken advantage of some of the reduced reporting requirements in this Offering Circular. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock. In addition, the JOBS Act provides that an emerging growth company can delay adopting new or revised accounting standards until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.
Corporate Information
We were originally incorporated in Delaware in April 2012. Our corporate offices are located at 5304 Ashbrook Dr., Houston, TX 77081. Our telephone number is 844-705-4866 and our website is located at www.soliton.com. The information contained on, or that can be accessed through, our website is not a part of this Offering Circular.

The Offering

Common Stock we are Offering	Minimum of 1,500,000 shares of common stock Maximum of 3,000,000 shares of common stock

Common Stock outstanding before this Offering	2,125,556 shares of common stock (includes 227,500 shares of restricted stock that have voting rights, but are restricted from transfer or sale)

Common Stock outstanding after this Offering assuming the minimum raise
13,644,265 (includes (i) 6,689,290 shares of common stock that will issuable upon the conversion of our outstanding convertible notes (inclusive of shares issuable for accrued interest through June 30, 2018 under such notes); and (ii) 3,329,418 shares of common stock underlying outstanding convertible preferred stock and accrued dividend on the preferred stock through that will convert into shares of our common stock upon the closing of this Offering)

Common Stock outstanding after this Offering assuming the maximum raise
15,144,265 (includes (i) 6,689,290 shares of common stock that will issuable upon the conversion of our outstanding convertible notes (inclusive of shares issuable for accrued interest through June 30, 2018 under such notes); and (ii) 3,329,418 shares of common stock underlying outstanding convertible preferred stock and accrued dividend on the preferred stock through that will convert into shares of our common stock upon the closing of this Offering)

Use of proceeds
We intend to use the proceeds from this Offering primarily to develop and commercialize the RAP device, conduct clinical trials for new indications; and also for license fees, research and development, brand development, and for working capital. See “Use of Proceeds.”

Risk Factors	See “Risk Factors” and other information appearing elsewhere in this Offering Circular for a discussion of factors you should carefully consider before deciding whether to invest in our common stock.

Offering Escrow Accounts
The Offering will terminate on the earliest of: (1) the date on which the Maximum Offering Amount has been sold, (2) the date which is one year after this Offering being qualified by the SEC, or (3) the date on which this Offering is earlier terminated by the Company in its sole discretion and for any reason (the “Termination Date”). All subscription proceeds will be deposited in the Offering Escrow Account. If the Offering does not close, the proceeds for the Offering will be promptly returned to investors, without deduction and without interest.

Proposed listing
We have applied to list our common stock on The NASDAQ Stock Market under the symbol “SOLY”. There is no assurance that this application will be approved. Our common stock will not commence trading on NASDAQ unless and until (i) at least the minimum amount of this Offering is closed; (ii) this Offering is terminated; and (iii) we have filed a post-qualification amendment to the Offering statement, and a registration statement on Form 8-A under the Exchange Act, and such post-qualification amendment is qualified by the SEC and the Form 8-A has become effective. Pursuant to applicable rules under Regulation A, the Form 8-A will not become effective until the SEC qualifies the post-qualification amendment. We intend to file the post-qualification amendment and request its qualification immediately prior to the termination of the Offering in order that the Form 8-A may become effective as soon as practicable.

The number of shares of common stock to be outstanding before this Offering does not give effect to:

•	6,689,290 shares of common stock that will issuable upon the conversion of our outstanding convertible notes (inclusive of shares issuable for accrued interest through June 30, 2018 under such notes).

•
3,329,418 shares of common stock underlying outstanding convertible preferred stock and accrued dividend on the preferred stock through that will convert into shares of our common stock upon the closing of this Offering;

•	91,350 shares of common stock underlying outstanding warrants at an average exercise price of $1.75 per share.

•	2,235,000 shares of common stock underlying outstanding options at an average exercise price of $1.74 per share; and

•	794,745 shares available for future issuance under outstanding Soliton, Inc. Stock Plans.

SUMMARY FINANCIAL DATA
In the following tables, we provide our summary financial data. We have derived the summary statements of operations for the years ended December 31, 2017 and 2016 from our audited financial statements and for the three-months ended March 31, 2018 and 2017 from our unaudited financial statements appearing in this prospectus. Our historical results are not necessarily indicative of the results to be expected in the future. When you read this summary financial data, it is important that you read it together with “Capitalization” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in conjunction with the financial statements, related notes and other financial information included in this prospectus.

	Year Ended		Quarter Ended
	December 31,		March 31,
	2017	2016	2018	2017
			(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenue	$—	$—	$—	$—
Expenses:
Research and development expenses	3,965,276	4,146,777	692,725	1,151,873
Sales and marketing expenses	91,288	33,929	12,500	18,120
Depreciation and amortization	130,075	82,523	30,561	32,386
General and administrative expenses	3,001,969	3,054,762	449,029	742,100
Operating loss	(7,188,608)	(7,317,991)	(1,184,815)	(1,944,479)
Other income (expenses):
Interest expense, net	(295,830)	—	(166,850)	(21,645)
Other income	4,751	16,732	—	—
Total other expense, net	(291,079)	16,732	(166,850)	(21,645)
Loss before income taxes	(7,479,687)	(7,301,259)	(1,351,665)	(1,966,124)
Income tax expense	937	2,312	—	937
Net loss	$(7,480,624)	$(7,303,571)	$(1,351,665)	$(1,967,061)
Basic and diluted loss per common share	$(4.40)	$(4.80)	$(0.74)	$(1.20)
Basic and diluted weighted-average number of common shares outstanding	1,700,275	1,522,619	1,820,556	1,643,056

	As of March 31, 2018
	Actual (1)	Pro Forma as adjusted for minimum raise (2)	For Forma as adjusted for maximum raise (3)
	(Unaudited)	(Unaudited)	(Unaudited)
Balance Sheet Data:
Cash and cash equivalents	$10,535	$9,960,535	$16,935,535
Working capital (deficit)	(12,426,134)	8,539,813	15,514,813
Total assets	445,665	10,395,665	17,370,665
Total indebtedness	7,362,687	—	—
Total equity	(12,026,707)	8,939,240	15,914,240

(1)	Actual balance sheet data presents balance sheet data on an actual basis without any adjustments to reflect subsequent or anticipated events.

(2)
As adjusted balance sheet data presents balance sheet data on a pro forma as adjusted basis, reflecting the receipt by us of the net proceeds from the sale of 1,500,000 shares of common stock in this Offering at an assumed initial public offering price of $5.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us; the conversion of outstanding bridge notes and accrued interest as of March 31, 2018 and additional principal of notes issued subsequent to March 31, 2018, of $3,250,000 and the payment of dividends (accrued as of March 31, 2018) on our currently outstanding preferred stock through the issuance of 730,652 shares of common stock, as if each had occurred on March 31, 2018.

(3)
As adjusted balance sheet data presents balance sheet data on a pro forma as adjusted basis, reflecting the receipt by us of the net proceeds from the sale of 3,000,000 shares of common stock in this Offering at an assumed initial public offering price of $5.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us; the conversion of outstanding bridge notes and accrued interest as of March 31, 2018 and additional principal of notes issued subsequent to March 31, 2018, of $3,250,000; and the payment of dividends (accrued as of March 31, 2018) on our currently outstanding preferred stock through the issuance of 730,652 shares of common stock, as if each had occurred on March 31, 2018.

RISK FACTORS
Investing in our common stock involves a high degree of risk. You should carefully consider each of the following risks, together with all other information set forth in this Offering Circular, including the financial statements and the related notes, before making a decision to buy our common stock. If any of the following risks actually occurs, our business could be harmed. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment.
Risks Relating to Our Business
There is no guarantee that the FDA will grant 510(k) or de novo clearance or PMA approval of our future products and failure to obtain necessary clearances or approvals for our future products would adversely affect our ability to grow our business.
Our lead product candidate, as well as some of our future products will require FDA clearance of a 510(k) or de novo application or may require FDA approval of a PMA. The FDA may not approve or clear these products for the indications that are necessary or desirable for successful commercialization. Indeed, the FDA may refuse our requests for premarket clearance or premarket approval of new products, new intended uses or modifications to existing products. Failure to receive clearance or approval for our products would have an adverse effect on our ability to continue or expand our business.
If we fail to obtain and maintain regulatory approvals and clearances, or are unable to obtain, or experience significant delays in obtaining, FDA clearances or approvals for our RAP device, our future products or product enhancements, our ability to commercially distribute and market these products could suffer.
Our products are subject to rigorous regulation by the FDA and numerous other federal, state and foreign governmental authorities. The process of obtaining regulatory clearances or approvals to market a medical device can be costly and time consuming, and we may not be able to obtain these clearances or approvals on a timely basis, if at all. In particular, the FDA permits commercial distribution of a new medical device only after the device has received clearance under Section 510(k) of the Federal Food, Drug and Cosmetic Act, or is the subject of an approved premarket approval application, or PMA, unless the device is specifically exempt from those requirements. The FDA will clear marketing of a lower risk medical device through the 510(k) process if the manufacturer demonstrates that the new product is substantially equivalent to other 510(k)-cleared products or through a de novo process if substantial equivalence is not available. High risk devices deemed to pose the greatest risk, such as life-sustaining, life-supporting, or implantable devices, or devices not deemed substantially equivalent to a previously cleared device, require the approval of a PMA. The PMA process is more costly, lengthy and uncertain than the 510(k) or de novo clearance processes. A PMA application must be supported by extensive data, including, but not limited to, technical, preclinical, clinical trial, manufacturing and labeling data, to demonstrate to the FDA’s satisfaction the safety and efficacy of the device for its intended use. We believe our current product candidate will require clearance through the 510(k) or de novo process.
We expect to submit our request for premarket clearance to the FDA in the third quarter of 2018. Although we believe that the RAP device is not a Class III device and that substantially equivalent devices are currently legally marketed that are not subject to PMA, we cannot be certain that the FDA will agree. Furthermore, the FDA may determine that our request for 510(k) is inadequate and require additional testing or other information. If the FDA determines that our arguments of substantial equivalence are inadequate, we may be required to submit a de novo application, which will require substantial additional time for approval. If the FDA determines that the RAP device should be considered a Class III device, we may be required to pursue a PMA, which could consume several years of additional approval time and considerable unanticipated expense. If we are required to pursue a PMA, the proceeds from this Offering will likely not be sufficient to fund our company through the PMA process, and we will require additional financing, which may not be available.

We will require substantial additional funding, which may not be available to us on acceptable terms, or at all, and, if not so available, may require us to delay, limit, reduce or cease our operations.
We intend to use the proceeds from this Offering to advance our Generation 1 RAP device through the FDA clearance process and commercial development in preparation for an initial launch with a Generation 2 device to a limited group of dermatologists and then to a Generation 3 device for nationwide launch. The Generation 3 RAP device we expect to offer in our nationwide launch will have significant changes from the Generation 2 device that we intend offer in our initial market launch, which in turn will have significant changes from the Generation 1 device we intend to submit for FDA review and clearance. We expect the changes made to our device from Generation 1 to Generation 2 will necessitate the filing of an additional 510(k) before being launched. We cannot be certain that the changes we deem appropriate to make to the Generation 3 RAP device prior to the nationwide launch will not require another 510(k) filing. Commercializing and launching medical device products can be expensive. Even if we complete the maximum offering hereunder we will require substantial additional future capital in order to launch and market the device nationwide, build out a sales force and manufacture the device. We will continue to require substantial additional capital to continue commercialization activities.
We have a limited operating history and we expect a number of factors to cause our operating results to fluctuate on an annual basis, which may make it difficult to predict our future performance.
We formed our corporation in 2012 without a working RAP prototype. During the first 4 years of operations we have focused on research and development of a fully-integrated working prototype of the RAP device to remove tattoos. During the past 2 years we have focused our efforts on developing a commercial device that would receive FDA clearance to sell. We intend to apply for FDA clearance in the third quarter of 2018; after such application our efforts will be focused on refining our commercial device to improve ease of use features necessary for adoption in dermatological settings. Developing this commercial device for our limited market launch is anticipated to cost $2.6 million and take at least nine months of additional work. Further refinement to the device in advance of our national commercial launch is anticipated to cost an additional $2.5 million and take another eleven months of additional work. Additionally, a high percentage of our expenses will be associated with pre-launch marketing activities as well as fixed costs. We have not yet sold any products, and we may never achieve commercial success with RAP technology. We have limited historical financial data upon which we may base our projected revenue and operating expenses. Our limited operating history makes it difficult for potential investors to evaluate our technology or prospective operations and business prospects. As a pre-commercialization stage company, we are subject to all the risks inherent in business development, financing, unexpected expenditures, and complications and delays that often occur in a new business. Investors should evaluate an investment in us in light of the uncertainties encountered by developing companies in a competitive environment. There can be no assurance that our efforts will be successful or that we will ultimately be able to attain profitability.
RAP utilizes potentially dangerous energy levels and we could face liability for claims related to the RAP device that would be costly and would damage our reputation.
The acoustic shockwaves generated by our RAP device are the result of producing and directing electrical energy within the device's hand piece approaching 3,000 volts at 3,000 amps of current. Although the RAP device has been designed in accordance, and has been independently tested and found to comply, with the electrical and other safety requirements for comparable medical devices, we cannot be certain that such design and testing measures have identified every possible mode of failure. An unanticipated failure mode or misuse of the RAP device could potentially expose the operator or patient to hazardous and potentially lethal electrical shock and we could face liability for claims of injury or death and our ability to commercialize the RAP device could be materially harmed. In addition, such claims would damage our reputation and hinder our ability to commercialize the RAP device.
The use of lasers to remove tattoos has inherent dangers.
Recognized and published (see "Complications of Tattoos and Tattoo Removal: Stop and Think Before you ink;" Khunger, Molpariya, & Khunger, 2015) adverse events of Q-switched laser tattoo removal include: pain; blistering; crusting; pinpoint hemorrhage; urticarial reaction; hypopigmentation; hyperpigmentation; leukotrichia; local-papule; plaques; darkening of tattoos; photoallergic reactions; systemic reactions; residual pigmentation; ghost images; scarring; and textural changes. These adverse events may be increased when multiple laser passes are used to remove a tattoo in a single session.
Modifications to our products may require new regulatory clearances or approvals or may require us to recall or cease marketing our products until clearances or approvals are obtained.
Modifications to our products may require new regulatory approvals or clearances, including 510(k) clearances or premarket approvals, or require us to recall or cease marketing the modified devices until these clearances or approvals are obtained. The FDA requires device manufacturers to initially make and document a determination of whether or not a modification requires a new approval, supplement or clearance. A manufacturer may determine that a modification could not significantly affect safety or efficacy and does not represent a major change in its intended use, so that no new 510(k) clearance is necessary. However, the FDA can review a manufacturer's decision and may disagree. The FDA may also on its own initiative determine that a new clearance or approval is required. Once we have a commercialized product, we may make modifications in the future that we believe do not or will not require additional clearances or approvals. If the FDA disagrees and requires new clearances or approvals for these modifications, we may be required to recall and to stop marketing our products as modified, which could require us to redesign our products and harm our operating results. In these circumstances, we may be subject to significant enforcement actions.
Where we determine that modifications to our products require a new 510(k) clearance or premarket approval application, we may not be able to obtain those additional clearances or approvals for the modifications or additional indications in a timely manner, or at all. Obtaining clearances and approvals can be a time-consuming process, and delays in obtaining required future clearances or approvals would adversely affect our ability to introduce new or enhanced products in a timely manner, which in turn would harm our future growth.
Our Generation 1 device is not ready for commercial launch, and even if our device is cleared by the FDA, we will need to modify this device prior to commercial launch, which modifications may be unsuccessful or costly.
We conducted our clinical trials with and will apply for premarket clearance based on a device that is not optimized for commercial launch. Modifications we expect to make to this Generation 1 device include improvements in user interface, improvements to extend the life and ease of replacement of the consumable treatment head cartridges and general aesthetics and will be made via a Generation 2 and Generation 3 device intended for initial market launch and nationwide market launch, respectively. We expect the changes made to our device from Generation 1 to Generation 2 will necessitate the filing of an additional 510(k) before being launched. We cannot be certain that the changes we deem appropriate to make to the Generation 3 RAP device prior to the nationwide launch will not require another 510(k) filing. While we believe these changes will not affect the therapy delivered by our RAP device, we may be unsuccessful or experience delays in making these changes and/or the FDA may require additional 510(k) submissions to properly document these changes.

Because we have not yet launched the RAP device, we have been using our available capital resources for development of the commercial units and have not yet generated any revenues; therefore, we may not be able to continue as a going concern.
We are a pre-approval stage medical device company, and do not expect to generate any revenues until our commercial RAP units are cleared by the FDA and sold. Our ability to continue as a going concern is dependent upon our generating cash flow from sales that are sufficient to fund operations or finding adequate financing to support our operations. To date, we have had no revenues and have relied on equity-based financing from the sale of securities in private placements and the issuance of convertible notes. Our sales plan may not be successful in achieving a sustainable business and revenues. Although we are engaged in the Offering described in this Offering Circular, we have no arrangements in place for all the anticipated required financing to be able to fully implement our business plan. If we are unable to continue as planned currently, we may have to curtail some or all of our business plan and operations. In such case, investors may lose some or all of their investment.
Our clinical experience with the RAP device is limited to black tattoos with one type of laser, and future trials may not result in similar results.
To date, our clinical trial data is limited to the use of the RAP device in conjunction with Q-Switched lasers treating primarily black tattoos. We do not have clinical data indicating the efficacy of the RAP device in conjunction with shorter pulse “Pico-Switched” lasers or in treating tattoo ink colors other than black. Although, based on animal and theoretical models, we believe RAP has the potential to be similarly effective in such instances, we cannot be certain. If it is not as effective in such instances, our ability to successfully commercialize the RAP device could be materially harmed.
Clinical trials may be necessary to support future product submissions to FDA. These clinical trials will be expensive and will require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Delays or failures in our clinical trials will prevent us from commercializing any modified or new products and will adversely affect our business, operating results and prospects.
Initiating and completing clinical trials necessary to support any future PMA applications, and additional safety and efficacy data beyond that typically required for a 510(k) clearance, for our possible future product candidates, will be time consuming and expensive and the outcome uncertain. Moreover, the results of early clinical trials are not necessarily predictive of future results, and any product we advance into clinical trials may not have favorable results in later clinical trials.
Conducting successful clinical studies will require the enrollment of large numbers of patients, and suitable patients may be difficult to identify and recruit. Patient enrollment in clinical trials and completion of patient participation and follow-up depends on many factors, including the size of the patient population, the nature of the trial protocol, the attractiveness of, or the discomforts and risks associated with, the treatments received by enrolled subjects, the availability of appropriate clinical trial investigators, support staff, and proximity of patients to clinical sites and able to comply with the eligibility and exclusion criteria for participation in the clinical trial and patient compliance. For example, patients may be discouraged from enrolling in our clinical trials if the trial protocol requires them to undergo extensive post-treatment procedures or follow-up to assess the safety and effectiveness of our products or if they determine that the treatments received under the trial protocols are not attractive or involve unacceptable risks or discomforts.
Development of sufficient and appropriate clinical protocols to demonstrate safety and efficacy are required and we may not adequately develop such protocols to support clearance and approval. Further, the FDA may require us to submit data on a greater number of patients than we originally anticipated and/or for a longer follow-up period or change the data collection requirements or data analysis applicable to our clinical trials. Delays in patient enrollment or failure of patients to continue to participate in a clinical trial may cause an increase in costs and delays in the approval and attempted commercialization of our products or result in the failure of the clinical trial. In addition, despite considerable time and expense invested in our clinical trials, FDA may not consider our data adequate to demonstrate safety and efficacy. Such increased costs and delays or failures could adversely affect our business, operating results and prospects.
If the third parties on which we rely to conduct our clinical trials and to assist us with pre-clinical development do not perform as contractually required or expected, we may not be able to obtain regulatory clearance or approval for or commercialize our products.
We do not have the ability to independently conduct our pre-clinical and clinical trials for our product candidates and future products and we must rely on third parties, such as contract research organizations, medical institutions, clinical investigators and contract laboratories to conduct such trials. If these third parties do not successfully carry out their contractual duties or regulatory obligations or meet expected deadlines, if these third parties need to be replaced, or if the quality or accuracy of the data they obtain is compromised due to the failure to adhere to our clinical protocols or regulatory requirements or for other reasons, our pre-clinical development activities or clinical trials may be extended, delayed, suspended or terminated, and we may not be able to obtain regulatory approval for, or successfully commercialize, our products on a timely basis, if at all, and our business, operating results and prospects may be adversely affected. Furthermore, our third-party clinical trial investigators may be delayed in conducting our clinical trials for reasons outside of their control.
The results of our clinical trials may not support our product candidate claims or may result in the discovery of adverse side effects.
Even though our first clinical trials are completed, we cannot be certain that their results will support our product candidate claims or that the FDA will agree with our conclusions regarding them. Success in pre-clinical studies and early clinical trials does not ensure that later clinical trials will be successful, and we cannot be sure that the later trials will replicate the results of prior trials and pre-clinical studies. The clinical trial process may fail to demonstrate that our product candidates are safe and effective for the proposed indicated uses, which could cause us to abandon a product candidate and may delay development of others. Any delay or termination of our clinical trials will delay the filing of our product submissions and, ultimately, our ability to commercialize our product candidates and generate revenues. It is also possible that patients enrolled in clinical trials will experience adverse side effects that are not currently part of the product candidate’s profile.
Even if our products are cleared or approved by the FDA, if we or our suppliers fail to comply with ongoing FDA requirements, or if we experience unanticipated problems with our products, these products could be subject to restrictions or withdrawal from the market.
Any product for which we obtain clearance or approval, and the manufacturing processes, reporting requirements, post-approval clinical data and promotional activities for such product, will be subject to continued regulatory review, oversight and periodic inspections by the FDA and other domestic and foreign regulatory bodies. In particular, we and our suppliers are required to comply with FDA’s Quality System Regulations, or QSR, which covers the methods and documentation of the design, testing, production, control, quality assurance, labeling, packaging, storage and shipping of any product for which we obtain clearance or approval. FDA enforces the QSR and other regulations through periodic inspections. The failure by us or one of our suppliers to comply with applicable statutes and regulations administered by the FDA, or the failure to timely and adequately respond to any adverse inspectional observations or product safety issues, could result in, among other things, any of the following enforcement actions:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	unanticipated expenditures to address or defend such actions

•	customer notifications for repair, replacement, refunds;

•	recall, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying our requests for premarket clearance or premarket approval of new products or modified products;

•	operating restrictions;

•	withdrawing premarket clearances on PMA approvals that have already been granted;

•	refusal to grant export approval for our products; or

•	criminal prosecution.
If any of these actions were to occur, it would harm our reputation and cause our product sales and profitability to suffer and may prevent us from generating revenue. Furthermore, our key component suppliers may not currently be or may not continue to be in compliance with all applicable regulatory requirements which could result in our failure to produce our products on a timely basis and in the required quantities, if at all.
Even if regulatory clearance or approval of a product is granted, such clearance or approval may be subject to limitations on the intended uses for which the product may be marketed and reduce our potential to successfully commercialize the product and generate revenue from the product. If the FDA determines that our promotional materials, labeling, training or other marketing or educational activities constitute promotion of an unapproved use, it could request that we cease or modify our training or promotional materials or subject us to regulatory enforcement actions. It is also possible that other federal, state or foreign enforcement authorities might take action if they consider our training or other promotional materials to constitute promotion of an unapproved use, which could result in significant fines or penalties under other statutory authorities, such as laws prohibiting false claims for reimbursement.
In addition, we may be required to conduct costly post-market testing and surveillance to monitor the safety or effectiveness of our products, and we must comply with medical device reporting requirements, including the reporting of adverse events and malfunctions related to our products. Later discovery of previously unknown problems with our products, including unanticipated adverse events or adverse events of unanticipated severity or frequency, manufacturing problems, or failure to comply with regulatory requirements such as QSR, may result in changes to labeling, restrictions on such products or manufacturing processes, withdrawal of the products from the market, voluntary or mandatory recalls, a requirement to repair, replace or refund the cost of any medical device we manufacture or distribute, fines, suspension of regulatory approvals, product seizures, injunctions or the imposition of civil or criminal penalties which would adversely affect our business, operating results and prospects.
We utilize a single manufacturer, Sanmina Corporation, for the manufacture of the RAP device and expect to continue to do so for commercial devices. Risks associated with the manufacturing of our products could reduce our gross margins and negatively affect our operating results.
We do not have any manufacturing facilities or direct manufacturing personnel. We currently rely, and expect to continue to rely, on Sanmina Corporation for the manufacture of the RAP device for commercial manufacture. Although Sanmina is a large contract manufacturer of medical devices, we are subject to numerous risks relating to our reliance on their manufacturing capabilities. If they encounter problems in manufacturing the RAP device then our business could be significantly impacted. These problems include:

•	inability to secure product components in a timely manner, in sufficient quantities or on commercially reasonable terms;

•	failure to increase production of the RAP device to meet demand;

•	inability to modify production lines to enable us to efficiently produce future products or implement changes in current products in response to regulatory requirements;

•	difficulty identifying and qualifying alternative manufacturers in a timely manner;

•	inability to establish agreements with future third-party manufacturers or to do so on acceptable terms; or

•	potential damage to or destruction of our manufacturers' equipment or facilities.
As demand for our products increases, our manufacturer will need to invest additional resources to purchase components, hire and train employees, and enhance their manufacturing processes. If they fail to increase production capacity efficiently, our sales may not increase in line with our expectations and our operating margins could fluctuate or decline. The RAP device has many parts that are specialized high-voltage components and many of these components are only produced by one supplier and the loss of any of these suppliers, or their inability to provide Sanmina with an adequate supply of materials, could harm our business. For our business strategy to be successful, Sanmina must be able to provide us with components in sufficient quantities, in compliance with regulatory requirements and quality control standards, in accordance with agreed upon specifications, at acceptable costs and on a timely basis. Future increases in sales of the RAP device could strain the ability of Sanmina to deliver an increasingly large supply of components and RAP systems in a manner that meets these various requirements. We do not have a long-term agreement with Sanmina and contract with Sanmina on a project-to-project basis utilizing a separate purchase order for each project. As such, there is no assurance that Sanmina will continue to provide us with manufacturing services in the future.
Our products may in the future be subject to product recalls that could harm our reputation, business and financial results.
The FDA and similar foreign governmental authorities have the authority to require the recall of commercialized products in the event of material deficiencies or defects in design or manufacture. In the case of the FDA, the authority to require a recall must be based on an FDA finding that there is a reasonable probability that the device would cause serious injury or death. Manufacturers may, under their own initiative, recall a product if any material deficiency in a device is found. A government-mandated or voluntary recall by us or one of our distributors could occur as a result of component failures, manufacturing errors, design or labeling defects or other deficiencies and issues. Recalls of any of our products would divert managerial and financial resources and have an adverse effect on our financial condition and results of operations. The FDA requires that certain classifications of recalls be reported to FDA within 10 working days after the recall is initiated. Companies are required to maintain certain records of recalls, even if they are not reportable to the FDA. We may initiate voluntary recalls involving our products in the future that we determine do not require notification of the FDA. If the FDA disagrees with our determinations, they could require us to report those actions as recalls. A future recall announcement could harm our reputation with customers and negatively affect our sales. In addition, the FDA could take enforcement action for failing to report the recalls when they were conducted.

If our products cause or contribute to a death or a serious injury, or malfunction in certain ways, we will be subject to medical device reporting regulations, which can result in voluntary corrective actions or agency enforcement actions.
Under the FDA medical device reporting regulations, medical device manufacturers are required to report to the FDA information that a device has or may have caused or contributed to a death or serious injury or has malfunctioned in a way that would likely cause or contribute to death or serious injury if the malfunction of the device or one of our similar devices were to recur. If we fail to report these events to the FDA within the required timeframes, or at all, FDA could take enforcement action against us. Any such adverse event involving our products also could result in future voluntary corrective actions, such as recalls or customer notifications, or agency action, such as inspection or enforcement action. Any corrective action, whether voluntary or involuntary, as well as defending ourselves in a lawsuit, will require the dedication of our time and capital, distract management from operating our business, and may harm our reputation and financial results.
We have limited experience in assembling and testing our products and may encounter problems or delays in the assembly of our products or fail to meet certain regulatory requirements which could result in an adverse effect on our business and financial results.
We have limited experience in assembling and testing our RAP device, and no experience in doing so on a commercial scale. To become profitable, we must assemble and test the RAP device in commercial quantities in compliance with regulatory requirements and at an acceptable cost. Increasing our capacity to assemble and test our products on a commercial scale will require us to improve internal efficiencies. We may encounter a number of difficulties in increasing our assembly and testing capacity, including:

•	managing production yields;

•	maintaining quality control and assurance;

•	providing component and service availability;

•	maintaining adequate control policies and procedures;

•	hiring and retaining qualified personnel; and

•	complying with state, federal and foreign regulations.
If we are unable to satisfy commercial demand for our RAP device due to our inability to assemble and test our RAP device, our ability to generate revenue would be impaired, market acceptance of our products could be adversely affected and customers may instead purchase or use, our competitors’ products.
Certain parts used in the manufacturing of our equipment may experience shortages in global supply which could impact our ability to manufacture our device for customers or maintain research and development timelines.
There are a number of component parts used in the manufacture of our device that are used by many manufacturers in a variety of products. We will compete with other manufacturers for the supply of these components. Additionally, certain parts that are currently in our design may be discontinued by our supplier requiring us to find alternative parts. This issue may require us to change the design of our device or purchase significant inventories of these parts in order to protect against manufacturing delays. We may not be able to procure alternative components or adequate raw material inventories which would result in an inability to produce our device.

U.S. legislative or FDA regulatory reforms may make it more difficult and costly for us to obtain regulatory approval of our product candidates and to manufacture, market and distribute our products after approval is obtained.
From time to time, legislation is drafted and introduced in Congress that could significantly change the statutory provisions governing the regulatory approval, manufacture and marketing of regulated products or the reimbursement thereof. In addition, FDA regulations and guidance are often revised or reinterpreted by the FDA in ways that may significantly affect our business and our products. Any new regulations or revisions or reinterpretations of existing regulations may impose additional costs or lengthen review times of future products. In addition, FDA regulations and guidance are often revised or reinterpreted by the agency in ways that may significantly affect our business and our products. It is impossible to predict whether legislative changes will be enacted or FDA regulations, guidance or interpretations changed, and what the impact of such changes, if any, may be.
For example, the policies of the new administration and their impact on the regulation of our products in the United States remain uncertain.  The outcome of the 2016 election and the forthcoming 2018 mid-term elections could result in significant legislative and regulatory reforms impacting the FDA’s regulation of our products.  Any change in the laws or regulations that govern the clearance and approval processes relating to our current and future products could make it more difficult and costly to obtain clearance or approval for new products, or to produce, market and distribute existing products. Significant delays in receiving clearance or approval, or the failure to receive clearance or approval for our new products would have an adverse effect on our ability to expand our business.
We cannot assure you that we will generate revenue or become profitable in the future.
Our products may never be cleared by the FDA or become commercially viable or accepted for use. We have incurred significant losses since our inception and expect to experience operating losses and negative cash flow for the foreseeable future. We expect to expend significant resources on hiring of personnel, continued scientific and product research and development, product testing and preclinical and clinical investigation, intellectual property development and prosecution, marketing and promotion, capital expenditures, working capital, general and administrative expenses, and fees and expenses associated with our capital raising efforts. We expect to incur costs and expenses related to consulting costs, hiring of scientists, engineers, science and other operational personnel, and the continued development of relationships with strategic partners.
We anticipate needing additional financing over the longer term to execute our business plan and fund operations, which additional financing may not be available on reasonable terms or at all.
As of March 31, 2018, we had total assets of $446,000, including cash of $11,000. We have an accumulated deficit as of March 31, 2018, of $33.2 million. The proceeds from this Offering are expected to provide capital for the next 16 months, if we complete the minimum offering, or 13 months, if we complete the maximum offering, that will fund a limited market launch of the RAP device and associated sales and marketing activities. However, we believe that we will require additional capital to mount a major sales and marketing effort and execute our business plan. We cannot give any assurance that we will be able to obtain all the necessary funding that we may need. We may pursue additional funding through various financing sources, including additional public offerings, the issuance of debt securities, fees associated with licensing some or all of our technology, joint ventures with capital partners and project type financing. There can be no assurance that funds will be available on commercially reasonable terms, if at all. If financing is not available on satisfactory terms, we may be unable to further pursue our business plan and we may be unable to continue operations, in which case you may lose some or all of your investment. Alternatively, we may consider changes in our business plan that might enable us to achieve aspects of our business objectives and lead to some commercial success with a smaller amount of capital, but we cannot assure that changes in our business plan will result in revenues or maintain any value in your investment.

We do not have any sales, marketing, and distribution capabilities or arrangements, and will need to create these as we move towards commercialization of our products.
We do not yet have sales, marketing, and distribution capabilities or arrangements. To be able to commercialize our potential products, we will need to develop all of the foregoing. We have limited experience in establishing these capabilities, and therefore, we may be unsuccessful in achieving commercialization and earning revenues. We believe that setting up the commercialization parts of the company will take substantial capital and commitment of time and effort. We may seek development and marketing partners for RAP technology and license technology that is complementary, but not directly associated with RAP technology to others in order to avoid our having to provide the marketing, manufacturing and distribution capabilities within our organization. There can be no assurance that we will find any development and marketing partners or companies that are interested in licensing our technology. If we are unable to establish and maintain adequate sales, marketing, manufacturing and distribution capabilities, independently or with others, we will not be able to generate product revenue, and may not become profitable.
Even if the RAP device is cleared by the FDA, achieving and maintaining market acceptance of the RAP device for tattoo removal could be negatively impacted by many factors, which may prevent us from successfully commercializing the RAP device.
Even if the RAP device is cleared by the FDA, we may not be successful achieving market acceptance of the RAP device for tattoo removal. Many factors could negatively impact our ability to achieve or maintain market acceptance, including:

•
the failure of the RAP device to achieve wide acceptance among people who regret having one or more tattoos or have a tattoo they would like to modify (prospective clients), dermatologists, and key opinion leaders in the tattoo removal community;

•	possible reluctance by dermatologists to change their current practices because of perceived liability risks arising from the use of new products

•	perceived risks associated with the use of the RAP device or similar products or technologies generally;

•	the introduction of competitive products and the rate of acceptance of those products as compared to the RAP device;

•	adverse results of future clinical trials relating to the RAP device or similar competitive products; and

•	adverse publicity or other adverse events including any product liability lawsuits.
If we are not successful in convincing prospective clients and dermatologists of the benefits of the RAP device then our sales potential, strategic objectives and profitability could be negatively impacted, which would adversely affect our business, financial condition and operating results.
If important assumptions we have made about what prospective clients want and are willing to purchase are inaccurate, our business and operating results may be adversely affected.
Our business strategy was developed based on a number of important assumptions about prospective clients, including their desire to have one or more tattoos removed, their reasons for not taking action to remove those tattoos to date and their willingness to pay for an improved method of removing their tattoos. These assumptions were based on published secondary research, as well as primary research commissioned by us. This research may be flawed and/or any of the resulting assumptions may prove to be inaccurate. If so, our efforts to commercialize the RAP device, even if cleared by the FDA, may fall short of expectations and you could lose some or all of your investment.
The tattoo removal process is an elective procedure that is not reimbursable and to the extent there is a general reduction in discretionary spending that could result in a reduction in the demand for tattoo removal services.
The decision to undergo a procedure from our systems will be driven by consumer demand. Procedures performed using our systems will be elective procedures, the cost of which must be borne by the patient and are not reimbursable through government or private health insurance. In times of economic uncertainty or recession, individuals often reduce the amount of money that they spend on discretionary items, including aesthetic procedures. The general economic difficulties being experienced and the lack of availability of consumer credit for some of our customers' patients could adversely affect the markets in which we will operate.
We expect to operate in a highly competitive market, we may face competition from large, well-established medical device and product manufacturers with significant resources, and we may not be able to compete effectively.
A method for facilitating multiple laser passes in a single office visit by applying a chemically infused patch (PFD Patch) to the skin was introduced to the market within the last several years. Although we believe, based on currently available published clinical data for the PFD Patch, that the Soliton method is more effective than the PFD Patch, the company that owns the PFD Patch, Merz Pharma, has substantially more resources than Soliton. Furthermore, we have made this assessment based on separate clinical trials with differing protocols, not on a direct head-to-head comparison between the PFD Patch and the Soliton method, so we cannot be certain that the Soliton method is more effective. Also, there are currently a number of laser companies such as Lumenis, Cynosure (Hologic) and Cutera that market their lasers for tattoo removal and all of these companies have substantially more resources than Soliton. Furthermore, our clinical trials have demonstrated clinically significant improvement in tattoo fading over laser alone. Since we are pursuing FDA clearance for the RAP device to treat tattoos in conjunction with lasers, some of these companies may view our product as a competitive threat.
Also, there may be numerous companies of which we are not aware that may be working on separate technology for tattoo fading or removal. As well, the broader market for energy-based devices in the aesthetic market is becoming more competitive. Over time, we believe this field will become subject to more rapid change and new devices and products will emerge. We may find ourselves in competition with companies that have competitive advantages over us, such as:

•	greater name recognition;

•	established relations with dermatologists;

•	established distribution networks;

•	additional lines of products, and the ability to offer rebates, higher discounts or incentives to gain a competitive advantage; and

•	greater financial and human resources for product development, sales and marketing, and patent litigation.
As a result, we may not be able to compete effectively against these companies or their devices and products.

Rapidly changing technology in life sciences could make the products we are developing obsolete.
The medical device and life-science industry in general is characterized by rapid and significant technological changes, frequent new product introductions and enhancements and evolving industry standards. Our future success will depend on our ability to continually develop and then improve the products that we design and to develop and introduce new products that address the evolving needs of our customers on a timely and cost-effective basis.
If we do not enhance our product offerings through our research and development efforts on a timely basis, we may fail to effectively compete or become profitable.
In order to capture and grow market share in the tattoo removal market, we will need to enhance and broaden our product offerings to meet the evolving demands of patients and dermatologists, as well as compete against new technologies. The success of the RAP device or future versions of the RAP device will depend on numerous factors, including our ability to:

•	identify product enhancements that improve performance of tattoo removal and clinicians’ ability to use the device and successfully incorporate those features into our products;

•	develop and introduce future generations of the RAP device in a timely manner;

•	offer products at a price that is competitive with other products then available; and

•	adequately protect our intellectual property and avoid infringing upon the intellectual property rights of third-parties.
We have in the past experienced, and we may in the future experience, delays in various phases of product development and commercial launch, including engineering, manufacturing, and marketing. Any delays in our anticipated product launches may significantly impede our ability to successfully compete in our markets. In particular, such delays could cause customers to delay or forego purchases of our products. Even if we are able to successfully develop the RAP device or future versions of the RAP device when anticipated, these products may not produce sales in excess of the costs of development, and they may be quickly rendered obsolete by the changing preferences of dermatologists and patients, or the introduction by our competitors of products embodying new technologies or features.
Potential complications from the RAP device or future versions of the RAP device may not be revealed by our clinical experience or other testing. Undetected errors or defects in the RAP device or future versions of the RAP device could harm our reputation, decrease the market acceptance of the RAP device or expose us to product liability claims.
Our RAP device is a highly complex device with many potential areas for undetected errors, defects or other complications. We cannot be certain that our clinical and other safety and efficacy testing has revealed all such complications. If such complications emerge in the future, we may not have sufficient resources to address them and our commercialization plans could be materially adversely affected.
If we lose key management personnel, or if we fail to recruit additional highly skilled personnel, our ability to expand our operations and increase the size of our company will be impaired, and we may experience loss of markets or market share and we may become less competitive.
As of May 31, 2018, we had six full-time employees and two part-time employees. Because of our small size, growth in accordance with our business plan, will place a significant strain on our financial, technical, operational and management resources. As we advance our product candidates through commercial development, launch and post-launch activities, we will need to increase our product development, scientific and administrative headcount to manage these programs.
We are highly dependent upon the principal members of our management team, scientific advisory board and consultants. These persons have significant experience not only in development, regulatory, commercialization and business development activities, but also with the RAP system, acoustic energy and the biology of tattoos. If we lose one or more of our executive officers or key employees or consultants, our ability to implement our business strategy successfully could be seriously harmed. Any of our executive officers or key employees or consultants may terminate their employment at any time. Replacing executive officers, key employees and consultants may be difficult and may take an extended period of time because of the limited number of individuals in our industry with the breadth of skills and experience required to develop, gain regulatory approval of and commercialize products successfully. Competition to hire and retain employees and consultants from this limited pool is intense, and we may be unable to hire, train, retain or motivate these additional key personnel and consultants. Our failure to retain key personnel or consultants could materially harm our business.
In addition, we have scientific and clinical advisors and consultants who assist us in formulating our regulatory and clinical strategies. These advisors are not our employees and may have commitments to, or consulting or advisory contracts with, other entities that may limit their availability to us and typically they will not enter into non-compete agreements with us. If a conflict of interest arises between their work for us and their work for another entity, we may lose their services. In addition, our advisors may have arrangements with other companies to assist those companies in developing products or technologies that may compete with ours.
In addition, to meet our obligations as a public company, we may need to increase our general and administrative capabilities. Our management, personnel and systems currently in place may not be adequate to support this future growth. If we are unable to successfully manage this growth and increased complexity of operations, our business may be adversely affected.
If we are unable to establish good relationships with physicians, our business could be negatively affected.
Our business model will depend on the distribution of our RAP device into the offices of practicing dermatologists and other physicians. This will require us to build and maintain good relationships with physicians who will have a significant source of patients that will generate treatment revenues for both the physician and the Company. If we are unable to establish good relationships with physicians and maintain them, it will jeopardize both device and replaceable component revenues.
Risks Related to our License Agreement and Intellectual Property
We have licensed the intellectual property rights for our technology from MD Anderson, and if our license agreement with MD Anderson is terminated our business will be materially harmed.
We obtained a royalty-bearing, worldwide, exclusive license to intellectual property rights, including patent rights related to RAP technology from the University of Texas on behalf of the MD Anderson Cancer Center. If we become insolvent, cannot meet commercial diligence requirements contained in the licensing agreement, or fail to make annual maintenance fee payments without curing the default, then the technology will revert back to MD Anderson. Furthermore, if we are successful in commercializing and selling the RAP device, we will owe milestone and royalty payments pursuant to this license. If we fail to make those payments in accordance with the license, our license could be terminated.

We may incur substantial costs as a result of litigation or other proceedings relating to patent and other intellectual property rights.
We may from time to time seek to enforce our intellectual property rights against infringers when we determine that a successful outcome is probable and may lead to an increase in the value of the intellectual property. If we choose to enforce our patent rights against a party, then that individual or company has the right to ask the court to rule that such patents are invalid or should not be enforced. Additionally, the validity of our patents and the patents we have licensed may be challenged if a petition for post grant proceedings such as inter-parties review and post grant review is filed within the statutorily applicable time with the U.S. Patent and Trademark Office (USPTO). These lawsuits and proceedings are expensive and would consume time and resources and divert the attention of managerial and scientific personnel even if we were successful in stopping the infringement of such patents. In addition, there is a risk that the court will decide that such patents are not valid and that we do not have the right to stop the other party from using the inventions. There is also the risk that, even if the validity of such patents is upheld, the court will refuse to stop the other party on the ground that such other party's activities do not infringe our intellectual property rights. In addition, in recent years the U.S. Supreme Court modified some tests used by the USPTO in granting patents over the past 20 years, which may decrease the likelihood that we will be able to obtain patents and increase the likelihood of a challenge of any patents we obtain or license.
If we are unable to protect the intellectual property used in our products, others may be able to copy our innovations which may impair our ability to compete effectively in our markets.
The strength of our patents involves complex legal and scientific questions and can be uncertain. We have 8 families of patents. As of March 31, 2018, our patent portfolio is comprised of 5 pending U.S. patent applications, 10 granted and 28 pending foreign counterpart patent applications, and 4 pending PCT patent applications, each of which we either own directly or we are the exclusive licensee. These patent applications may be challenged or fail to result in issued patents, or if issued, these patents and our existing patents may be too narrow to prevent third-parties from developing or designing around our intellectual property and in that event, we may lose competitive advantage, which could result in harm to our business.
We may be subject to claims that our employees have wrongfully used or disclosed alleged trade secrets of their former employers.
As is common in the medical device industry, we employ individuals who were previously employed at other medical device companies, including our competitors or potential competitors. We may be subject to claims that these employees, or we, have used or disclosed trade secrets or other proprietary information of their former employers. Litigation may be necessary to defend against these claims. Even if we are successful in defending against these claims, litigation could result in substantial costs and be a distraction to management.
If we are unable to protect the confidentiality of our proprietary information and know-how, the value of our technology and products could be adversely affected.
In addition to patented technology, we rely upon, among other things, unpatented proprietary technology, processes, trade secrets and know-how. Any involuntary disclosure to or misappropriation by third-parties of our confidential or proprietary information could enable competitors to duplicate or surpass our technological achievements, potentially eroding our competitive position in our market. We seek to protect confidential or proprietary information in part by confidentiality agreements with our employees, consultants and third-parties. While we require all of our employees, consultants, advisors and any third-parties who have access to our proprietary know-how, information and technology to enter into confidentiality agreements, we cannot be certain that this know-how, information and technology will not be disclosed or that competitors will not otherwise gain access to our trade secrets or independently develop substantially equivalent information and techniques. These agreements may be terminated or breached, and we may not have adequate remedies for any such termination or breach. Furthermore, these agreements may not provide meaningful protection for our trade secrets and know-how in the event of unauthorized use or disclosure. To the extent that any of our staff were previously employed by other pharmaceutical, medical technology or biotechnology companies, those employers may allege violations of trade secrets and other similar claims in relation to their medical device development activities for us.
Risks Relating to this Offering of Our Common Stock
There has been no public market for our common stock and an active market may not develop or be sustained, which could limit your ability to sell shares of our common stock.
There currently is no public market for our common stock, and our common stock will not be traded in the open market prior to this Offering. Although we intend to list the common stock on the NASDAQ Capital Market in connection with this Offering, an adequate trading market for the common stock may not develop or be sustained after this Offering. The initial public offering price will be determined by negotiations between the underwriter and our board of directors and may not be representative of the market price at which our shares of common stock will trade after this offering. In particular, we cannot assure you that you will be able to resell your shares at or above the initial public offering price.
The best efforts structure of this Offering may yield insufficient gross proceeds to fully execute on our business plan.
The underwriter is offering shares of our common stock in this Offering on a best efforts basis. The underwriter is not required to sell any specific number or dollar amount of common stock but will use their best efforts to sell the shares offered by us. It is a condition to this Offering that, upon the closing of the Offering, our common stock would qualify for listing on the NASDAQ Capital Market. In order to list, the NASDAQ Capital Market requires that, among other criteria, at least 1,000,000 publicly-held shares of our common stock be outstanding, the shares be held in the aggregate by at least 300 round lot holders, the market value of the publicly-held shares of our common stock be at least $15.0 million, our stockholders’ equity after giving effect to the sale of our shares in this Offering be at least $4.0 million, the bid price per share of our common stock be $4.00 or more. As a “best efforts” offering, there can be no assurance that we will successfully raise this minimum amount, that the Offering will satisfy the listing conditions required to trade our common stock on the NASDAQ Capital Market or that the Offering contemplated by this Offering Circular will ultimately be completed or will result in any proceeds being made available to us.
The success of this Offering will impact, in large part, our ability to cover expenses and finance operations over the next 13-16 months. We believe the net proceeds of this Offering, together with our cash and cash equivalents, including the remaining proceeds from our recent private placement of our unsecured promissory notes, will be sufficient to meet our cash, operational and liquidity requirements for at least 16 months if we sell a minimum of 1,500,000 shares and for at least 13 months if we sell all 3,000,000 shares of our common stock in this Offering. Should we raise the maximum, we will commercialize the device at a faster pace and therefore spend at a faster pace. The operating plan that we would enact should we raise the minimum includes a significant reduction in planned staffing, travel, research and development spending, and other overhead to mirror the reduced pace of development. If no shares are sold in this Offering, or if we sell only the minimum number of shares yielding insufficient gross proceeds, we may be unable to cover our expenses, sufficiently fund operations or fully execute on our business plan. This could potentially result in a material adverse effect on our business, Offering Circular, financial condition and results of operations.

If securities or industry analysts do not publish research or reports about us, or if they adversely change their recommendations regarding our common stock, then our stock price and trading volume could decline.
The trading market for our common stock will be influenced by the research and reports that industry or securities analysts publish about us, our industry and our market. If no analyst elects to cover us and publish research or reports about us, the market for our common stock could be severely limited and our stock price could be adversely affected. In addition, if one or more analysts ceases coverage of us or fails to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline. If one or more analysts who elect to cover us issue negative reports or adversely change their recommendations regarding our common stock, our stock price could decline.
Purchasers in this Offering will experience immediate and substantial dilution in net tangible book value.
The initial public offering price is substantially higher than the net tangible book value of each outstanding share of our common stock. Purchasers of common stock in this Offering will experience immediate and substantial dilution on a book value basis. The dilution per share in the net tangible book value per share of common stock will be $4.58 per share if the minimum number of shares are sold and $4.15 per share if the maximum number of shares are sold, based on a $5.00 initial public offering price, and assuming, for purposes of the dilution calculations contained in this Offering Circular, the conversion of all of our outstanding preferred stock including accrued dividends into an aggregate of 3,329,418 shares of our common stock contemporaneously with the closing of this Offering and the conversion of all of our outstanding unsecured promissory notes into an aggregate of 6,689,290 shares of our common stock contemporaneously with the closing of this Offering (inclusive of shares issuable for accrued interest through June 30, 2018 under such notes). See “Dilution.”
Your ownership may be diluted if additional capital stock is issued to raise capital, to finance acquisitions or in connection with strategic transactions.
We intend to seek to raise additional funds, finance acquisitions or develop strategic relationships by issuing equity or convertible debt securities in addition to the shares issued in this Offering, which would reduce the percentage ownership of our existing stockholders. Our board of directors has the authority, without action or vote of the stockholders, to issue all or any part of our authorized but unissued shares of common or preferred stock. Prior to this Offering, our certificate of incorporation will be amended to authorize us to issue up to 100,000,000 shares of common stock . Future issuances of common stock would reduce your influence over matters on which stockholders vote and would be dilutive to earnings per share.
The concentration of our common stock ownership by a single shareholder will limit your ability to influence corporate matters.
Upon completion of this Offering, and assuming the conversion of all our outstanding unsecured promissory notes with interest accrued through June 30, 2018 and convertible preferred stock with accrued dividends contemporaneously with the closing of this Offering, a single shareholder, Remeditex Ventures, LLC (Remeditex) will beneficially own and will be able to vote in the aggregate 60.3% of our outstanding common stock if the minimum number of shares are sold and 54.4% of our outstanding common stock if the maximum number of shares offered are sold. As such, Remeditex, will continue to have the ability to exert significant influence over all corporate activities, including the election or removal of directors and the outcome of tender offers, mergers, proxy contests or other purchases of common stock that could give our stockholders the opportunity to realize a premium over the then-prevailing market price for their shares of common stock. This concentrated control will limit your ability to influence corporate matters and, as a result, we may take actions that purchasers in this Offering do not view as beneficial. In addition, such concentrated control could discourage others from initiating changes of control. In such cases, the perception of our prospects in the market may be adversely affected and the market price of our common stock may decline.
Certain provisions in our organizational documents could enable our board of directors to prevent or delay a change of control.
Our organizational documents at the time of the Offering will contain provisions that may have the effect of discouraging, delaying or preventing a change of control of, or unsolicited acquisition proposals, that a stockholder might consider favorable. These include provisions:

•	prohibiting the stockholders from acting by written consent;

•	requiring advance notice of director nominations and of business to be brought before a meeting of stockholders;

•	requiring a majority vote of the outstanding shares of common stock to amend the bylaws; and

•	limiting the persons who may call special stockholders’ meetings.

In addition, Delaware law makes it difficult for stockholders that recently have acquired a large interest in a corporation to cause the merger or acquisition of the corporation against the directors’ wishes. Under Section 203 of the Delaware General Corporation Law, a Delaware corporation may not engage in any merger or other business combination with an interested stockholder for a period of three years following the date that the stockholder became an interested stockholder except in limited circumstances, including by approval of the corporation’s board of directors.
We have no intention of declaring dividends in the foreseeable future.
The decision to pay cash dividends on our common stock rests with our board of directors and will depend on our earnings, unencumbered cash, capital requirements and financial condition. We do not anticipate declaring any dividends in the foreseeable future, as we intend to use any excess cash to fund our operations. Investors in our common stock should not expect to receive dividend income on their investment, and investors will be dependent on the appreciation of our common stock to earn a return on their investment.
If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our business and our stock price.
Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently.  Our management has concluded that our internal controls over financial reporting are ineffective and has identified a material weakness in our internal controls due to the lack of segregation of duties. While management is working to remediate the material weakness, there is no assurance that such changes, when economically feasible and sustainable, will remediate the identified material weaknesses or that the controls will prevent or detect future material weaknesses. If we are not able to maintain effective internal control over financial reporting, our financial statements, including related disclosures, may be inaccurate, which could have a material adverse effect on our business. We may discover additional material weaknesses in our internal financial and accounting controls and procedures that need improvement from time to time.

Management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with United States generally accepted accounting principles. Management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our company will have been detected.
Assuming the completion of this Offering, we will be required to comply with Section 404 of the Sarbanes-Oxley Act in connection with our future annual and quarterly reports on Form 10-K and Form 10-Q, commencing with the second Form 10-K we are required to file. We expect to expend significant resources in developing the necessary documentation and testing procedures required by Section 404. We cannot be certain that the actions we will be taking to improve our internal controls over financial reporting will be sufficient, or that we will be able to implement our planned processes and procedures in a timely manner. In addition, if we are unable to produce accurate financial statements on a timely basis, investors could lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.
The requirements of being a public company may strain our resources, divert management’s attention and affect our ability to attract and retain qualified board members.
Once we are a public company, we will incur additional accounting, legal and other expenses that we did not incur as a private company. We will incur costs associated with our public company reporting requirements. We also anticipate that we will incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act of 2002, as well as rules and regulations implemented by the SEC and The NASDAQ Stock Market. We expect these rules and regulations to increase our legal and financial compliance costs and to make some activities more time-consuming and costly. Furthermore, these rules and regulations could make it more difficult or costlier for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. The impact of these requirements could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, our board committees or as executive officers. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
The protection provided by the federal securities laws relating to forward-looking statements does not apply to us.
The lack of this protection could harm us in the event of an adverse outcome in a legal proceeding relating to forward-looking statements made by us. Although federal securities laws provide a safe harbor for forward-looking statements made by a public company that files reports under the federal securities laws, this safe harbor is not available to certain issuers, including issuers that do not have their equity traded on a recognized national securities exchange at the time the statement is made. Our common stock does not currently trade on any recognized national securities exchange. As a result, we will not have the benefit of this safe harbor protection in the event of any legal action based upon a claim that the material provided by us contained a material misstatement of fact or was misleading in any material respect because of our failure to include any statements necessary to make the statements not misleading. The lack of this protection in a contested proceeding could harm our financial condition.

As an “emerging growth company” under the Jumpstart Our Business Startups Act, or JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements.
As an “emerging growth company” under the JOBS Act, we are permitted to, and intend to, rely on exemptions from certain disclosure requirements. We are an emerging growth company until the earliest of:

•	the last day of the fiscal year during which we have total annual gross revenues of $1 billion or more;

•	the last day of the fiscal year following the fifth anniversary of this Offering;

•	the date on which we have, during the previous 3-year period, issued more than $1 billion in non-convertible debt; or

•	the date on which we are deemed a “large accelerated issuer” as defined under the federal securities laws.
For so long as we remain an emerging growth company, we will not be required to:

•	have an auditor report on our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002;

•
comply with any requirement that may be adopted by the Public Company Accounting Oversight Board regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis);

•
submit certain executive compensation matters to shareholders advisory votes pursuant to the “say on frequency” and “say on pay” provisions (requiring a non-binding shareholder vote to approve compensation of certain executive officers) and the “say on golden parachute” provisions (requiring a non-binding shareholder vote to approve golden parachute arrangements for certain executive officers in connection with mergers and certain other business combinations) of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010;

•
include detailed compensation discussion and analysis in our filings under the Securities Exchange Act of 1934, as amended, and instead may provide a reduced level of disclosure concerning executive compensation;

•	present more than two years of audited financial statements or two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations, or MD&A; and

•	immediately adopt new or revised financial accounting standards under §107 of the JOBS Act; instead we are eligible to claim longer phase-in periods.
We intend to take advantage of all of these reduced reporting requirements and exemptions, including the longer phase-in periods for the adoption of new or revised financial accounting standards under §107 of the JOBS Act. The Company has elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.
Certain of these reduced reporting requirements and exemptions were already available to us due to the fact that we also qualify as a “smaller reporting company” under SEC rules. For instance, smaller reporting companies are not required to obtain an auditor attestation and report regarding management’s assessment of internal control over financial reporting; are not required to provide a compensation discussion and analysis; are not required to provide a pay-for-performance graph or CEO pay ratio disclosure; and may present only two years of audited financial statements and related MD&A disclosure.
Under the JOBS Act, we may take advantage of the above-described reduced reporting requirements and exemptions for up to five years after our initial sale of common equity pursuant to a registration statement declared effective under the Securities Act of 1933, or such earlier time that we no longer meet the definition of an emerging growth company. Further, under current SEC rules, we will continue to qualify as a “smaller reporting company” for so long as we have a public float (i.e., the market value of common equity held by non-affiliates) of less than $75 million as of the last business day of our most recently completed second fiscal quarter.
We cannot predict if investors will find our securities less attractive due to our reliance on these exemptions. If investors were to find our common stock less attractive as a result of our election, we may have difficulty raising all of the proceeds we seek in this Offering.
After the completion of this Offering, we may be at an increased risk of securities class action litigation.
Historically, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially relevant for us because biotechnology companies have experienced significant stock price volatility in recent years. If we were to be sued, it could result in substantial costs and a diversion of management’s attention and resources, which could harm our business.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
We make forward-looking statements under the “Summary,” “Risk Factors,” “Business,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and in other sections of this Offering Circular. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “should,” “would,” “could,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or “continue,” and the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to known and unknown risks, uncertainties and assumptions about us, may include projections of our future financial performance based on our growth strategies and anticipated trends in our business. These statements are only predictions based on our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the numerous risks and uncertainties described under “Risk Factors.”
While we believe we have identified material risks, these risks and uncertainties are not exhaustive. Other sections of this Offering Circular describe additional factors that could adversely impact our business and financial performance. Moreover, we operate in a very competitive and rapidly changing environment. New risks and uncertainties emerge from time to time, and it is not possible to predict all risks and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.
Although we believe the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, level of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should not rely upon forward-looking statements as predictions of future events. We are under no duty to update any of these forward-looking statements after the date of this Offering Circular to conform our prior statements to actual results or revised expectations, and we do not intend to do so.
Forward-looking statements include, but are not limited to, statements about:

•	our ability to obtain additional funding to commercialize RAP for tattoo removal, develop the RAP device for other indications and develop our dermatological technologies;

•
the need to obtain regulatory approval for our Generation 1 RAP device, and the potential to obtain an additional approval when we modify the Generation 1 RAP device to become our Generation 2 device before our initial market launch and to become our Generation 3 device before our nationwide launch;

•	the success of our future clinical trials;

•	compliance with obligations under our intellectual property license with MD Anderson;

•	market acceptance of the RAP device;

•	competition from existing products or new products that may emerge;

•	potential product liability claims;

•	our dependency on third-party manufacturers to supply or manufacture our products;

•	our ability to establish or maintain collaborations, licensing or other arrangements;

•	our ability and third parties’ abilities to protect intellectual property rights;

•	our ability to adequately support future growth; and

•	our ability to attract and retain key personnel to manage our business effectively.
We caution you not to place undue reliance on the forward-looking statements, which speak only as of the date of this Offering Circular in the case of forward-looking statements contained in this Offering Circular.
This Offering Circular also incorporates estimates and other statistical data made by independent parties and by us relating to market size and growth and other data about our industry. This data involves a number of assumptions and limitations, and you are cautioned not to give undue weight to such estimates. In addition, projections, assumptions and estimates of our future performance and the future performance of the markets in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS
Based on an initial public offering price of $5.00 per share, we estimate that the net proceeds from this Offering, after deducting underwriting commissions and expenses payable by us and other offering expenses payable by us, will be approximately $6.7 million if we sell a minimum of 1,500,000 shares and approximately $13.7 million if we sell all 3,000,000 shares of our common stock in this Offering. However, this is a best efforts offering and there is no assurance that we will sell any shares or receive any proceeds.
We intend to use the proceeds from this Offering as follows:

	Assuming Minimum Offering	Assuming Maximum Offering
Offering costs	$800,000	$1,325,000
Cost to conduct cellulite trials	300,000	460,000
Payment of deferred salaries to officers (2)	50,000	465,000
Commercialization of the RAP device	1,275,000	3,500,000
Research, IP and license fees	600,000	850,000
Tattoo Trials for additional claims	—	300,000
Brand development	—	1,500,000
Working Capital	4,475,000	6,600,000
Total Proceeds (1)	$7,500,000	$15,000,000

(1)
If we complete the maximum offering, we estimate that we will have sufficient funds to complete the commercialization of our device to be sold in the initial limited market launch as well as the proof-of-concept and FDA Cellulite studies. If we complete the minimum offering, we estimate that we will require additional financing of at least $3.6 million to complete the commercialization plus such additional working capital to fund our operations during the pendency of the development work. The timing and costs of clinical trials are difficult to predict and as such the foregoing estimates may prove to be inaccurate.

(2)
The payment of the deferred salaries includes a $50,000 payment to our Chief Marketing Officer in the minimum offering and payments of $131,000 to our Executive Chairman, $131,000 to our President and Chief Science Officer, $98,000 to our Chief Operating Officer, the same $50,000 to our Chief Marketing Officer and $55,000 to our Chief Financial Officer in the maximum offering.

We believe the net proceeds of this Offering, together with our cash and cash equivalents, including the remaining proceeds from our recent private placement of our unsecured promissory notes, will be sufficient to meet our cash, operational and liquidity requirements for at least 16 months if we sell a minimum of 1,500,000 shares and for at least 13 months if we sell all 3,000,000 shares of our common stock in this Offering. Should we raise the maximum, we will commercialize the device at a faster pace and therefore spend at a faster pace. The operating plan that we would enact should we raise the minimum includes a significant reduction in planned staffing, travel, research and development spending, and other overhead to mirror the reduced pace of development.
As of the date of this Offering circular, we cannot specify with certainty all of the particular uses for the net proceeds to us from this Offering. Accordingly, our management will have broad discretion in the application of these proceeds. Net offering proceeds not immediately applied to the uses summarized above will be invested in short-term investments such as money market funds, commercial paper, U.S. treasury bills and similar securities investments pending their use.

SELECTED FINANCIAL DATA
The following tables set forth our selected financial data for the periods indicated. The following selected financial data for the years ended December 31, 2016 and 2017 and the quarters ended March 31, 2018 and 2017 are derived from our financial statements appearing elsewhere in this Offering Circular. The data should be read together with “Management’s Discussion and Analysis Discussion of Analysis of Financial Condition and Results of Operations” and in conjunction with the financial statements, related notes, and other financial information included elsewhere in this Offering Circular.
Our historical results are not necessarily indicative of the results to be expected in the future.

	Year Ended		Quarter Ended
	December 31,		March 31,
	2017	2016	2018	2017
			(Unaudited)	(Unaudited)
Statement of Operations Data:
Revenue	$—	$—	$—	$—
Expenses:
Research and development expenses	3,965,276	4,146,777	692,725	1,151,873
Sales and marketing expenses	91,288	33,929	12,500	18,120
Administrative expenses	3,001,969	3,054,762	449,029	742,100
Depreciation and amortization	130,075	82,523	30,561	32,386
Operating loss	(7,188,608)	(7,317,991)	(1,184,815)	(1,944,479)

Other income (expenses):
Interest expense, net	(295,830)	—	(166,850)	(21,645)
Other income	4,751	16,732	—	—
Total other income (expenses)	(291,079)	16,732	(166,850)	(21,645)

Loss before income taxes	(7,479,687)	(7,301,259)	(1,351,665)	(1,966,124)
Income tax expense	937	2,312		937
Net loss	(7,480,624)	(7,303,571)	(1,351,665)	(1,967,061)
Net loss available to common shareholders	$(7,480,624)	$(7,303,571)	$(1,351,665)	$(1,967,061)

Basic and diluted loss per common share	$(4.40)	$(4.80)	$(0.74)	$(1.20)

Basic and diluted weighted-average shares outstanding	1,700,275	1,522,619	1,820,556	1,643,056

CAPITALIZATION
The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2018 on:

•	an actual basis; and

•
a pro forma as adjusted basis after giving effect to: (1) (a) the sale of a minimum of 1,500,000 shares of our common stock in this Offering at an estimated initial public offering price of $5.00 per share and our receipt of the estimated $6.7 million in net proceeds from this Offering, after deducting underwriting commissions and estimated offering expenses payable by us, and (b) the sale of all 3,000,000 shares of our common stock in this Offering at an estimated initial public offering price of $5.00 per share and our receipt of the estimated $13.7 million in net proceeds from this Offering, after deducting underwriting commissions and estimated offering expenses payable by us; (2) the conversion of all of our outstanding unsecured promissory notes in principal amount of $10,862,687 into 6,534,812 shares of our common stock contemporaneously with the closing of this Offering (inclusive of shares issuable for accrued interest through March 31, 2018 under such notes); (3) the conversion of our convertible preferred stock with accrued dividends as of March 31, 2018 into 3,265,418 shares of common stock contemporaneously with this Offering.

You should read this capitalization table together with “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	At March 31, 2018
	Actual	Pro Forma - As adjusted Minimum	Pro Forma - As adjusted Maximum
		Unaudited	Unaudited
Cash and cash equivalents	$10,535	$10,210,535	$17,185,535
Notes payable and accrued interest	$7,362,687	$—	$—
Stockholders’ equity (deficit):
Preferred stock, $0.001 par value: 2,534,766, 0, and 0 shares authorized, respectively, 2,534,766, 0 and 0 shares issued and outstanding, respectively.	2,535	—	—
Common stock, $0.001 par value: 5,250,000, 100,000,000 and 100,000,000 shares authorized, respectively; 1,820,556, 13,120,786 and 14,620,786 shares issued and outstanding, respectively (1)	1,821	13,121	14,621
Additional paid-in capital	21,176,941	64,195,495	71,168,996
Accumulated deficit	(33,208,004)	(55,019,377)	(55,019,377)
Total stockholders’ equity (deficit)	(12,026,707)	9,189,239	16,164,240
Total capitalization	$(4,664,020)	$9,189,239	$16,164,240

(1)
The number of shares of common stock to be outstanding after this Offering includes (i) the conversion of our convertible preferred stock with accrued dividends into 3,265,418 shares of common stock, (ii) the conversion of all of our outstanding unsecured promissory notes in principal amount of $10,862,687 (inclusive of accrued interest through March 31, 2018) into 6,534,812 shares of our common stock.

The number of shares does not give effect to:

•	780,000 shares of common stock available for issuance under the Soliton, Inc. 2018 Stock Plan and 14,745 available for issuance under the Soliton, Inc. 2012 Stock Plan.

•	91,350 shares of common stock underlying outstanding warrants at an average exercise price of $1.75 per share.

•
between 105,000 shares (assuming the minimum offering is completed) and 210,000 shares (assuming the maximum offering is completed) of common stock issuable upon the exercise of the warrants issued to the representatives of the underwriters and other brokers.

DILUTION
Purchasers of our common stock in this Offering will experience an immediate dilution of net tangible book value per share from the public offering price of $5.00. Dilution in net tangible book value per share represents the difference between the amount per share paid by the purchasers of shares of common stock and the net tangible book value per share immediately after this Offering.
As of March 31, 2018, our net tangible book value was ($12,122,313), or ($6.66) per share of common stock. Net tangible book value per share represents our total tangible assets, less our total liabilities, divided by the number of outstanding shares of our common stock.
After (i) giving effect to the sale of 1,500,000 shares of common stock (minimum) and 3,000,000 shares of common stock (maximum) in this Offering at an offering price of $5.00 per share, (ii) after deducting estimated offering expenses payable by us of $800,000 under the minimum raise and $1.3 million under the maximum raise, (iii) assuming the conversion of all of our outstanding unsecured convertible promissory notes into 6,689,290 shares of our common stock contemporaneously with the closing of this Offering (inclusive of shares issuable for accrued interest through June 30, 2018 under such notes), and (iv) assuming the conversion of our outstanding convertible preferred stock with accrued dividends through June 30, 2018, 3,329,418 shares of common stock contemporaneously with the closing of this Offering, our pro forma net tangible book value would have been $0.42 (minimum) and $0.85 (maximum) per share. This represents an immediate increase in pro forma net tangible book value of $7.08 (minimum) and $7.51 (maximum) per share to our existing stockholders and immediate dilution of $4.58 (minimum) and $4.15 (maximum) per share to new investors purchasing shares at the public offering price of $5.00 per share. The following table illustrates the dilution in pro forma net tangible book value per share to new investors as of March 31, 2018:

	Minimum	Maximum
Assumed public offering price per share	$5.00	$5.00
Net tangible book value per share at March 31, 2018	(6.66)	(6.66)
Increase in net tangible book value per share to the existing stockholders attributable to this Offering	7.08	7.51
Adjusted net tangible book value per share after this Offering	0.42	0.85
Dilution in net tangible book value per share to new investors	4.58	4.15
The following tables set forth, as of March 31, 2018, the number of shares of common stock purchased from us, the total cash consideration paid to us and the average price per share paid by the existing holders of our common stock and the price to be paid by new investors at the public offering price of $5.00 per share.
Minimum Offering

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing investors before this Offering	11,034,265	88.0%	$28,650,318	79.3%	$2.60
Investors purchasing shares in this Offering	1,500,000	12.0%	7,500,000	20.7%	5.00
Total	12,534,265	100%	$36,150,318	100.0%	$2.88

Maximum Offering

	Shares Purchased		Total Consideration		Average Price Per Share
	Number	Percent	Amount	Percent
Existing investors before this Offering	11,034,265	78.6%	$28,650,318	65.6%	$2.60
Investors purchasing shares in this Offering	3,000,000	21.4%	15,000,000	34.4%	5.00
Total	14,034,265	100%	$43,650,318	100.0%	$3.11

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
You should read the following discussion and analysis of our financial condition and results of operations in conjunction with the financial statements and the related notes appearing elsewhere in this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Risk Factors” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this Offering Circular.
Overview
Soliton, Inc. was incorporated in the state of Delaware on March 27, 2012. We are a medical technology company focused on developing and commercializing products utilizing our proprietary designed acoustic shockwave technology platform referred to as RAP (Rapid Acoustic Pulse). We are a pre-revenue stage company with our first product currently being developed for the removal of tattoos. Our product will need to receive clearance from the Food and Drug Administration, or FDA, in order to be marketed in the United States. We expect to submit our filing for premarket clearance approval with the FDA in the third quarter of 2018. We also intend to secure regulatory approval in numerous international markets and are currently developing a regulatory strategy for these markets.
Our business model anticipates generating revenue from the sale of our RAP console to dermatologists, plastic surgeons, and other physician offices, as well as medi-spas under the supervision of a doctor. More importantly, recurring revenues will be generated by the sale of disposable cartridges that are utilized with each patient visit and treatment. Additional revenues will result from maintenance services to our customers. Our system comprises a control unit with a hand piece and our consumable treatment cartridges, which are designed to allow a physician to perform a single office visit involving multiple laser passes on an average-sized tattoo. In simple terms, we expect this to translate into approximately one treatment cartridge per patient, per visit.
Our ongoing research and development activities are primarily focused on obtaining FDA clearance for our system and then developing our system and treatment head for tattoo removal procedures. In addition to these development activities related to tattoo removal, we are exploring additional uses of RAP technology for the dermatology, plastic surgery, and aesthetic markets, as well as new methods for improving the safety and efficacy of laser-based devices.
Market in which we will operate. The medical technology and aesthetic product markets are highly competitive and dynamic and are characterized by rapid and substantial technological development and product innovations. We will compete with many other technologies for consumer demand. Further, the aesthetic industry in which we will operate is particularly vulnerable to economic trends. The decision to undergo a procedure from our systems will be driven by consumer demand. Procedures performed using our systems are elective procedures, the cost of which must be borne by the patient and are not reimbursable through government or private health insurance. In times of economic uncertainty or recession, individuals often reduce the amount of money that they spend on discretionary items, including aesthetic procedures. The general economic difficulties being experienced and the lack of availability of consumer credit for some of our customers' patients could adversely affect the markets in which we will operate.
Recent Developments
On April 2, 2018, we completed a private placement for an aggregate of $500,000 of convertible bridge notes. On the closing date of this Offering, the outstanding principal and accrued, but unpaid interest on the notes will be converted into common stock at the conversion price of $0.175 per share.

The notes bear interest at 10.0% per annum and mature on April 2, 2020.
On April 2, 2018, we engaged our outside engineering firm to develop the first device capable of delivering high enough therapeutic output to treat cellulite and to produce a prototype device to be used in our first proof-of-concept trials for this indication. In early April 2018, we began protocol drafting discussions with our Clinical Director of the intended study site to be used for the planned proof-of-concept trial targeting cellulite reduction.
After successfully treating the first patient on April 2, 2018, we enrolled and treated the second patient in a cooperative fat reduction trial.
During the first half of April, we successfully completed all major safety testing on the RAP Device. This testing has been ongoing for months and represented the last significant hurdle to our submission of a request for a premarket clearance to the FDA.
On April 17, 2018, we commenced a private placement for up to an aggregate of $3,000,000 of convertible bridge notes. On the closing date of this Offering, the outstanding principal and accrued, but unpaid interest on the notes will be converted into common stock at the conversion price of $1.75 per share. The notes bear interest at 10.0% per annum and mature two years from the issuance date of the notes. As of June 30, 2018, $3,000,000 in proceeds had been received by the Company.
Critical Accounting Policies and Estimates
Our critical accounting policies have not materially changed during the year ended December 31, 2017 or the quarter ended March 31, 2018, except for the accounting for revenue recognition, which doesn’t have significant impact on our financial statements. Furthermore, the preparation of our financial statements is in conformity with generally accepted accounting principles in the United States of America, or GAAP. The preparation of our financial statements requires management to make judgments and estimates that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of expenses during the reporting period. Our management believes that we consistently apply these judgments and estimates, and the financial statements fairly represent all periods presented. However, any differences between these judgments and estimates and actual results could have a material impact on our statements of income and financial position.
Property and Equipment
Property and equipment are stated at historical cost and depreciated on a straight-line basis over the estimated useful lives, generally three to five years. Leasehold improvements are depreciated over the shorter of the remaining lease term or useful lives of the assets. Upon disposition of the assets, the costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations. Repairs and maintenance costs are included as expense in the accompanying statement of operations.
Intangible Assets
Intangible assets include patents and trademarks. Patent related costs in connection with filing and prosecuting patent applications and patents filed by the Company are expensed as incurred, and are classified as general and administrative expenses, until a patent is granted; at which time additional costs related to applications in different countries are capitalized to intangible assets and amortized to general and administrative expenses over the shorter of the remaining licensed term or a twenty-year patent life. The Company does not amortize trademarks with indefinite useful lives; rather, such assets are required to be tested for impairment at least annually or sooner if events or changes in circumstances indicate that the asset may be impaired.

Long-Lived Assets
The Company evaluates its long-lived assets, including equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the asset is considered impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired assets. The Company has not recorded impairment of any long-lived assets in the periods presented.
Convertible Debt
When conversion terms related to convertible debt would be triggered by future events not controlled by the Company, the Company accounts for the conversion feature as contingent conversion options. Recognition of the intrinsic value of the conversion option is recognized only upon the occurrence of a triggering event.
Research and Development Expenses
Research and development expenses are recognized as incurred and include the costs related to the Company's various contract research service providers, suppliers, engineering studies, supplies, and outsourced testing and consulting, as well as clinical costs.
Stock-Based Compensation
Stock-based compensation expense includes the estimated fair value of equity awards vested during the reporting period. The expense for equity awards vested during the reporting period is determined based upon the grant date fair value of the award and is recognized as expense over the applicable vesting period of the stock award using the straight-line method.
JOBS Act Accounting Election
The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.

Results of Operations
Below is a summary of the results of operations for the years ended December 31, 2017 and 2016.

	Year ended
	December 31,
	2017	2016	$ Change	% Change
Operating expenses
Research and development	$3,965,276	$4,146,777	$(181,501)	(4.38)%
Sales and marketing	91,288	33,929	57,359	169.06%
Depreciation and amortization	130,075	82,523	47,552	57.62%
General and administrative	3,001,969	3,054,762	(52,793)	(1.73)%
Total operating expenses	$7,188,608	$7,317,991	$(129,383)	(1.77)%
Below is a summary of the results of operations for the quarters ended March 31, 2018 and 2017.

	Three months ended
	March 31,
	2018	2017	$ Change	% Change
Operating expenses
Research and development	$692,725	$1,151,873	$(459,148)	(39.86)%
Sales and marketing	12,500	18,120	(5,620)	(31.02)%
Depreciation and amortization	30,561	32,386	(1,825)	(5.64)%
General and administrative	449,029	742,100	(293,071)	(39.49)%
Total operating expenses	$1,184,815	$1,944,479	$(759,664)	(39.07)%
Results of Operations for the Year Ended December 31, 2017 Compared to the Year Ended December 31, 2016
Research and development. Research and development expenses decreased by $182,000 for the year ended December 31, 2017, compared to the same period in 2016, primarily due to a decrease in clinical trial costs of $164,000. Additionally, we incurred a $63,000 decrease in lab supplies and parts. We had further decreases in our intellectual property costs of $7,000 and our contract engineering costs of $15,000. These decreases were slightly offset by increased regulatory consulting costs of $44,000 incurred as we worked on our premarket clearance filing in 2017, the annual increase in our license maintenance fee of $10,000, and an increase in animal study costs of $13,000. The overall decrease in research and development costs reflects our transition from pure research to more development related activities.
Sales and marketing. Sales and marketing expenses increased by $57,000 for the year ended December 31, 2017, compared to the year ended December 31, 2016, primarily due to the onboarding of our new Scientific Advisory Board (SAB) and the related cost of meetings with this group during 2017 and the service agreement with our SAB chairman. We include our Scientific Advisory Board fees in sales and marketing because they primarily advise on our product launch and marketing decisions related to dermatologists and prospective patients.
General and administrative. General and administrative expenses decreased by $53,000 for the year ended December 31, 2017, compared to 2016. This decrease was primarily due to a decrease in compensation expenses of $75,000 driven primarily by the decrease in expense related to the vesting of restricted stock and options, as well as a decrease in office expenses of $14,000. This decrease was offset by a $38,000 increase in professional fees driven by the audit that was incurred for the first time in 2017 and the R&D tax study which was undertaken in 2017.
Results of Operations for the Quarter Ended March 31, 2018 Compared to the Quarter Ended March 31, 2017
Research and development. Research and development expenses decreased significantly by $459,000 for the quarter ended March 31, 2018 as compared to the quarter ended March 31, 2017. The decrease is due primarily to reductions in fees to our contract research firm, animal study costs and clinical trial costs of $178,000, $108,000 and $189,000, respectively. These decreases were slightly offset by an increase of $14,000 in our intellectual property costs.
Sales and marketing. Sales and marketing expenses decreased by $6,000 in quarter ended March 31, 2018 as compared to the same period in 2017. This decrease is due primarily to the conference meeting that we hosted for our SAB in the first quarter of 2017 that was not held in the first quarter of 2018.
General and administrative. General and administrative expenses decreased by $293,000 for the quarter ended March 31, 2018 as compared to the quarter ended March 31, 2017. There were decreases in compensation costs and travel costs of $229,000 and $59,000, respectively. The decrease in compensation expense is due primarily to the accrual of bonuses in the first quarter of 2017 that was reversed in 2018. Travel costs were higher in the prior year due to the clinical trials that were being conducted in that period which required significant travel to the trial site.
Liquidity and Capital Resources
Since our inception, we have financed our operations through private placements of common stock, convertible preferred stock, and convertible bridge notes. The following table summarizes our cash and cash equivalents as of March 31, 2018:

March 31, 2018
Cash and cash equivalents	$10,535
We expect to continue to invest in our research and development efforts to support our current initiatives. From April 1, 2018 until June 30, 2018, we raised $3.5 million in financing from the issuance of convertible notes. Based on our current plans, we believe that our existing cash and cash equivalents and the committed cash proceeds will be sufficient to satisfy our anticipated cash requirements for the subsequent four months. If we do not complete this Offering prior to such four-month period, we will be required to raise additional financing, which will occur through the issuance of additional convertible notes. We believe the net proceeds from the minimum offering, together with our cash and cash equivalents, will be sufficient to meet our cash, operational and liquidity requirements for at least 16 months. If we raise the maximum offering and commercialize at a faster pace, we believe the net proceeds from the Offering, together with our cash and cash equivalents, will be sufficient to meet our cash, operational and liquidity requirements for at least 13 months. However, we cannot be certain that our planned levels of expenses will be achieved. If our operating results fail to meet our expectation, we could be required to seek additional funding through private financings or other arrangements. In such event, adequate funds may not be available when needed or may not be available on favorable or commercially acceptable terms, which could have a negative effect on our business and results of operations.

Summary of Cash Flows
The following table summarizes our cash flows for the years ended December 31, 2017 and 2016:

	For the year ended December 31,
	2017	2016
Net cash used in operating activities	$(6,095,548)	$(6,004,932)
Net cash used in investing activities	(66,932)	(299,509)
Net cash provided by financing activities	6,025,000	5,000,000
Net decrease in cash and cash equivalents	$(137,480)	$(1,304,441)
The following table summarizes our cash flows for the quarters ended March 31, 2018 and 2017:

	For the three months ended March 31,
	2018	2017
Net cash used in operating activities	$(878,997)	$(1,162,969)
Net cash used in investing activities	(3,880)	(3,642)
Net cash provided by financing activities	875,000	2,000,000
Net increase/(decrease) in cash and cash equivalents	$(7,877)	$833,389
Cash Flows for the years ended December 31, 2017 and 2016
Operating activities. Net cash used in operating activities was $6.1 million during the year ended December 31, 2017, and consisted of a net loss of $7.5 million, which was offset by a net change in operating assets and liabilities of $669,000 and by non-cash items of $716,000. Non-cash items for the year ended December 31, 2017, consisted of depreciation expense of $130,000 and stock-based compensation of $586,000. The significant items in the change in operating assets and liabilities include an increase in accrued liabilities of $335,000 and an increase in accrued interest-related party of $296,000. The increase in accrued liabilities was driven primarily by the work performed but not yet billed by our animal research firm and salaries which have been deferred with certain members of executive management. The increase in accrued interest-related party is due to the issuance of the related part convertible notes and the calculation of interest thereon.
Net cash used in operating activities was $6.0 million during the year ended December 31, 2016, and consisted of a net loss of $7.3 million, which was offset by a net change in operating assets and liabilities of $500,000 and by non-cash items of $798,000. Non-cash items for the year ended December 31, 2016, consisted of depreciation expense of $83,000 and stock-based compensation expense of $716,000. The cash provided by the change in operating assets and liabilities resulted primarily from an increase of $195,000 in accrued liabilities and an increase in accounts payable of $223,000. The increase in accrued liabilities was driven primarily by the work performed but not yet billed by our contract clinical trial partners, while the increase in accounts payable was driven by the significant invoices received from our contract engineering partners for increased work at the end of 2016.
Investing activities. Net cash used in investing activities was approximately $67,000 for the year ended December 31, 2017, as compared to net cash used in investing activities of $300,000 during the same period in 2016. In 2017, $49,000 was utilized towards the purchase of property and equipment as a result of the investment in our research equipment and office and research facilities, as compared to $252,000 spent similarly in 2016. We invested $18,000 towards the acquisition of intangibles in 2017 while spending $48,000 in 2016.

Financing activities. Net cash provided by financing activities during the year ended December 31, 2017, of $6.0 million consisted entirely of the proceeds from the issuance of convertible notes with a related party; while net cash provided by financing activities during the year ended December 31, 2016, of $5.0 million consisted of proceeds received from the issuance of convertible preferred stock.
Cash Flows for the quarters ended March 31, 2018 and 2017
Operating activities. Net cash used in operating activities was $897,000 during the quarter ended March 31, 2018, and consisted of a net loss of $1.4 million, which was offset by a net change in operating assets and liabilities of $297,000 and by non-cash items of $176,000. Non-cash items for the quarter ended March 31, 2018, consisted of depreciation expense of $31,000 and stock-based compensation of $145,000. The significant items in the change in operating assets and liabilities include a decrease in accrued liabilities of $346,000 and an increase in accounts payable of $477,000 and accrued interest-related party of $167,000. The decrease in accrued liabilities was driven primarily by the agreed upon forfeiture of accrued management bonuses which had been accrued until first quarter. The increase in accounts payable is due primarily to a significant invoice received from our animal research partner that had not been paid at quarter end. The increase in accrued interest-related party is due to the issuance of the related party convertible notes and the calculation of interest thereon.
Net cash used in operating activities was $1.2 million during the quarter ended March 31, 2017, and consisted of a net loss of $2.0 million, which was offset by a net change in operating assets and liabilities of $629,000 and by non-cash items of $175,000. Non-cash items for the quarter ended March 31, 2017, consisted of depreciation expense of $32,000 and stock-based compensation of $143,000. The significant items in the change in operating assets and liabilities include a decrease in accrued liabilities of $101,000 and an increase in accrued interest-related party of $22,000 and in accounts payable of $712,000. The decrease in accrued liabilities was driven primarily by payment made during the quarter for significant work performed by our contract engineering firms that had been accrued at year end. The increase in accounts payable is due to the increase in work being performed for commercialization, delayed billing that was received from our animal study partner, and significant IP spending during the quarter. The increase in accrued interest-related party is due to the issuance of the related part convertible notes and the calculation of interest thereon.
Investing activities. Net cash used in investing activities was approximately $3,800 for the quarter ended March 31, 2018, as compared to net cash used in investing activities of $3,600 during the same period in 2017. In 2017, $1,200 was utilized towards the purchase of property and equipment as a result of the investment in our research equipment and office and research facilities. We invested $3,900 towards the acquisition of intangibles in 2018 while spending $2,400 in 2017.
Financing activities. Net cash provided by financing activities during the quarter ended March 31, 2018 of $875,000 consisted entirely of the proceeds from the issuance of convertible notes with a related party. Net cash provided by financing activities during the quarter ended March 31, 2017 of $2.0 million, also consisted of proceeds from the issuance of convertible notes with a related party.
Contractual Obligations and Commitments
On April 5, 2012, the Company entered into a Patent and Technology License Agreement with The University of Texas M.D. Anderson Cancer Center (“MD Anderson”). Pursuant to the agreement, the Company obtained a royalty-bearing, worldwide, exclusive license to intellectual property including patent rights related to the patents and technology the Company uses. Under the agreement, Soliton agreed to pay a nonrefundable license documentation fee 30 days after the effective date of the agreement. Additionally, Soliton agreed to pay a nonrefundable annual maintenance fee starting on the third anniversary of the effective date of the agreement, which escalates each anniversary. Additionally, the Company agreed to a running royalty percentage of net sales. The Company also agreed to make certain milestone and sublicensing payments.

MD Anderson has the right to terminate the agreement upon advanced notice in the event of a default by Soliton. The agreement will expire upon the expiration of the licensed intellectual property. The rights obtained by the Company pursuant to the agreement are made subject to the rights of the U.S. government to the extent that the technology covered by the licensed intellectual property was developed under a funding agreement between MD Anderson and the U.S. government. All out-of-pocket expenses incurred by MD Anderson in filing, prosecuting and maintaining the licensed patents have been and shall continue to be assumed by the Company.
Lease Commitments
Rent expense was $97,000 for the year ended December 31, 2017, compared to $96,000 for the year ended December 31, 2016. Total rent expense for the three months ended March 31, 2018 and 2017 was $16,793 and $24,158, respectively. On July 15, 2015 we entered into a new lease for permanent office and lab space. The lease has a five-year term but is cancellable after the first three years. Rent expense for non-cancellable operating leases with scheduled rent increases will be recognized on a straight-line basis over the lease term.
Future minimum lease payments under the operating leases as of March 31, 2018, are as follows:

Year Ending December, 31	Amount
2018	$75,115
2019	103,737
2020	108,429
Thereafter	36,668
Total future minimum lease payments	$323,949
This table assumes that the lease is not terminated after three years. If the lease were terminated, the amounts in 2019 and thereafter would not be due.
Purchase Commitments
We had no non-cancellable purchase obligations to contract manufacturers and suppliers at March 31, 2018.
Unrecognized Tax Benefits
We have not recorded a provision for income taxes in our financial statements as we have been in a loss position since inception and we cannot be more certain than not that we will be able to recognize the income tax benefit from our NOL carry forward within the next three years.
Off-balance Sheet Arrangements
As of March 31, 2018, we did not have any relationships with unconsolidated entities or financial partnerships, such as entities often referred to as structured finance or special purpose entities, established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

BUSINESS
Overview
Soliton, Inc. is a pre-revenue stage medical device company with a novel and proprietary platform technology licensed from The University of Texas M.D. Anderson Cancer Center. Our RAP device uses rapid pulses of designed acoustic shockwaves to dramatically accelerate the removal of tattoos when used in conjunction with existing lasers. Our technology allows a doctor to treat a patient multiple times in a single office visit and significantly reduce the overall time it takes to remove a tattoo. We are based in Houston, Texas, and have a staff of eight that are all actively engaged in bringing this device to the market. We expect to submit a request for premarket clearance to the FDA in the third quarter 2018 for our first device and expect to receive clearance to market the device in the first half of 2019. We are collaborating with a large medical device manufacturer as well as engineers and industrial designers to make refinements to our current working prototype in order to optimize the user experience, improve convenience and incorporate aesthetics consistent with the cosmetic dermatology marketplace. We expect this development work to result in three generations of the RAP device: Generation 1 is the device being presented to the FDA for our premarket clearance in the third quarter of 2018, Generation 2 will incorporate improvements in user experience and convenience and Generation 3 will finalize industrial design and aesthetic improvements. We believe Generation 2 will likely necessitate additional FDA clearance while it is currently unclear whether this will be necessary for Generation 3.
While we believe our technology has many potential applications, we have initially focused on the removal of tattoos, where both animal and human studies have shown promising results. The current standard of care for tattoo removal is to use a Q-switched (pulsed) laser to ablate the tattoo ink particles into pieces small enough for the body’s natural processes to remove them. Unfortunately, this current method is highly inefficient, requiring up to 10 or more office visits to achieve acceptable results. An independent clinical trial has demonstrated that using our RAP device in conjunction with a Q-switched laser has the potential to produce similar results in just 2 to 3 office visits. We believe this “Soliton” method can not only dramatically accelerate tattoo removal, but also has the potential to lower removal cost for patients, while increasing profitability to practitioners, and to reduce the potential for unwanted scarring and ghosting (a lingering silhouette image of the tattoo).
We have conducted animal research that indicates our technology also shows promise in a number of other indications, including reduction of cellulite, improvement in skin laxity and assistance to existing technologies for the reduction of subcutaneous fat. We have recently begun working with a large aesthetics company in trials targeting fat reduction. The initial testing has proved promising resulting in continuing discussions regarding a larger collaborative fat reduction clinical trial. In addition, we are in the early stages of research on new methods for improving the safety and efficacy of laser-based devices. Our initial submission for premarket clearance currently planned for the third quarter of 2018 is limited solely to the treatment of tattoos and capitalization upon either of these two additional indications would require additional FDA clearances.
We are beginning the commercialization phase of our RAP device and are working with our contract manufacturer, Sanmina Corporation, to complete the design of the device that will be launched to a narrow group of key dermatologists in our initial limited market launch in the second half of 2019. During the initial market launch, we will be further refining our RAP device and investing in building the marketing support for the full national commercial launch which is planned for the second half of 2020.
As the commercialization of the device is underway, we will be conducting both a proof-of-concept and a full FDA trial targeting the cellulite indication. Should we have favorable results and receive FDA clearance for this additional indication, our national launch may be broadened to include cellulite reduction.

Corporate History
Soliton, Inc. was founded in 2012 by Walter V. Klemp, Executive Chairman, and Christopher Capelli, President and Chief Science Officer.
We licensed the technology that formed the basis for the RAP technology from The University of Texas M.D. Anderson Cancer Center, where Dr. Capelli was the head of the Office of Technology Commercialization and had conceived his invention of the technology. From 2012 through 2015, we engaged in extensive animal studies to understand the nature of tattoo ink inside the body and the impact of the acoustic wave and laser energy on tattoo particles. During this research period, Dr. Capelli resigned from his position at MD Anderson in order to fully devote his time to Soliton.
In parallel to the basic research supporting the ability to accelerate tattoo removal with RAP technology, significant engineering and industrial design work was focused on improving the capability of the RAP technology, developing a product capable of delivering rapidly repeating, high pressure acoustic shockwaves to the skin with the highest efficacy and least potential for pain or collateral tissue damage.
In 2015, we leased 6,597 square feet of combined office, laboratory and warehouse space in Houston, Texas, where we maintain our headquarters and limited research and development activities. The bulk of Soliton’s research and development work is outsourced to specialty research, engineering and fabrication firms.
In 2017, an independent clinical trial involving 32 tattoos demonstrated the ability of the RAP device to significantly accelerate tattoo fading as compared with the current standard of care. Throughout 2017, we worked with our contract design and manufacturing firm, Sanmina Corporation, to develop the design history, risk analysis and independent safety testing, which, combined with our clinical trial results, will form the basis for our submitting a request for premarket clearance to the FDA, which we expect will occur in the third quarter of 2018.
Manufacturing
We currently partner with outsourced engineering and manufacturing companies for the development and commercialization of the RAP device. Our manufacturing partner, Sanmina, is one of the world’s largest medical device manufacturers. We have worked with Sanmina on the development of the device and will partner with their engineering team and other outside contractors as we make changes to the device to insure ease of manufacturing before our initial test launch. Once we have launched the device, our intent is that Sanmina will continue to function as our contract manufacturer.
Our Technologies
Understanding Tattoos
Tattooing involves the placement of pigment into the skin's dermis, the layer of dermal tissue underlying the epidermis. As illustrated in Figure 1, ink particles are typically injected by being placed on the tips of needles that puncture the skin with the ink particles being left behind as the needles are withdrawn. After initial injection, pigment is present throughout and down through the epidermis and upper dermis, in both of which the presence of foreign material activates the immune system's phagocytes to engulf the pigment particles, which by this point are beginning to agglomerate. As healing proceeds, the damaged epidermis flakes away (eliminating surface pigment) while deeper in the skin granulation tissue forms, which is later converted to connective tissue by collagen growth. This mends the upper dermis, where the agglomerated pigment is consumed by and remains trapped within macrophages, ultimately concentrating in a layer just below the dermis/epidermis boundary as the macrophage becomes pigment laden and immobile. Its presence there is stable, but in the long term (decades) the pigment tends to migrate deeper into the dermis, accounting for the degraded detail of old tattoos.

Figure 1
As macrophages collect individual ink particles, many are carried away by the circulatory and lymphatic systems and it has been estimated that more than half of the injected ink particles are carried away within the first several months after a tattoo is applied. However, many macrophages over consume ink particles to the point where they can no longer be absorbed into the circulatory and lymphatic systems. These “pigment laden macrophages” thereby form the relatively permanent tattoo that remains.
Current Standard of Care for Tattoo Removal
Tattoo removal has been performed with various tools during the history of tattooing. While tattoos were once considered permanent, it is now possible to remove them, fully or partially, with treatments. Pre-laser tattoo removal methods include dermabrasion, TCA (Trichloroacetic acid, an acid that removes the top layers of skin, reaching as deep as the layer in which the tattoo ink resides), salabrasion (scrubbing the skin with salt), cryosurgery and excision that is sometimes still used along with skin grafts for larger tattoos. Tattoo removal by laser was performed with continuous-wave lasers initially, later with Q-switched (short-pulse) lasers, which became commercially available in the early 1990s, and more recently with Pico-switched lasers that deliver shorter pulse bursts of energy than Q-switched lasers. Today, "laser tattoo removal" usually refers to the non-invasive removal of tattoo pigments using (primarily or most commonly) Q-switched lasers with some increasing use of the Pico-switched lasers.
This “laser tattoo removal” is further described as using lasers to fragment pigment particles, as well as break-apart pigment laden macrophages resulting in the dispersion of the ink particles they contain. The fragmented ink particles are then absorbed by the body, repeating the same natural immune response by macrophages that accounted for the loss of 50% or more of the ink originally injected when the tattoo was applied.
All tattoo pigments have specific light absorption spectra. A tattoo laser must be capable of emitting adequate energy within the given absorption spectrum of the pigment to provide an effective treatment. To specifically target tattoos, laser wavelength and pulse duration must be chosen appropriately. Certain tattoo pigments, such as yellows, greens and fluorescent inks, are more challenging to treat with a Q-switched laser than darker blacks and blues because they have absorption spectra that fall outside or on the edge of the emission spectra available in the device.
There are several types of short-pulse lasers appropriate for tattoo removal, with one differentiating factor being the color spectrum for which it is optimized. Q-switched lasers can provide multiple wavelengths and are used to treat a much broader range of tattoo pigments than previous lasers. The more recently developed Pico-switched lasers claim to be more effective on those colors that present the greatest challenge for Q-switched lasers and are used either in conjunction with or replacement of Q-switched lasers. The amount of energy to be delivered is determined prior to each treatment, as well as the spot size and treatment speed. Light is optically scattered in the skin, like automobile headlights in fog. Larger spot sizes slightly increase the effective penetration depth of the laser light, thus enabling more effective targeting of deeper tattoo pigments, and can also help make treatments faster by covering a larger area with each pulse.
Laser tattoo removal can be described as ranging from uncomfortable to quite painful. The pain is often described to be similar to that of hot oil on the skin, or a "slap" from an elastic band. To mitigate pain one common method is to cool the area during treatment with a medical-grade chiller/cooler and to use a topical anesthetic. Pre-treatment options include the application of an anesthetic cream under occlusion for 45 to 90 minutes prior to the laser treatment session. In other cases, anesthesia is administered locally by injections of 1% to 2% lidocaine, sometimes including epinephrine. The addition of epinephrine to the injection must be done with careful consideration as the drug restricts blood flow, and reduced blood flow makes it more difficult for the body to remove the residual heat from the laser.
A common risk for patients treated with lasers for tattoo removal is the appearance of darkening of the normal skin pigmentation (hyperpigmentation). These changes may resolve in 6 to 12 months but may also be permanent. Hyperpigmentation is more commonly related to patients with darker skin tone. Another common risk is scarring as a result of collateral tissue damage caused by the residual heat caused by lasers. The potential for more extreme keloid scarring also increases with darker skin tone. The standard measure for skin tone is called the Fitzpatrick Scale, a scale from I to VI, with I being extremely fair and VI being extremely dark. Generally speaking, great care must be used when treating patients who are Fitzpatrick IV and above to avoid hyperpigmentation and keloid scarring, and as a result, clinicians generally use lower energy settings, which in turn means each treatment is likely to be less effective and more treatments are likely to be needed for satisfactory tattoo removal.
As illustrated in Figure 2, “complete” laser tattoo removal usually involves numerous treatment sessions typically spaced at least six to eight weeks apart. Treating more quickly than six weeks increases the risk of adverse effects and does not necessarily increase the rate of ink absorption. At each session, some, but not all, of the tattoo pigment particles are fragmented, and the body removes the smallest fragments over the course of several weeks. The result is that the tattoo is lightened over time. Remaining large agglomerations of tattoo pigment are then targeted at subsequent treatment sessions, causing further lightening. The number of sessions and spacing between treatments depends on various parameters, including the area of the body treated and skin color. Tattoos located on the extremities, such as the ankle, require even more treatments. As tattoos fade, clinicians may recommend that patients wait many months between treatments to facilitate fragmented ink particle absorption and minimize unwanted side effects.

Figure 2
We believe the amount of time or the number of treatments required to “completely” remove a tattoo is a critical hurdle to tattoo owner adoption of the current laser tattoo removal procedure. The Wall Street Journal reported a research study conducted at a laser surgery center in Milan, Italy, from 1995 through 2010. There were 352 people in the study, of which 201 were men, with a median age of 30 years old. Overall, the study found about 47% of people had their tattoos successfully removed after 10 laser treatments and it took 15 treatments to remove tattoos from 75% of patients. Black and red pigments in tattoos were most easily removed. The researchers also found that the amount of time between Q-switched laser treatment sessions was important to the technique's success. Treatment intervals of eight weeks or less were found to be less effective for tattoo removal. Patient frustration and dissatisfaction with removal success and with the time to achieve success results in a significant number of patients discontinuing treatments, or “dropping out.”
A more recent study of 237 patients treated with Q-switched lasers showed very similar results, which are plotted below. As can be seen on the graph in Figure 3, only about half of the patients with black or red tattoos achieved complete removal after 10 treatments, which if spaced only six weeks apart will still require over a year’s worth of time-consuming and uncomfortable office visits.
Many studies accepted by the FDA deem 75% or greater removal to be a "successful removal," while others simply do not define what a successful removal is, using the word “complete” without clarification. Many successful removals do not remove all trace of the original tattoo, but instead reduce the visible tattoo to the point where it is difficult to see with the naked eye. Generally speaking, we consider a removal procedure to be complete when 75% or more of the visible ink is gone and the patient and the physician are satisfied that whatever residual ink particles remain are likely to be absorbed by the body through natural immune, healing and skin remodeling processes.

Figure 3
How the RAP Device Makes Laser Tattoo Removal More Effective
Our marketing research has shown that, for most patients interested in tattoo removal, the poor efficacy of the standard of care presents too much of a barrier for them to move forward with tattoo removal. Our laboratory research into the problem of tattoo removal has led us to the conclusion that laser shielding is a major cause of this poor efficacy. This laser shielding can be broken down into two subtypes: Particle Shielding and Vacuole Shielding, as depicted below in Figure 4.
Figure 4

Particle Shielding
Lasers are essentially “line of sight” dependent, meaning the laser light pulses can only ablate particles that are directly in their path. Because tattoo ink particles tend to aggregate into clusters within the skin, the particles at the top of the clusters (closest to the surface of the skin) effectively shield the rest of the particles from the laser energy (particle shielding). This leads to two conclusions: each laser pass only affects a small percentage of ink particles, explaining why multiple passes are important, and, if we can spread these particles out, each subsequent laser pass has an opportunity to hit more targets.
Much of our research utilized tattooed pig skin, because pig skin is considered the most like human skin when it comes to dermatology treatments. Biopsies from pigs with mature tattoos allow us to see the effect the RAP device has on pigment particle agglomerations. A microscopic histological comparison in Figure 5 shows an untreated tattoo on the left with intact tightly formed (macrophage) agglomerations of tattoo ink and a similar tattoo on the right treated with the RAP device. The result of the RAP device treatment is a noticeable destruction of the macrophages and dispersal of the pigment particles. We have effectively created more targets for the laser to hit.
Figure 5
Vacuole Shielding
A second, and more limiting problem arises the moment that the laser light contacts ink particles within its path. Almost instantly, a plasma event occurs that quickly results in the formation of steam vacuoles. These vacuoles appear white in color and result in “optical scattering” that immediately blocks any additional laser energy from reaching ink particles below the vacuoles. Until those vacuoles are gone, subsequent laser passes will have very little effect. In the picture shown below in Figure 6, you can see the emergence of a white frost or crust that forms immediately with each pulse of the laser.

Figure 6
Several efforts have been made to address these vacuole formations in an attempt to facilitate multiple laser passes in a single office visit, but they have failed to gain traction for lack of sufficient improvement in results or due to their relative impracticality in practice.
A relatively new treatment protocol has been studied, referred to as the “R20 method.” The “R” stands for Repeating, while the “20” represents 20 minutes. The R20 Method suggests administering a single pass of the laser every 20 minutes, with up to 4 passes, providing effectively 4 removal treatments during one office visit. The 20-minute pause between passes of the laser allows the epidermal or surface vacuoles to dissipate, presumably increasing the ability of the laser to reach more pigment with each subsequent pass.
The R20 method has not been heavily adopted by the medical community as the “wait” time between treatments presents two hurdles: the recommended 20-minute wait between treatments in practice grows to an hour or more between treatments as the physician moves to treat other patients during the “wait,” and keeping the patient properly anesthetized for the entire treatment session becomes a challenge. While the level of improved results has not justified this cumbersome routine, data varies as to the number of R20 treatment sessions required to successfully remove a tattoo; most seem to center on 6-8 laser passes, or 2 treatment sessions (likely separated by at least 8 weeks).
A company called OnLight (recently acquired by Merz Pharma) introduced a transparent patch infused with a clear chemical called Perfluorodecalin (PFD), which they claimed was capable of reducing the formation of surface vacuoles, thereby enabling multiple laser passes in succession. And, while a study has shown that the PFD patch appears to enable 3 to 4 laser passes in a single office visit (without long interruptions between treatments), any improvement in tattoo fading only occurred in about 2 out of 3 of patients and, in most of those patients, the degree of improvement was only marginal.
Data from our research presented at the American Society for Laser Medicine & Surgery in April 2017 offers an explanation. A histology image (Figure 7) of a biopsy taken 2 hours after laser treatment reveal that, while the surface vacuoles have dissipated, deeper “dermal vacuoles” persist and continue to shield the remaining particles from subsequent laser passes. And, our studies have shown that these deep dermal vacuoles persist for up to 48 hours. The histology image in Figure 7 shows the presence of these vacuoles 2 hours after laser treatment, well beyond what the R20 method could hope to avoid, and importantly, below the reach of Perfluorodecalin in the PFD patch, which cannot penetrate below the epidermis and into the dermis where these vacuoles occur.

Figure 7
However, if you apply the RAP device immediately following a laser treatment (Figure 8), histology reveals that these deep dermal vacuoles are dispersed, allowing lasers to again have line of sight access to pigment particles.
Figure 8

The Rapid Acoustic Pulse (RAP) Device
Description of Technology
With traditional laser treatment tattoo removal, efficacy is limited by particle shielding resulting from the natural clustering or agglomeration of pigment particles and the formation of laser-induced dermal vacuoles, both of which block access of laser energy to the particles being targeted (see Particle Shielding and Vacuole Shielding above). Importantly, the dermal vacuoles inhibit any additional passes of the laser from effectively reaching the remaining tattoo pigment agglomerations due to optical scattering. The shape, frequency and repetition rate of the RAP device’s acoustic shockwave pulses are designed to increase dispersion of ink particles and to diffuse and disperse both superficial and dermal vacuoles while minimizing damage to adjacent non-pigmented tissue as well as pain perceived by the patient. With RAP dermal clearing, loss of laser efficacy due to optical scattering is thereby minimized. In addition, we believe more ink is exposed to each successive laser pass due to increase particle dispersion. As a result, effective, fast, multi-pass laser treatment of tattoo sites in a single office session may be realized.
Subject to FDA Clearance, the RAP device is initially being commercialized to be used in conjunction with the 1064 nm Q-switched laser to enable effective multiple pass laser treatments in a single office session to accelerate removal of black tattoos on the arms, legs and torso in Fitzpatrick Skin Type I-III individuals. Our animal testing suggests that the RAP device is as effective on other tattoo ink colors using alternate wavelength lasers and analytical modeling supports the expectation that RAP should also work well with Pico-switched lasers. Use of the device on other colors and with a Pico-switched laser would be considered an off-label use until further FDA clearance is achieved. The RAP device uses repeated, rapidly rising acoustic waves to both disrupt pigment laden cells and provide dermal clearing of both superficial and dermal vacuoles generated during the laser process. The clearing of these vacuoles allows for multiple laser treatments within one office visit and animal testing data suggests that remaining agglomerations of ink particles will be dispersed providing greater access for subsequent laser passes.
The RAP device uses electrohydraulics to generate the designed acoustic shockwaves at a rate of up to 100 per second to effectively disperse ink particles and superficial and dermal vacuoles. The RAP device for commercial launch is composed of three parts: a console, a hand piece and a disposable cartridge. The console houses a pulse power system used to provide high voltage power to a pair of electrodes housed within the cartridge. Additionally, the console contains a fluid management system that circulates saline through the cartridge. The cartridge is snapped in and out of the hand piece for easy replacement and forms the basis for a “razor and blade” revenue model providing recurring revenue for Soliton.

Note: Figure 9 is an artist’s depiction of the proposed commercial version, current prototypes differ in appearance.
Figure 9
Our RAP device generates high-energy designed acoustic shockwaves when electricity is applied to the electrodes immersed in the circulating saline contained in the cartridge enclosure. An electrical arc with a very short duration of 100 to 200 nanoseconds is formed within the saline between the electrodes. When this arc is formed, a small amount of water is vaporized between the electrodes creating a nearly instantaneous expansion and collapse of a plasma bubble. This creates a shockwave that propagates outward through the saline, most of which is reflected off a curved surface surrounding the electrodes designed to form a shockwave front that passes through the cartridge’s acoustically transparent window. This window is placed against the patient’s skin above the tattoo to be removed allowing the acoustic energy to penetrate to a depth of 1 to 2 mm, which corresponds with the typical depth of tattoo pigment. These shockwaves are generated at a rate of up to 100 times per second.
The high repetition rate of Soliton shockwaves is a key component of our patent-pending technology. Specifically, a single shockwave from our RAP device is delivering 1 to 6 MPa (Megapascals) of acoustic pressure. Although this is a significant level of pressure, a single shockwave will pass through a typical skin cell with relatively little disruption. This is because the general elasticity of the cell is capable of deforming slightly to absorb that single impact and then returning to its original shape. The rate at which the cell returns to its normal shape is referred to as its “relaxation rate,” and this rate is well understood in the field of biomechanics. By increasing the repetition rate of Soliton shockwaves above approximately 25 times per second, we begin to exceed the relaxation rate of skin cells, which triggers their natural “viscoelastic” property and causes them to stiffen. In that stiffened state, the cells are quite vulnerable and shear waves created by the interaction of subsequent shockwaves with the tattoo ink particles in macrophages is now enough to rupture the cell membranes and disperse the particles.
The shockwaves generated by our RAP device are designed and proprietary, comprised of high acoustic energy delivered with a very short rise time. Very high electrical energy (approximately 3000 volts at 3000 amps) is discharged in the treatment head with nanosecond precision to minimize unwanted acoustic frequencies (which helps minimize pain and collateral tissue damage and extend electrode life). A proprietary custom-shaped reflector designed through finite element computer simulation technology directs the bulk of the acoustic energy to the patient’s skin in uniform waves that are nearly planar (perpendicular) to the surface of the skin but slightly diverging in order to deliver maximum acoustic pressure to the depth of a typical tattoo, but then rapidly dissipate beyond that distance. The pressure mapping diagram in Figure 10 provides an example of how our reflector design controls energy density at varying treatment depths. The brighter yellow colors indicate maximum pressure at tattoo ink depth (top layer) and the darker red colors indicate lower pressures deeper in the skin (lower levels).

Figure 10
While our RAP device designed acoustic shockwaves are measured in the ultrasound spectrum, they should not be confused with typical therapeutic ultrasound that is focused and creates significant heat through cavitation (bubble formation) within the skin. In contrast Soliton designed acoustic shockwaves are deliberately unfocused and produce little to no heat within the skin. The specific frequency and rise time of Soliton shockwaves allow them to pass harmlessly through normal skin cells but when encountering a significant mass differential like that of tattoo ink particles, they create shear waves that break apart macrophage structures containing the particles and dissipate dermal vacuoles resulting from laser treatment.
Figure 11
Given the high level of energy involved with each electrical discharge and the high repetition rate (up to 100 times per second), the tungsten electrodes in the treatment head have a limited life, hence the need for a replaceable cartridge. The cartridge designed for tattoo removal (Figure 11) is capable of delivering as many as 120,000 shockwaves before replacement, which we believe is enough to treat an average sized tattoo throughout one office visit. This length of service life is only possible through the use of a proprietary drive mechanism for feeding electrode material into the electrical arc without changing the focal point established by the cartridge’s reflector.
In total, we have 8 patent families pending relating to the technologies that makes our RAP device and certain variations possible, as well as various applications of our RAP device, with still more potential patent applications under way. As of March 31, 2018, our patent portfolio is comprised of 5 pending U.S. patent applications, 10 granted and 28 pending foreign counterpart patent applications, and 4 pending PCT patent applications, each of which we either own directly or we are the exclusive licensee.

Market for RAP Tattoo Removal
Over the past two decades or so, the tattoo has become an attractive, artistic expression among many people. The popularity of tattoos continues to rise as they become more accepted in popular culture. People 18-29 years old have the most tattoos, according to a 2010 study by the Pew Research Center with 38% of that age group having at least one. Nearly half of this group with tattoos have between two and five tattoos, while 18 % have six or more. Among other generations, the following indicates the percentages by age with at least one tattoo:

•	30-45 year-olds: 32%

•	46-64 year-olds: 15%

•	> 65 years old: 6%
Currently Americans spend $3.4 billion per year on tattoos, and as social acceptance of body art steadily increases spending on tattoos will likely continue to grow. With the tremendous growth in the number of people getting tattoos, there is a corresponding increase in demand for tattoo removal. Estimates of the size of the tattoo removal market vary widely. One independent source estimates that, globally, the market for tattoo removal is expected to grow at the rate of about 15.6% from 2017 to 2023 and that the global market for tattoo removal is expected to reach several billion in revenue by 2023. Our own research and analysis suggests that regardless of its potential, the current tattoo removal market is significantly underdeveloped.
Tattoo removal is a process of removing a permanent tattoo from the skin. The removal process is undertaken by using laser, surgery, creams, and various other processes. The use of laser techniques for tattoo removal is the predominant tattoo removal process with 66% of the market. Different type of lasers such as Q-switched ruby laser, Q-Switched Nd:YAG laser, and Q-Switched Alexandrite laser are used to remove black as well as colored tattoos. The other options available for tattoo removal include surgical excision, tattoo removal creams, dermabrasion, plastic surgery, and others. Creams are less painful than laser and surgical procedures to remove tattoos, but the use is time consuming and inefficient.
Laser tattoo removal is an elective, private pay procedure performed on an outpatient basis. The procedure is primarily performed at laser centers and dermatology clinics with laser centers performing 60.9% of the procedures in 2016. Because the cost of tattoo removal is many times the cost of tattoo application, the procedure only attracts those who can pay. Laser tattoo removal practitioners charge a premium for their time. Each treatment is generally priced from $100 to $500, and most patients require 10 or more treatments, depending on the size and complexity of the tattoo, to achieve comprehensive removal. Because tattoo removal is a painful, time-consuming and expensive process, patients need to be very motivated for removal. Here are some of the most common reasons people seek tattoo removal:

•	Tattoo includes the name of a former spouse or significant other

•	Limited clothing options to hide tattoo

•	Do not want their children to see it

•	Curtails job prospects

•	Poor quality tattoo

•	Tattoo has faded

•	The importance of getting the tattoo has lessened

We commissioned our own survey of individuals with one or more tattoos in an effort to better understand their interest in, motivations for and concerns about tattoo removal. This survey was designed to be representative of the US population with 95% confidence (+/- 3%) and indicated that 63% of individuals with tattoos were interested in some form of removal. Importantly, a majority of these individuals didn’t regret having tattoos, they simply wanted to make a change. From this observation we conclude that the total available market in the US alone could be calculated as 63% of the estimated 70 million US adults with one or more tattoos (29% of the 2016 US population), or 44 million potential customers.
In this survey we also asked what barriers prevented these individuals from taking action to have a tattoo removed. The primary reasons were cost, pain and efficacy (time required for removal). With this in mind, we believe the dramatic reduction in the number of office visits required for tattoo removal using the Soliton method may be sufficient to motivate many individuals who have been considering tattoo removal to finally take action, which we, in turn believe may result in a material acceleration of the current rate of growth for tattoo removal.
Clinical Trial Results
Our RAP device has received institutional review board (IRB) approval as a non-significant risk device. Subsequent to receiving this status, we have conducted several human clinical trials to study the use of the RAP device to accelerate tattoo fading.
Human Correlation Trial - 1 (HCT-1)
An initial human clinical trial was conducted to demonstrate the dispersion of tattoo pigment. In the first part of the HCT-1 study, three patients with black tattoos in various locations (lower back, lower leg and shoulder) were selected. Two tattoo sites on each patient were treated with a single pass of the RAP device. One site was treated and then immediately biopsied and the other was treated with a biopsy taken 24 hours post treatment. All biopsies in all patients demonstrated pigment dispersion from macrophages. As seen in Figure 12, the images present the tattoo site untreated (left image) and 24 hours post-treatment with the RAP device (right image). Note the significant dispersion of the tattoo ink pigment at 24 hours post treatment in the right image.
Figure 12
In the second part of the HCT-1 study, six patients were selected for a single treatment session to demonstrate tattoo fading. For each patient, a single black tattoo was selected and divided into three adjacent areas. Two of the areas were treated (i.e. test areas) and the third area remained untreated as a control for comparison to the test areas. One test area was treated with a single laser treatment (Laser Only). The other test area was treated with multiple laser passes, with each laser pass followed by a treatment with the RAP device (Laser+RAP). After each laser pass, the laser was adjusted to increase the laser fluence.
Dermal vacuolization was immediately identified in all tattoos treated with a laser. Minimal dermal clearing was detected 5 minutes post treatment in the Laser Only treatment areas. Significant dermal clearing was immediately identified in the Laser+RAP treatment areas. The Laser+RAP treated test area, demonstrated accelerated tattoo fading at 24 hours post treatment when compared to the non-treated tattoo test site (area to the right of the blue line) and to tattoos treated with Laser Only.
The trial also offered important conclusions to the treatment therapy. The importance of preventing thermal damage to the tattoo site resulting from multiple laser passes is critical and concluding avoiding the use of epinephrine, maintaining the hydrogel dressing throughout the procedure, and increasing the laser fluence and spot size with each laser pass (titrating the increases by listing for a treatment ‘snap’ during treatment or by watching for new vacuole formation).
Human Correlation Trial- 2 (HCT-2)
To further demonstrate accelerated tattoo fading in a single office session when the RAP device is used as an accessory to the 1064 nm Q-switched laser, the multi-pass method was again tested in humans in a pivotal clinical trial (HCT-2). The RAP device was evaluated in a single-center (Skin Care Physicians, Chestnut Hill, MA), prospective study.
A total of 32 black tattoos, from 22 participants, were divided into three zones. Two zones in each tattoo, separated by a control zone, were treated with either multiple laser passes, each separated by RAP device applications (“Laser + RAP”) or a single-pass laser treatment (“Laser Only”). The treatment sites were assessed for the number of laser passes and adverse events immediately following the treatment as well as at 6 weeks and 12 weeks following the treatment session. The treatment sites were also assessed for the degree of fading at 12 weeks post treatment using blinded review.
The HCT-2 study confirmed the feasibility of using the RAP device to enable safe, multi-pass laser treatments in a single session. The observed mean number of laser passes in the Laser + RAP treated participants was 4.16. Studies of the PFD Patch demonstrated an ability to achieve a mean of 3.7 passes with use of the patch.  The average number of deliverable passes in a single treatment session of the RAP device, as an alternative accessory device instead of the PFD Patch, was determined to be at least comparable to the average number of deliverable passes in a single treatment session of the PFD Patch.  Based on these results, the primary objective of this study was considered met.
The secondary objective was to assess the degree of tattoo fading from a single treatment session for both the Laser + RAP treatment and the Laser Only treatment.  Assessment by blinded reviewers at 12 weeks indicated that there was accelerated fading for Laser + RAP in comparison to Laser Only.  Specifically, 72% of the tattoos treated with the Laser + RAP had a good, excellent or complete response (>25% fading) compared to 40% of the tattoos treated with Laser Only. Furthermore, 41% of the tattoos treated with the Laser + RAP had an excellent or complete response (≥50% fading) compared to 12% of the tattoos treated with Laser Only. Finally, 19% of the tattoos treated with the Laser + RAP had a complete response (>75% fading) compared to 3% of the tattoos treated with Laser Only.
As an additional comparison, assessment of tattoo fading at 12 weeks was performed by the treating physicians (non-blinded reviewers). The non-blinded reviewers scored 81% of the tattoos treated with the Laser + RAP as having a good, excellent, or complete response (>25% fading) compared to 16% of the tattoos treated with Laser Only. On average, the tattoos treated with the Laser + RAP had 49% fading in a single treatment session, as compared with only 16% for the tattoos treated with Laser Only. The difference between the blinded and non-blinded reviewers in terms of fading scores is believed to be a result of the bon-blinded reviewers’ direct examination the tattoos at 12 weeks compared to the blinded reviewers’ use of photographs only. However, the differences were not statistically significant using chi-square analysis.
A representative cross-polarized images of one participant’s tattoo, before treatment and 12 weeks after treatment, are shown in Figure 13. In these images, the tattoo zone marked with ‘A’ was treated with Laser Only and the tattoo zone marked with ‘B’ was treated with Laser+RAP. As can be seen with these images, after 12 weeks, the tattoo zone treated with Laser+RAP demonstrated a significant degree of fading in comparison with the tattoo zone treated with Laser Only.
The conclusion of the HCT-2 study was that the RAP device, as an accessory to the 1064 nm Q-switched laser, safely enables multiple laser treatments in a single office visit. More importantly, the RAP device enables accelerated tattoo fading in a single treatment session.
Figure 13
Human Correlation Trial - 3 (HCT-3)
HCT-3 built upon HCT-2 by bringing back 10 HCT-2 subjects (12 tattoos) for up to an additional two separate treatment sessions. The first session performed as part of the HCT-2 multi-pass laser treatment study was followed by a second session 20 weeks after the first session. The third and final session (where needed) was performed 28 weeks after the first session (8 weeks after the second session). As described for the HCT-2 study above, each test site was treated with either Laser + RAP or Laser Only. The test sites were assessed for degree of fading at 40 weeks following the first session (12 weeks following the third session).
The Laser + RAP in HCT-3 again outperformed Laser Only, with subjects showing an average of 80% fading after only two visits vs. 44% for Laser Only. After 3 “Soliton” treatments, 100% of the treated tattoos had a ‘Complete’ (76-100% faded) response; in comparison, only 16% of the tattoos treated with the Laser Only had a ‘Complete’ response.
The same representative image from Figure 13 is shown in Figure 14 before treatment and a new image taken after three treatment sessions is shown below it. Hence, the top photo in Figure 15 is taken before any treatments began and the bottom photo is taken at week 40--12 weeks post the third treatment. In the top photo, the section marked with an "A" was treated with Laser Only and the section marked with "B" was treated with Laser + RAP. As can be seen with these images, after 40 weeks, the tattoo zone treated with Laser + RAP demonstrated a significant degree of fading in comparison with the tattoo zone treated with Laser Only.
The conclusion from HCT-3 was that RAP, used as an accessory to the 1064 nm Q-Switched laser, enabled accelerated tattoo fading in just three office visits.
Figure 14
Research and Development
While we are initially targeting the tattoo removal market, our technology also shows promise in a number of other indications. We have conducted animal studies and some limited human trials in some of these other indications as discussed below. In addition, we are in the early research stages with a method for improving the safety and efficacy of lasers in general.
Reduction of Cellulite and Skin Laxity
Cellulite is a condition that primarily affects women, usually occurring in the buttock and thigh area, where the skin has a dimpled or lumpy appearance. Between 80 and 90 percent of women will probably experience cellulite sometime in their lives. There is a very large global market for cellulite treatment. In the U.S. alone, women spend roughly one billion dollars a year on cellulite therapy, with approximately 85% of U.S. women reporting concerns about cellulite. There are numerous treatments available, but the effect is mostly temporary. A 2015 review of a variety of studies into the effectiveness of different techniques indicated that either the procedures did not work, or the research methodology was flawed. No non-invasive treatment appears to have yet been confirmed by scientific research. The American Academy of Dermatology (AAD) reviewed a number of surgical techniques that may be successful in reducing the appearance of cellulite by breaking up the bands of connective tissue under the skin's surface. As a non-invasive technique, if the RAP device is capable of reducing the appearance of cellulite, we believe this could become an important new indication for our technology.
Cellulite is characterized by relief alterations (lumpiness) of the skin surface, which give the skin an orange peel, cottage cheese, or mattress-like appearance. One cause for cellulite is believed to be inadequate collagen in the dermis leading to a weak dermal extracellular matrix (ECM).  Excess subcutaneous fat can then protrude into the weak pockets within the ECM resulting in a mottled or lumpy appearance to the skin. This same weakening of the ECM can also be associated with skin laxity whereby the skin appears loose, wrinkled and creped.
We believe it may be possible to reduce the appearance of cellulite and skin laxity by strengthening the ECM. Existing independent research suggests this can be accomplished by inducing the fibroblasts in the skin to produce more collagen.  One approach to inducing collagen production is to apply an external force to pre-stress fibroblasts by applying external pulsed acoustic shockwaves at high repetition rates. Given the viscoelastic nature of fibroblasts, we believe external acoustic waves applied at repetition rates faster than the relaxation rate of the fibroblasts will cause the cells to stiffen and become “pre-stressed.” In this pre-stressed state, fibroblasts become more susceptible to external forces and if the external forces are great enough, we believe the fibroblast will then produce collagen.
Soliton’s RAP device produces 1-6 MPA designed acoustic shockwaves at pulse rates between 50 and 100 Hz. We believe this high pulse rate enables the ‘pre-stressing’ of the fibroblasts so that they are sensitized to the external forces from the acoustic shockwaves. As an initial proof-of-concept we have demonstrated in a pig model that our RAP device is capable of consistently forming new collagen within the ECM of the dermis.  As seen in Figure 15, the histological image on the right demonstrates the stimulation of new collagen growth in pig skin after a single 2-minute application of the RAP device (i.e., increase in blue staining) in comparison to the histological image on the left from non-treated skin.
Figure 15
Another of our animal studies shows the apparent potential of RAP device treatments to strengthen the ECM in pig skin, which independent research has suggested may lead to increased skin stiffness and uniformity in humans. As shown in Figure 16, the septa in the adipose layer demonstrate increase thickening over time with repeat RAP treatments. The histology image on the right was after a single RAP treatment. The histology image on the far left was after multiple RAP treatments. We believe the increase in septa thickening should lead to increased skin stiffness and uniformity.
Figure 16
We intend to conduct our first human trial in the cellulite indication during 2018.
We also believe this same mechanism of action may play a role in reducing skin laxity, adding yet another important potential new indication for the RAP device.
Reduction of Subcutaneous Fat
The aesthetic device market for subcutaneous fat reduction is dominated by a technology branded as CoolSculpting®, which is owned by Allergan. The CoolSculpting technology centers around a process Allergan calls Cryolipolysis® and utilizes cooling plates against which a patient’s skin is held by vacuum. The objective of this method is to cause the death of subcutaneous fat cells, which are then absorbed by the body over a period of 90 days, resulting in an overall reduction in fat volume. While this method has enjoyed market success, its efficacy has been limited by the relative percentage of fat reduction it can achieve (about 20% to 25% as reported by Allergan) and the uniformity or smoothness of the resulting skin area after treatment.
Following the success of the CoolSculpting procedure, competing methods of reducing subcutaneous fat have also been introduced. One of the more successful competing technologies has been a procedure called SculpSure® from the Cynosure division of Hologic, a leading laser manufacturer. SculpSure relies on the use of heat generated from laser energy rather than Cryolipolysis.
In vitro and in vivo testing of our RAP device suggests that Soliton shockwaves may have an effect on subcutaneous fat cells that may be beneficial to the current method of subcutaneous fat reduction. In light of this, we have entered into a series of clinical trials with a large global aesthetics company to test whether or not this is the case in human subjects. These trials are early stage and intended as a proof-of-concept to determine if expanded human trials are warranted.
Improved Laser Technology
In addition, we are in the early research stages with a method for improving the safety and efficacy of lasers in general. The goal is to use these improved lasers, in combination with the RAP device, to achieve complete tattoo removal in 1-2 sessions. The underlying technology concept for improving lasers is still early in the research phase and subject to further proof-of-concept testing before we can assess its potential.

Patents and Proprietary Technology
To establish and protect our proprietary technologies and products, we rely on a combination of patent, copyright, trademark, and trade-secret laws, as well as confidentiality provisions in our contracts. We have implemented a patent strategy designed to protect our technology and facilitate commercialization of our current and future products. In total, we have 8 patent families pending relating to the technologies that make our RAP device and certain variations possible, as well as various applications of our RAP device, with still more potential patent applications under way. As of March 31, 2018, our patent portfolio is comprised of 5 pending U.S. patent applications, 10 granted and 28 pending foreign counterpart patent applications, and 4 pending PCT patent applications, each of which we either own directly or we are the exclusive licensee. Our intellectual property portfolio for our core RAP technology was built through the combination of licensing patents from third parties and the issuance of filing of new patent applications by us as the result of our ongoing development activities. Many of our pending patents were exclusively licensed from MD Anderson and generally relate to early variations of our core technology relating to our RAP platform. In general, patents have a term of 20 years from the application filing date or earliest claimed priority date.
We also rely on trade secrets, technical know-how, contractual arrangements, and continuing innovation to protect our intellectual property and maintain our competitive position. We have a policy to enter into confidentiality agreements with third parties, employees, and consultants. We also have a policy that our employees and consultants sign agreements requiring that they assign to us their interests in intellectual property such as patents and copyrights arising from their work for us. It is our policy that all employees sign an agreement not to compete unfairly with us during their employment and upon termination of their employment through the misuse of confidential information, soliciting employees, and soliciting customers.
We have registered “Soliton” as a trademark in the United States, “soliton.com” is a URL registered in the name of Soliton, Inc. and our logo and product designs are protected by copyright. Additionally, we have also registered the “Soliton” trademark in a number of other important other foreign countries. These trademarks have been granted in the United States and four other countries and are still pending in seven countries.
MD Anderson License Agreement
On April 5, 2012, the Company entered into a Patent and Technology License Agreement with The University of Texas M.D. Anderson Cancer Center (“MD Anderson”). Pursuant to the agreement, the Company obtained a royalty-bearing, worldwide, exclusive license to intellectual property including patent rights related to the patents and technology the Company uses. Under the agreement, Soliton agreed to pay a nonrefundable license documentation fee 30 days after the effective date of the agreement. Additionally, Soliton agreed to pay a nonrefundable annual maintenance fee starting on the third anniversary of the effective date of the agreement, which escalates each anniversary. Additionally, the Company agreed to a running royalty percentage of net sales. The Company also agreed to make certain milestone and sublicensing payments.
MD Anderson has the right to terminate the agreement upon advanced notice in the event of a default by Soliton. The agreement will expire upon the expiration of the licensed intellectual property. The rights obtained by the Company pursuant to the agreement are made subject to the rights of the U.S. government to the extent that the technology covered by the licensed intellectual property was developed under a funding agreement between MD Anderson and the U.S. government. To the extent that is the case, our license agreement with, and the intellectual property rights we have licensed from, MD Anderson are subject to such a funding agreement and any superior rights that the U.S. government may have with respect to the licensed intellectual property. Therefore, there is a risk that the intellectual property rights we have licensed from MD Anderson may be non-exclusive or void if a funding agreement related to the licensed technology between MD Anderson and the U.S. government does exist and depending on the terms of such an agreement. Notwithstanding the foregoing, we do not believe our RAP technology received any federal funding. All out-of-pocket expenses incurred by MD Anderson in filing, prosecuting and maintaining the licensed patents have been and shall continue to be assumed by the Company.
Properties
The company’s corporate and executive offices are in located in a leased facility in Houston, Texas. The current lease terminates in 2021. The company believes that our facilities are sufficient to meet the current needs and that suitable space will be available as and when needed. Soliton does not own any real property.
Legal Proceedings
In the normal course of business, from time-to-time, we may be subject to claims in legal proceedings. However, we are currently not a party to any pending legal actions. Notwithstanding, legal proceedings are subject-to inherent uncertainties, and an unfavorable outcome in future proceedings could include monetary damages, and in such event, could result in a material adverse impact on our business, financial position, results of operations, or cash flows.
Employees
As of July 5, 2018, Soliton had six full-time employees and two part-time employees, and accordingly, a high percentage of the work performed for our development projects is outsourced to qualified independent contractors.
Government Regulation
Our product candidate and operations are subject to extensive and rigorous regulation by the U.S. Food and Drug Administration, or FDA, under the Federal Food, Drug, and Cosmetic Act, or FDCA, and it’s implementing regulations, guidance documentation, and standards. Our RAP device is regulated by the FDA as a medical device. The FDA regulates the design, development, research, testing, manufacturing, safety, labeling, storage, recordkeeping, promotion, distribution, sale and advertising of medical devices in the United States to ensure that medical products distributed domestically are safe and effective for their intended uses. The FDA also regulates the export of medical devices manufactured in the United States to international markets. Any violations of these laws and regulations could result in a material adverse effect on our business, financial condition and results of operations. In addition, if there is a change in law, regulation or judicial interpretation, we may be required to change our business practices, which could have a material adverse effect on our business, financial condition and results of operations.
Unless an exemption applies, before we can commercially distribute medical devices in the United States, we must obtain, depending on the type of device, either prior premarket clearance or premarket approval, or PMA, from the FDA. The FDA classifies medical devices into one of three classes:

•
Class I devices, which are subject to only general controls (e.g., labeling, medical devices reporting, and prohibitions against adulteration and misbranding) and, in some cases, to the premarket clearance requirements;

•	Class II devices, generally requiring premarket clearance before they may be commercially marketed in the United States; and

•
Class III devices, consisting of devices deemed by the FDA to pose the greatest risk, such as life-sustaining, life-supporting or implantable devices, or devices deemed not substantially equivalent to a predicate device, generally requiring submission of a PMA supported by clinical trial data.

Our current product candidates, including the RAP device, are all class II devices and will require submission of a premarket notification.
510(k) Clearance Pathway
When a 510(k) clearance is required, we must submit a premarket notification demonstrating that our proposed device is substantially equivalent to a previously cleared 510(k) device or a device that was in commercial distribution before May 28, 1976 for which the FDA has not yet called for the submission of PMAs. By regulation, the FDA is required to clear or deny a 510(k) premarket notification within 90 days of submission of the application. As a practical matter, clearance may take longer. The FDA may require further information, including clinical data, to make a determination regarding substantial equivalence.
Any modification to a 510(k)-cleared device that would constitute a major change in its intended use, or any change that could significantly affect the safety or effectiveness of the device, requires a new 510(k) clearance and may even, in some circumstances, require a PMA, if the change raises complex or novel scientific issues or the product has a new intended use. The FDA requires every manufacturer to make the determination regarding the need for a new 510(k) submission in the first instance, but the FDA may review any manufacturer's decision.
Premarket Approval (PMA) Pathway
A PMA must be submitted to the FDA if the device cannot be cleared through the 510(k) process. A PMA must be supported by extensive data, including but not limited to, technical, preclinical, clinical trials, manufacturing and labeling to demonstrate to the FDA's satisfaction the safety and effectiveness of the device for its intended use. During the review period, the FDA will typically request additional information or clarification of the information already provided. Also, an advisory panel of experts from outside the FDA may be convened to review and evaluate the application and provide recommendations to the FDA as to the approvability of the device. The FDA may or may not accept the panel's recommendation. In addition, the FDA will generally conduct a pre-approval inspection of the manufacturing facility or facilities to ensure compliance with the QSRs.
New PMAs or PMA supplements are required for modifications that affect the safety or effectiveness of the device, including, for example, certain types of modifications to the device's indication for use, manufacturing process, labeling and design. PMA supplements often require submission of the same type of information as a PMA, except that the supplement is limited to information needed to support any changes from the device covered by the original PMA and may not require as extensive clinical data or the convening of an advisory panel.
de novo Classification
Medical device types that the FDA has not previously classified as Class I, II or III are automatically classified into Class III regardless of the level of risk they pose. The Food and Drug Administration Modernization Act of 1997 established a new route to market for low to moderate risk medical devices that are automatically placed into Class III due to the absence of a predicate device, called the “Request for Evaluation of Automatic Class III Designation,” or the de novo classification procedure. This procedure allows a manufacturer whose novel device is automatically classified into Class III to request down-classification of its medical device into Class I or Class II on the basis that the device presents low or moderate risk, rather than requiring the submission and approval of a PMA application. Prior to the enactment of the Food and Drug Administration Safety and Innovation Act of 2012, or the FDASIA, a medical device could only be eligible for de novo classification if the manufacturer first submitted a 510(k)

premarket notification and received a determination from the FDA that the device was not substantially equivalent. FDASIA streamlined the de novo classification pathway by permitting manufacturers to request de novo classification directly without first submitting a 510(k) premarket notification to the FDA and receiving a not substantially equivalent determination. Under FDASIA, the FDA is required to classify the device within 120 days following receipt of the de novo application. If the manufacturer seeks reclassification into Class II, the manufacturer must include a draft proposal for special controls that are necessary to provide a reasonable assurance of the safety and effectiveness of the medical device. In addition, the FDA may reject the reclassification petition if it identifies a legally marketed predicate device that would be appropriate for a 510(k) or determines that the device is not low to moderate risk or that general controls would be inadequate to control the risks and special controls cannot be developed.
Clinical Trials
Clinical trials are generally required to support a PMA application and are sometimes required for 510(k) or de novo clearance. Such trials generally require an investigational device exemption application, or IDE, approved in advance by the FDA for a specified number of patients and study sites, unless the product is deemed a nonsignificant risk device eligible for more abbreviated IDE requirements. Clinical trials are subject to extensive monitoring, recordkeeping and reporting requirements. Clinical trials must be conducted under the oversight of an institutional review board, or IRB, for the relevant clinical trial sites and must comply with FDA regulations, including but not limited to those relating to good clinical practices. To conduct a clinical trial, we also are required to obtain the patients' informed consent in form and substance that complies with both FDA requirements and state and federal privacy and human subject protection regulations. We, the FDA or the IRB could suspend a clinical trial at any time for various reasons, including a belief that the risks to study subjects outweigh the anticipated benefits. Even if a trial is completed, the results of clinical testing may not adequately demonstrate the safety and efficacy of the device or may otherwise not be sufficient to obtain FDA approval to market the product in the U.S. Similarly, in Europe the clinical study must be approved by a local ethics committee and in some cases, including studies with high-risk devices, by the ministry of health in the applicable country.
Pervasive and Continuing Regulation
After a device is placed on the market, numerous regulatory requirements apply. These include:

•	Product listing and establishment registration, which helps facilitate FDA inspections and other regulatory action;

•
Quality System Regulation, or QSR, which requires manufacturers, including third-party manufacturers, to follow stringent design, testing, control, documentation and other quality assurance procedures during all aspects of the manufacturing process;

•	labeling regulations and FDA prohibitions against the promotion of products for uncleared, unapproved or off-label use or indication;

•	clearance of product modifications that could significantly affect safety or efficacy or that would constitute a major change in intended use of one of our cleared devices;

•	approval of product modifications that affect the safety or effectiveness of one of our approved devices;

•
medical device reporting regulations, which require that manufacturers comply with FDA requirements to report if their device may have caused or contributed to a death or serious injury, or has malfunctioned in a way that would likely cause or contribute to a death or serious injury if the malfunction of the device or a similar device were to recur;

•	post-approval restrictions or conditions, including post-approval study commitments;

•	post-market surveillance regulations, which apply when necessary to protect the public health or to provide additional safety and effectiveness data for the device;

•	the FDA's recall authority, whereby it can ask, or under certain conditions order, device manufacturers to recall from the market a product that is in violation of governing laws and regulations;

•	regulations pertaining to voluntary recalls; and

•	notices of corrections or removals.
Advertising and promotion of medical devices, in addition to being regulated by the FDA, are also regulated by the Federal Trade Commission and by state regulatory and enforcement authorities. Recently, promotional activities for FDA-regulated products of other companies have been the subject of enforcement action brought under healthcare reimbursement laws and consumer protection statutes. In addition, under the federal Lanham Act and similar state laws, competitors and others can initiate litigation relating to advertising claims. In addition, we are required to meet regulatory requirements in countries outside the U.S., which can change rapidly with relatively short notice. If the FDA determines that our promotional materials or training constitutes promotion of an unapproved use, it could request that we modify our training or promotional materials or subject us to regulatory or enforcement actions.
Furthermore, our products could be subject to voluntary recall if we or the FDA determine, for any reason, that our products pose a risk of injury or are otherwise defective. Moreover, the FDA can order a mandatory recall if there is a reasonable probability that our device would cause serious adverse health consequences or death.
The FDA has broad post-market and regulatory enforcement powers. Once we have a marketed product, we will be subject to unannounced inspections by the FDA to determine our compliance with the QSR and other regulations, and these inspections may include the manufacturing facilities of some of our subcontractors. Failure by us or by our suppliers to comply with applicable regulatory requirements can result in enforcement action by the FDA or other regulatory authorities, which may result in sanctions including, but not limited to:

•	untitled letters, warning letters, fines, injunctions, consent decrees and civil penalties;

•	unanticipated expenditures to address or defend such actions

•	customer notifications for repair, replacement, refunds;

•	recall, detention or seizure of our products;

•	operating restrictions or partial suspension or total shutdown of production;

•	refusing or delaying our requests for premarket clearance or premarket approval of new products or modified products;

•	operating restrictions;

•	withdrawing premarket clearances or PMA approvals that have already been granted;

•	refusal to grant export approval for our products; or

•	criminal prosecution.
Competition
The medical device industry is subject to intense competition. Our products will compete against stand-alone laser treatments offered by offered by Hologic (Cynosure), Cutera, Lumenis, Candela and Laserscope, as well as several smaller highly-specialized companies. If the RAP device is cleared by the FDA we intend to compete primarily on the basis of improved time to remove, reduced pain, reduced chance of scarring and, reduced trips to the doctor. In addition, competition among providers of devices for the aesthetic market is characterized by extensive research efforts and rapid technological progress. To compete effectively, we must demonstrate that our products are attractive alternatives to other laser-only methods for tattoo removal. Additionally, there are many companies, both public and private, that are developing devices that use both laser-based and alternative technologies for the conditions treated by our products that may prove to be more effective, safer or less costly than our products. Many of these competitors have significantly greater financial and human resources than we do and have established reputations as well as worldwide distribution channels that are more effective than ours. Additional competitors may enter the market, and we are likely to compete with new companies in the future. We expect to encounter potential customers that, due to existing relationships with our competitors, are committed to or prefer the products offered by these competitors. We expect that competitive pressures may result in price reductions, reduced margins and loss of market share. There can be no assurance that competitors, many of which have made substantial investments in competing technologies, will not prevent, limit or interfere with our ability to make, use or sell our products either in the United States or in international markets.
A company called OnLight (recently acquired by Merz Pharma) introduced a transparent patch infused with a clear chemical called Perfluorodecalin (PFD). The DESCRIBE® PFD Patch is a single-use, optical clearing device accessory for use in laser-assisted tattoo removal procedures and is now marketed by Merz Aesthetics. Side effects, including pain, erythema and edema were reported during laser tattoo removal. The DESCRIBE® PFD Patch is available only through licensed physicians. They claim to speed the time to clearance of a tattoo by absorbing laser-induced whitening and allowing for immediate re-treatment.
Some patients may choose to have their tattoo surgically excised by a plastic surgeon or dermatologist.
As of March 31, 2018, the FDA has not approved or cleared any do-it-yourself tattoo removal ointments or creams.
The cellulite removal market is highly competitive and has numerous device companies in the space. The technologies currently being used vary significantly in approach, efficacy and invasiveness to the patient.

MANAGEMENT
The following table sets forth certain information regarding our executive officers and directors as of June 30, 2018.

Name	Age	Position
Walter V. Klemp	59	Executive Chairman
Christopher Capelli	58	President and Chief Science Officer
Lori Bisson	47	Chief Financial Officer
Joe Tanner	70	Chief Operating Officer
Jonathan P. Foster	54	Director
Bradley Hauser	41	Director
Danika Harrison	42	Director
Set forth below is biographical information about each of the individuals named in the tables above:
Walter V. Klemp - Founder and Executive Chairman. Mr. Klemp is a co-founder of our company and has served as our executive chairman since July 2015. From 2006 until 2016, Mr. Klemp has served as the chairman, co-founder and part-time chief executive officer of Moleculin, LLC, and since 2016 Mr. Klemp has served as chairman and chief executive officer of Moleculin Biotech, Inc., a clinical stage pharmaceutical company focused on the development of oncology drug candidates. Mr. Klemp served as president and chief executive officer of Zeno Corporation from 2004 to April 2011, where he developed and marketed dermatology devices and drugs from concept through FDA approval and market launch. From 1987 to 2000, Mr. Klemp served as chief executive officer and chairman of Drypers Corporation, a publicly traded multinational consumer products company that was listed as #1 on the INC 500 List of America’s Fastest Growing Companies. We believe that Mr. Klemp’s history with our company and background, coupled with his extensive experience in the medical field, provide him with the qualifications to serve as a director. Mr. Klemp earned a B.A. degree from Lewis & Clark. Mr. Klemp currently provides services as needed by us, which we estimate does not exceed 10 hours per week.
Christopher Capelli, M.D. - Founder, President and Chief Science Officer. Dr. Capelli is a co-founder of our company and has served as our president since March 2018 and chief science officer since September 2015. From September 2014 through August 2015. Dr. Capelli was a consultant to the company. Dr. Capelli is the lead inventor of Soliton’s RAP technology. From March 2005 through August 2014, Dr. Capelli served as the vice president in the office of Technology Based Ventures at The University of Texas M. D. Anderson Cancer Center. From March 2001 through February 2005, Dr. Capelli served the director of the Office of Technology Management at the University of Pittsburgh. From 1987 through 1998, Dr. Capelli served the president and was the founder of BioInterface Technologies, Inc. which developed new a silver-based antimicrobial technology for use in wound care. Dr. Capelli is a graduate of Massachusetts Institute of Technology with a Bachelor of Science degree in Mechanical Engineering. Dr. Capelli earned his MD from the University of Wisconsin Medical School and maintains a medical license in the State of Wisconsin. We believe that Dr. Capelli's history with our company as a founder and as the creator of our technology provide him with the qualifications to serve as a director.
Lori Bisson. - Chief Financial Officer. Ms. Bisson has served as our chief financial officer since January 2015. Prior to joining Soliton, Ms. Bisson worked as a financial and business development consultant as a Shareholder in Condon & Company, PC, from 2009 through December 2014, where she advised a number of life science companies. From 2005 to 2009, Ms. Bisson served as the CFO of Zeno Corporation, a medical device company focused on new technology in the aesthetics area. Ms. Bisson previously served as the CFO of Gulfstream Trading, Ltd., an international oil trading organization from 2001 to 2005. From 1995 to 2001, Ms. Bisson held various positions with Drypers Corporation, a publicly traded multinational consumer products company, where she ultimately held the title of Vice President of Integrated Solutions and oversaw accounting, information technology, and logistics for the US operation. Ms. Bisson began her career at Arthur Andersen, LLP as an auditor focused on consumer products companies. Ms. Bisson also serves as an advisor to Moleculin Biotech, Inc., a drug development company traded on NASDAQ developing novel cancer therapies. Ms. Bisson earned her CPA in 1995 after earning her BBA from Baylor University.
Joe Tanner - Chief Operating Officer. Mr. Tanner has served as Soliton’s Chief Operating Officer since October 2014. Since 2000, Mr. Tanner has served as co-owner and part time co-manager of a chain of convenience stores in Washington State. Mr. Tanner served as Chief Operating Officer of Zeno Corporation from 2005 to 2011, a company that developed and marketed dermatology devices and drugs from concept through FDA approval and market launch. From 1993 to 2000, Mr. Tanner served as Chief Operating Officer of Drypers Corporation’s International Division, comprised of manufacturing facilities in 6 countries and sales teams in many other counties. Mr. Tanner has an undergraduate degree from Harvard University and a law degree from the University of Texas.
Jonathan P. Foster - Director. Mr. Jonathan P. Foster joined our Board of Directors effective as of June 15, 2018. Mr. Foster currently serves as the Chief Financial Officer for Moleculin Biotech, Inc. (MBI), a drug development company traded on Nasdaq developing novel cancer therapies. Prior to his tenure at MBI, Mr. Foster served as the CFO of InfuSystem Holdings, Inc., a medical technology company providing pumps for hospital use, from 2012 to 2016. Prior to InfuSystem, Mr. Foster served as a consultant to the Chief Financial Officer of LSG Sky Chefs, USA, Inc., a subsidiary of Deutsche Lufthansa AG and the world's largest provider of airline catering and in-flight services. Prior to that, from 2000-2012, he was President, CFO and majority owner of United Credit, Inc. & Advance Today, Inc., a privately-owned consumer finance company with multiple locations. From 1996-2000, Mr. Foster served as Executive Vice President and Chief Financial Officer of Drypers Corporation, a publicly traded global consumer products company with more than 2,000 employees internationally and $460 million in revenue. He previously served as Chief Financial Officer of Dickson Weatherproof Nail Company, Controller & Treasurer of divisions of Schlumberger Industries, and as a Manager in the Middle Market Group of Deloitte & Touche. He has also served on the State of South Carolina Board of Financial Institutions and the Board of Directors for the Easley Baptist Hospital Foundation. Mr. Foster has a BS in Accounting from Clemson University, is a Certified Public Accountant and AICPA Chartered Global Management Accountant. We believe that Mr. Foster's experience as a chief financial officer in the biotechnology industry and his extensive accounting experience provide him with the qualifications to serve as a director.
Brad Hauser - Director. Mr. Bradley Hauser, also known as Brad, joined our Board of Directors effective as of June 15, 2018. Mr. Hauser has served as the Vice President, R&D and General Manager for CoolSculpting at Allergan Pharmaceuticals since ZELTIQ Aesthetics, Inc. was acquired by Allergan in April 2017. Previously, he served as the Senior Vice President of Research and Development at ZELTIQ Aesthetics, Inc. from January 2017 to April 2017 and as its Vice President of Research and Development from July 2015 to January 2017. Mr. Hauser joined ZELTIQ in December 2013 as Vice President of Product and Clinical Strategy. Prior to joining ZELTIQ, he held multiple roles in the aesthetic industry, including Executive Vice President of Commercial Operations for Cutera, Director of Research and Development at Medicis and Managing Director of Product and Clinical Marketing at Solta Medical. Mr. Hauser received his Bachelor of Arts in Human Biology from Stanford University.
Danika Harrison - Director. Ms. Danika R. Harrison joined our Board of Directors effective as of June 15, 2018. Ms. Harrison has been the President and CEO of Elira Therapeutics, Inc. since September 2017. Prior to that she served as Senior Vice President of Global Marketing at ZELTIQ Aesthetics, Inc. from January 2017, serving as its Vice President of Global Marketing from February 2016 and as VP of Consumer and Brand Marketing from November 2014 until the acquisition of Zeltiq by Allergan in April 2017. Ms. Harrison served as Senior Vice President of Direct Marketing & Innovation at TRIA Beauty, Inc. from December 2013 to June 2014, serving previously as Senior Vice President of

Global Marketing from December 2011, and as VP/GM of North America from March 2011. From April 2006 to March 2011, Ms. Harrison worked at Rosetta, a consulting-centered interactive agency, where she was most recently a Partner leading the relationship marketing group consulting for leading brands like Dannon, Johnson’s Baby and Rogers to develop direct and digital marketing programs throughout the United States and Canada. Ms. Harrison holds a B.S. from Georgetown University and an M.B.A. from the Kellogg School of Management at Northwestern University.
Director Independence
The rules of the NASDAQ Stock Market, or the NASDAQ Rules, require a majority of a listed company’s board of directors to be composed of independent directors within one year of listing. In addition, the NASDAQ Rules require that, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and governance committees be independent. Under the NASDAQ Rules, a director will only qualify as an independent director if, in the opinion of our board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The NASDAQ Rules also require that audit committee members satisfy independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended, or the Exchange Act. In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries. In considering the independence of compensation committee members, the NASDAQ Rules require that our board of directors must consider additional factors relevant to the duties of a compensation committee member, including the source of any compensation we pay to the director and any affiliations with the company.
Our current board of directors undertook a review of the composition of our current board of directors and the independence of each director. Our board of directors has determined that Messrs. Foster and Hauser, and Ms. Harrison are independent as defined under the NASDAQ rules. Messrs. Klemp and Capelli are not independent.
Committees of the Board of Directors
Our board of directors has established an audit committee, a compensation committee and a nominating and governance committee. Each of these committees will operate under a charter that will be approved by our board of directors prior to this Offering.
Audit Committee. Our audit committee consists of three independent directors. The members of the audit committee are Mr. Foster, who chairs the committee, Mr. Hauser, and Ms. Harrison. The audit committee consists exclusively of directors who are financially literate. In addition, Mr. Foster is considered an “audit committee financial expert” as defined by the SEC’s rules and regulations.
The audit committee responsibilities include:

•	overseeing the compensation and work of and performance by our independent auditor and any other registered public accounting firm performing audit, review or attestation services for us;

•	engaging, retaining and terminating our independent auditor and determining the terms thereof;

•	assessing the qualifications, performance and independence of the independent auditor;

•	evaluating whether the provision of permitted non-audit services is compatible with maintaining the auditor’s independence;

•	reviewing and discussing the audit results, including any comments and recommendations of the independent auditor and the responses of management to such recommendations;

•	reviewing and discussing the annual and quarterly financial statements with management and the independent auditor;

•	producing a committee report for inclusion in applicable SEC filings;

•	reviewing the adequacy and effectiveness of internal controls and procedures;

•
establishing procedures regarding the receipt, retention and treatment of complaints received regarding the accounting, internal accounting controls, or auditing matters and conducting or authorizing investigations into any matters within the scope of the responsibility of the audit committee; and

•	reviewing transactions with related persons for potential conflict of interest situations.
Compensation Committee. Our compensation committee consists of three independent directors. The members of the Compensation Committee are Mr. Hauser, who chairs the committee, Ms. Harrison and Mr. Foster. The committee has primary responsibility for:

•	reviewing and recommending all elements and amounts of compensation for each executive officer, including any performance goals applicable to those executive officers;

•	reviewing and recommending for approval the adoption, any amendment and termination of all cash and equity-based incentive compensation plans;

•	once required by applicable law, causing to be prepared a committee report for inclusion in applicable SEC filings;

•	approving any employment agreements, severance agreements or change of control agreements that are entered into with the CEO and certain executive officers; and

•	reviewing and recommending the level and form of non-employee director compensation and benefits.
Nominating and Governance Committee. The Nominating and Governance Committee consists of three independent directors. The members of the Nominating and Governance Committee are Mr. Foster, who chairs the committee, Ms. Harrison, and Mr. Hauser. The Nominating and Governance Committee’s responsibilities include:

•	recommending persons for election as directors by the stockholders;

•	recommending persons for appointment as directors to the extent necessary to fill any vacancies or newly created directorships;

•	reviewing annually the skills and characteristics required of directors and each incumbent director’s continued service on the board;

•	reviewing any stockholder proposals and nominations for directors;

•	advising the board of directors on the appropriate structure and operations of the board and its committees;

•	reviewing and recommending standing board committee assignments;

•
developing and recommending to the board Corporate Governance Guidelines, a Code of Business Conduct and Ethics and other corporate governance policies and programs and reviewing such guidelines, code and any other policies and programs at least annually;

•	making recommendations to the board as to determinations of director independence; and

•	making recommendations to the board regarding corporate governance based upon developments, trends, and best practices.
The Nominating and Governance Committee will consider stockholder recommendations for candidates for the board of directors.
Our bylaws provide that, in order for a stockholder’s nomination of a candidate for the board to be properly brought before an annual meeting of the stockholders, the stockholder’s nomination must be delivered to the Secretary of the company no later than 120 days prior to the one-year anniversary date of the prior year’s annual meeting.
Code of Business Conduct and Ethics
We have adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. Following this Offering, a copy of the code will be made available on the Corporate Governance section of our website, which is located at www.soliton.com. If we make any substantive amendments to, or grant any waivers from, the code of business conduct and ethics for any officer or director, we will disclose the nature of such amendment or waiver on our website or in a current report on Form 8-K filed with the SEC.

COMPENSATION OF EXECUTIVE OFFICERS
Summary Compensation Table
The following table and the related notes set forth information relating to the compensation earned by each of the named executive officers during the last two fiscal years.

Name and Principal Position	Year	Salary ($) (2)	Bonus (2)	Stock Awards ($) (1)	Total ($)
Walter V. Klemp, Executive Chairman	2017	$300,000	$15,625	$—	$315,625
	2016	300,000	—	—	300,000
Chris Capelli, President & Chief Science Officer	2017	300,000	15,625	—	315,625
	2016	300,000	—	—	300,000
Lori Bisson, Chief Financial Officer	2017	160,000	—	—	160,000
	2016	160,000	—	192,857	352,857
Joe Tanner, Chief Operating Officer	2017	225,000	11,719	—	236,719
	2016	225,000	—	257,143	482,143

(1)
Represents the full grant date fair value of the restricted stock grant calculated in accordance with FASB ASC Topic 718. For a summary of the assumptions made in the valuation of these awards, please see Note 8 to our consolidated financial statements included elsewhere in this Offering Circular.

(2)
In 2017, Walter V. Klemp, Chris Capelli, and Joe Tanner agreed to defer $31,250, $31,250, and $23,438, respectively, of their compensation until the Company has additional funding. Additionally, the Company agreed to pay a 50% premium on the amount deferred, which amounts will be paid contingent upon available funding at the close of this Offering.

Employment Agreements
Prior to the Offering, we intend to enter into employment agreements with key members of management.
Equity Awards
The following table sets forth certain information concerning our outstanding restricted stock agreements for our named executive officers at December 31, 2017.
Outstanding Equity Awards At Fiscal Year-End-2017

Name	Number of Securities Underlying Shares (#) Unrestricted Stock	Number of Securities Underlying Shares (#) Restricted Stock
Walter V. Klemp	150,000	50,000 (2)
Christopher Capelli	150,000	100,000 (1)
Lori Bisson	30,000	30,000 (3)
Joe Tanner	40,000	40,000 (4)

(1)
50,000 shares will become unrestricted on the earlier of November 19, 2018 or upon the closing of this Offering. Of the remaining 50,000 shares, 33,333 shares become unrestricted upon the closing of this Offering and the remaining 16,667 shares will become unrestricted over the 12 months after this Offering on a monthly basis.

(2)	The 50,000 shares will become unrestricted on the earlier of November 19, 2018 or upon the closing of this Offering.

(3)	15,000 of the 30,000 shares became unrestricted on June 1, 2018, and 15,000 will become unrestricted on the earlier of June 1, 2019 or upon the closing of this Offering.

(4)	20,000 of the 40,000 shares became unrestricted on June 1, 2018, and 20,000 will become unrestricted on the earlier of June 1, 2019 or upon the closing of this Offering.

The table does not include options granted after December 31, 2017. In June 2018, we granted the following options to our named executive officers, subject to shareholder approval of our 2018 Stock Plan: Mr. Klemp - option to purchase 725,000 shares; Dr. Capelli - option to purchase 725,000 shares; Ms. Bisson - option to purchase 180,000 shares; and Mr. Tanner - option to purchase 160,000 shares. These options will have a term of ten years, have an exercise price of $1.75 per share and vest over four years in four equal installments.

Director Compensation
Mr. Klemp and Dr. Capelli, our non-independent board members, do not receive any additional compensation for serving as directors. Upon joining the board of directors, in June 2018 our independent directors each received a ten-year option to purchase 30,000 shares of common stock with an exercise price of $1.75 per share vesting annually over a four-year period.
Upon the completion of our Offering, our board of directors will establish a compensation policy for non-employee directors.
Scientific Advisory Board
Our executive team is supported by our scientific advisory board, the members of which include dermatologists experienced in the fields in which we pursue. The members of our Scientific Advisory Board are compensated based on our utilization of their time. The chairman of our Scientific Advisory Board is on retainer.
Michael S. Kaminer, MD, chair of Soliton’s Scientific Advisory Board, is known as a leader, innovator and talented skin cancer and cosmetic surgeon in the Boston area. Dr. Kaminer is one of the pre-eminent educators in cosmetic surgery in the nation, having lectured at many national meetings, including national meetings of the American Academy of Dermatology and the American Society for Dermatologic Surgery, the Hawaii Dermatology Conference, and the American Society for Laser Medicine and Surgery. He has also lectured at numerous international meetings and symposia, recently serving as Co-Chairman of the Anti-Aging World Congress in Paris, France.
E. Victor Ross, MD, is a dermatologist specializing in laser surgery of the skin. Presently, he is the director of the Scripps Clinic Laser and Cosmetic Dermatology Center and a frequent lecturer at national and international meetings on cutaneous laser medicine. He also serves on the editorial board of two major dermatologic journals.
Roy G. Geronemus, M.D., Director of the Laser & Skin Surgery Center of New York®, graduated from Harvard University and pursued his medical education at the University of Miami School of Medicine. He is a Clinical Professor of Dermatology at New York University Medical Center where he founded its laser program and served nine years as chief of dermatologic and laser surgery. He is past president of the American Society for Dermatologic Surgery and the American Society for Laser Medicine & Surgery.
Mathew M. Avram, M.D., J.D. is the director of the MGH Dermatology Laser & Cosmetic Center. He is the Faculty Director for Procedural Training in the Department of Dermatology, Harvard Medical School. Dr. Avram attended college at Princeton and completed his residency training at Harvard, where he served as chief resident.

Dr. Elizabeth Tanzi is a board-certified dermatologist proudly serving men and women in the Washington D.C. area. After 15 years of practicing cosmetic dermatology in Washington D.C., she founded Capital Laser & Skin Care.
Dr. Jeffrey Dover graduated as the silver medalist, Magna cum Laude with an M.D. degree from the University of Ottawa. He now co-directs SkinCare Physicians of Chestnut Hill, a comprehensive facility specializing in dermatology, laser and cosmetic surgery, and he is Associate Professor of Clinical Dermatology at Yale University School of Medicine, and Associate Professor of Dermatology at Brown Medical School. Dr. Dover is Past President of both the American Society of Dermatologic Surgery and the American Society for Lasers in Medicine and Surgery.
Dr. Eric F. Bernstein is Director of Laser Surgery and Cosmetic Dermatology Centers and one of the world’s leading experts on laser medicine and surgery. As a result of Dr. Bernstein’s research and development work, he often is among the very first in the world to utilize new laser applications for patient treatment.
Dr. Christopher Zachary, Professor and Chair of the Department of Dermatology at the University of California, Irvine, heads up one of the world’s premier laser and skin surgery facilities. He has been the program director for the Mohs College and the American Society for Laser Surgery and Medicine annual meetings. He is a Past President of the Association of Academic Dermatologic Surgeons.
2012 Stock Plan
In March 2012, the Company’s board of directors and stockholders adopted the 2012 Long Term Incentive Plan (the “2012 Stock Plan”). The 2012 Stock Plan is designed to enable the Company to offer employees, officers, directors and consultants, as defined, an opportunity to acquire a proprietary interest in the Company. The types of awards that may be granted under the 2012 Stock Plan include stock options, stock appreciation rights, restricted stock, and other stock-based awards subject to limitations under applicable law. All awards are subject to approval by the Company’s board of directors. The 2012 Stock Plan reserves shares of common stock for issuance in accordance with the 2012 Stock Plan’s terms. We do not intend to utilize the 2012 Stock Plan after the completion of this Offering, and intend to utilize our newly established 2018 Stock Plan discussed below. The following is a summary of the materials terms of the 2012 Stock Plan.
Administration.  The 2012 Stock Plan is administered by our board of directors, and, once constituted, will be administered by the Compensation Committee of the board of directors (we refer to body administering the 2012 Stock Plan as the “Committee”). The Committee will have full authority to select the individuals who will receive awards under the 2012 Stock Plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.
Number of shares of common stock. The number of shares of the common stock that may be issued under the 2012 Stock Plan is 789,745. As of March 31, 2018, we had issued an option to purchase 15,000 shares of common stock under the 2012 Stock Plan and had granted 760,000 shares of restricted stock under the 2012 Stock Plan. Shares issuable under the 2012 Stock Plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the 2012 Stock Plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under the 2012 Stock Plan. The number of shares of common stock issuable under the 2012 Stock Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the company or any similar corporate transaction. In each case, the Committee has the discretion to make adjustments it deems necessary to preserve the intended benefits under the 2012 Stock Plan. No award granted under the 2012 Stock Plan may be transferred, except by will, the laws of descent and distribution.
Eligibility.  All officers and employees, and other persons who provide services to us, including directors are eligible to receive awards under the 2012 Stock Plan. On March 31, eight employees and all non-employee directors were eligible to participate in the 2012 Stock Plan.
Awards to participants.  The 2012 Stock Plan provides for discretionary awards of stock options, stock awards and stock unit awards to participants. Each award made under the 2012 Stock Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion, consistent with the terms of the 2012 Stock Plan.
Stock options.  The Committee has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that the exercise price of each stock option will be the fair market value of the common stock on the date on which the option is granted, each option will expire not later than ten years from the date of grant .
Stock awards.  The Committee has the discretion to grant stock awards to participants. Stock awards will consist of shares of common stock granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the Committee. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares.
Payment for stock options and withholding taxes.  The Committee may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the minimum required tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.
Provisions relating to a “change in control” of the company.  Notwithstanding any other provision of the Plan or any award agreement, in the event of a “Change in Control” of the company, the Committee has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the highest target level. In addition, upon such Change in Control, the Committee has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the Committee deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.
Amendment of award agreements; Amendment and termination of the plan; Term of the plan. The Committee may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule. The Board may terminate, suspend or amend the Plan, in whole or in part, from time to time, without the approval of the shareholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.
No awards may be granted under the Plan on or after the tenth anniversary of the effective date of the Plan.
2018 Stock Plan
In June 2018, the Company’s board of directors adopted the Soliton, Inc. 2018 Stock Plan (the “2018 Plan”) for issuances to the Company’s employees, officers, directors and consultants, subject to shareholder approval of plan. The 2018 Plan is a stock-based compensation plan that provides for discretionary grants of stock options, stock awards, stock unit awards and stock appreciation rights to key employees, non-employee directors and consultants. The material features of the 2018 Plan, as amended, are outlined below. The following description of the 2018 Plan is a summary only and is qualified in its entirety by reference to the complete text of the 2018 Plan.
Administration. The 2018 Plan will be administered by our board of directors or, once established, the compensation committee of the board of directors (we refer to the body administering the 2018 Plan as the “Committee”). The Committee has full authority to select the individuals who will receive awards under the 2018 Plan, determine the form and amount of each of the awards to be granted and establish the terms and conditions of awards.
Limit on Non-Employee Director Compensation. Under the 2018 Plan, the following limits will apply to non-employee directors. The aggregate value of all compensation granted or paid, as applicable, to any individual for service as a non-employee director with respect to any calendar year, including awards granted under the 2018 Plan and cash fees paid to such non-employee director, will not exceed $300,000 in total value. For purposes of these limitations, the value of awards is calculated based on the grant date fair value of such awards for financial reporting purposes.
Number of Shares of Common Stock. The number of shares of the common stock that may be issued under the 2018 Plan will be 3,000,000. As of June 18, 2018, we had issued options to purchase 2,130,000 shares of common stock under the 2018 Plan, subject to receipt of shareholder approval of the 2018 Plan. Shares issuable under the 2018 Plan may be authorized but unissued shares or treasury shares. If there is a lapse, forfeiture, expiration, termination or cancellation of any award made under the 2018 Plan for any reason, the shares subject to the award will again be available for issuance. Any shares subject to an award that are delivered to us by a participant, or withheld by us on behalf of a participant, as payment for an award or payment of withholding taxes due in connection with an award will not again be available for issuance, and all such shares will count toward the number of shares issued under the 2018 Plan. The number of shares of common stock issuable under the 2018 Plan is subject to adjustment, in the event of any reorganization, recapitalization, stock split, stock distribution, merger, consolidation, split-up, spin-off, combination, subdivision, consolidation or exchange of shares, any change in the capital structure of the company or any similar corporate transaction. In each case, the Committee has the discretion to make adjustments it deems necessary to preserve the intended benefits under the 2018 Plan. No award granted under the 2018 Plan may be transferred, except by will, the laws of descent and distribution.
Eligibility. All employees designated as key employees for purposes of the 2018 Plan, all non-employee directors and consultants are eligible to receive awards under the 2018 Plan. As of June 12, 2018, eight employees and all non-employee directors were eligible to participate in the 2018 Plan.

Awards to Participants. The 2018 Plan provides for discretionary awards of stock options, stock awards, stock unit awards and stock appreciation rights to participants. Each award made under the 2018 Plan will be evidenced by a written award agreement specifying the terms and conditions of the award as determined by the Committee in its sole discretion, consistent with the terms of the 2018 Plan.
Stock Options. The Committee has the discretion to grant non-qualified stock options or incentive stock options to participants and to set the terms and conditions applicable to the options, including the type of option, the number of shares subject to the option and the vesting schedule; provided that the exercise price of each stock option will be the closing price of the common stock on the date on which the option is granted (“fair market value”), each option will expire ten years from the date of grant and no dividend equivalents may be paid with respect to stock options.
In addition, an incentive stock option granted to a key employee is subject to the following rules: (i) the aggregate fair market value (determined at the time the option is granted) of the shares of common stock with respect to which incentive stock options are exercisable for the first time by a key employee during any calendar year (under all incentive stock option plans of the company and its subsidiaries) cannot exceed $100,000, and if this limitation is exceeded, that portion of the incentive stock option that does not exceed the applicable dollar limit will be an incentive stock option and the remainder will be a non-qualified stock option; (ii) if an incentive stock option is granted to a key employee who owns stock possessing more than 10% of the total combined voting power of all class of stock of the company, the exercise price of the incentive stock option will be 110% of the closing price of the common stock on the date of grant and the incentive stock option will expire no later than five years from the date of grant; and (iii) no incentive stock option can be granted after ten years from the date the 2018 Plan was adopted.
Stock Appreciation Rights. The Committee has the discretion to grant stock appreciation rights to participants. The Committee determines the exercise price for a stock appreciation right, which cannot be less than 100% of the fair market value of our common stock on the date of grant. Upon the exercise of a stock appreciation right, we will pay the participant in common stock or in cash, at our discretion, an amount equal to the product of (1) the excess of the per share fair market value of our common stock on the date of exercise over the exercise price, multiplied by (2) the number of shares of common stock with respect to which the stock appreciation right is exercised. The Committee has the discretion to set the terms and conditions applicable to the award, including the number of shares subject to the stock appreciation right and the vesting schedule, provided that each stock appreciation right will expire not more than ten years from the date of grant and no dividends or dividend equivalents shall be paid with respect to any stock appreciation right prior to the exercise of the stock appreciation right.
Stock Awards. The Committee has the discretion to grant stock awards to participants. Stock awards will consist of shares of common stock granted without any consideration from the participant or shares sold to the participant for appropriate consideration as determined by the Board. The number of shares awarded to each participant, and the restrictions, terms and conditions of the award, will be at the discretion of the Committee. Subject to the restrictions, a participant will be a shareholder with respect to the shares awarded to him or her and will have the rights of a shareholder with respect to the shares, including the right to vote the shares and receive dividends on the shares; provided that dividends otherwise payable on any stock award subject to restrictions will be held by us and will be paid to the holder of the stock award only to the extent the restrictions on such stock award lapse.
Stock Units. The Committee has the discretion to grant stock unit awards to participants. Each stock unit entitles the participant to receive, on a specified date or event set forth in the award agreement, one share of common stock or cash equal to the fair market value of one share on such date or event, as provided in the award agreement. The number of stock units awarded to each participant, and the terms and conditions of the award, will be at the discretion of the Committee. Unless otherwise specified in the award agreement, a participant will not be a shareholder with respect to the stock units awarded to him prior to the date they are settled in shares of common stock. The award agreement may provide that until the restrictions on the stock units lapse, the participant will be paid an amount equal to the dividends that would have been paid had the stock units been actual shares; provided that such dividend equivalents will be held by us and paid only to the extent the restrictions lapse.
Payment for Stock Options and Withholding Taxes. The Committee may make one or more of the following methods available for payment of any award, including the exercise price of a stock option, and for payment of the tax obligation associated with an award: (i) cash; (ii) cash received from a broker-dealer to whom the holder has submitted an exercise notice together with irrevocable instructions to deliver promptly to us the amount of sales proceeds from the sale of the shares subject to the award to pay the exercise price or withholding tax; (iii) by directing us to withhold shares of common stock otherwise issuable in connection with the award having a fair market value equal to the amount required to be withheld; and (iv) by delivery of previously acquired shares of common stock that are acceptable to the Committee and that have an aggregate fair market value on the date of exercise equal to the exercise price or withholding tax, or certification of ownership by attestation of such previously acquired shares.
Provisions Relating to a “Change in Control” of the Company. Notwithstanding any other provision of the 2018 Plan or any award agreement, in the event of a “Change in Control” of the company, the Committee has the discretion to provide that all outstanding awards will become fully exercisable, all restrictions applicable to all awards will terminate or lapse, and performance goals applicable to any stock awards will be deemed satisfied at the target level. In addition, upon such Change in Control, the Committee has sole discretion to provide for the purchase of any outstanding stock option for cash equal to the difference between the exercise price and the then fair market value of the common stock subject to the option had the option been currently exercisable, make such adjustment to any award then outstanding as the Committee deems appropriate to reflect such Change in Control and cause any such award then outstanding to be assumed by the acquiring or surviving corporation after such Change in Control.
Amendment of Award Agreements; Amendment and Termination of the 2018 Plan; Term of the 2018 Plan. The Committee may amend any award agreement at any time, provided that no amendment may adversely affect the right of any participant under any agreement in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or stock exchange rule.
The Board may terminate, suspend or amend the 2018 Plan, in whole or in part, from time to time, without the approval of the stockholders, unless such approval is required by applicable law, regulation or stock exchange rule, and provided that no amendment may adversely affect the right of any participant under any outstanding award in any material way without the written consent of the participant, unless such amendment is required by applicable law, regulation or rule of any stock exchange on which the shares are listed.
Notwithstanding the foregoing, neither the 2018 Plan nor any outstanding award agreement can be amended in a way that results in the repricing of a stock option. Repricing is broadly defined to include reducing the exercise price of a stock option or stock appreciation right or cancelling a stock option or stock appreciation right in exchange for cash, other stock options or stock appreciation rights with a lower exercise price or other stock awards. (This prohibition on repricing without stockholder approval does not apply in case of an equitable adjustment to the awards to reflect changes in the capital structure of the company or similar events.)
No awards may be granted under the 2018 Plan on or after the tenth anniversary of the initial effective date of the 2018 Plan.

RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
We have a license agreement with The University of Texas M. D. Anderson Cancer Center (MD Anderson) for certain of the patents, patent applications and related intellectual property on which we base our research and product development. M D Anderson is a stockholder of our company as a result of the shares issued to acquire the license agreement. The license agreement is described in the section of this Offering Circular entitled “Business - Our License Agreement.”
As the inventor of the intellectual property we license from MD Anderson, Dr. Capelli is entitled to 50% of the license income (which is determined after MD Anderson recoups any costs associated therewith) that we are required to pay to MD Anderson pursuant to our license agreement with MD Anderson. In addition, Dr. Capelli is entitled to 50% of the proceeds (after the recoupment of any costs associated therewith) from the sale by MD Anderson of the 212,500 shares issued to MD Anderson in connection with the license agreement.
As of June 30, 2018, we had convertible bridge notes outstanding with Remeditex Ventures LLC, our largest stockholder, in the amount of $8,400,000. Upon the closing of this Offering, these notes including the accrued interest (calculated through an assumed date of June 30, 2018 of $678,440) will convert into 4,204,171 shares of common stock.
As of June 30, 2018, we had a convertible bridge note outstanding with Christopher Capelli, our president and chief science officer, in the amount of $22,000. Upon the closing of this Offering, these notes including the accrued interest (calculated through an assumed date of June 30, 2018 of $458) will convert into 12,833 shares of common stock.
Policies and Procedures for Related Party Transactions
Our audit committee charter will provide that our audit committee will be responsible for reviewing and approving in advance any related party transaction. This will cover, with certain exceptions set forth in Item 404 of Regulation S-K under the Securities Act, any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we were or are to be a participant, where the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest, including, without limitation, purchases of goods or services by or from the related person or entities in which the related person has a material interest, indebtedness, guarantees of indebtedness and employment by us of a related person. All of the transactions described in this section occurred prior to the creation of our audit committee and the adoption of this policy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information, as of June 30, 2018, regarding beneficial ownership of our common stock by:

•	each of our directors and director nominees;

•	each of our executive officers;

•	all directors and executive officers as a group; and

•	each person, or group of affiliated persons, known by us to beneficially own more than five percent of our shares of common stock.
Beneficial ownership is determined according to the rules of the SEC, and generally means that person has beneficial ownership of a security if he or she possesses sole or shared voting or investment power of that security, and includes options that are currently exercisable or exercisable within 60 days. Each director or officer, as the case may be, has furnished us with information with respect to beneficial ownership. Except as otherwise indicated, we believe that the beneficial owners of common stock listed below, based on the information each of them has given to us, have sole investment and voting power with respect to their shares, except where community property laws may apply. Except as otherwise noted below, the address for each person or entity listed in the table is c/o Soliton, Inc., 5304 Ashbrook Drive, Houston, Texas, 77081.

	Shares beneficially owned prior to Offering	Percentage owned prior to Offering	Percentage beneficially owned after Offering
			Minimum	Maximum
Name and Address of Beneficial Owner
Directors and Executive Officers
Walter V. Klemp	425,000	3.5%	3.1%	2.8%
Christopher Capelli, M.D. (1)	475,333	4.0%	3.5%	3.1%
Lori Bisson	60,000	*	*	*
Joe Tanner	80,000	*	*	*
Jonathan P. Foster	—	*	*	*
Danika Harrison	—	*	*	*
Brad Hauser	—	*	*	*
Directors and Executive Officers as a Group (4 persons)	1,040,333	8.7%	7.6%	6.9%
5% or greater shareholders
Remeditex Ventures (2)	8,233,589	68.6%	60.3%	54.4%

*	Less than 1%.

(1)
Includes 212,500 currently held by M.D. Anderson Cancer Center that were issued pursuant to our license agreement with MD Anderson. As the inventor of the intellectual property we license from MD Anderson, Dr. Capelli is entitled to 50% of the proceeds (after the recoupment of any costs associated therewith) from the sale by MD Anderson of the shares issued to the MD Anderson in connection with the license agreement. Notwithstanding Dr. Capelli pecuniary interest in the shares held by MD Anderson, Dr. Capelli has no right to vote or sell the shares held by MD Anderson. Assumes the conversion of bridge note outstanding with accrued interest through June 30, 2018 of 12,833 shares.

(2)
Assumes the conversion of preferred shares outstanding with accrued dividends of 3,329,418 shares and conversion of bridge notes outstanding with accrued interest through June 30, 2018 of 4,204,171 shares. Lyda Hill is the sole trustee in the trust that owns a controlling interest in Remeditex Ventures and should be considered the beneficial owner of these shares.

DESCRIPTION OF CAPITAL STOCK
The following summary is a description of the material terms of our capital stock and is not complete. You should also refer to the Soliton, Inc. certificate of incorporation and bylaws, which are included as exhibits to the Offering statement of which this Offering Circular forms a part, and the applicable provisions of the Delaware General Corporation Law.
Our amended and restated certificate of incorporation to be in effect prior to the completion of this Offering will authorize us to issue up to 100,000,000 shares of common stock . Our convertible preferred stock with accrued dividends will be automatically converted into 3,329,418 shares of common stock contemporaneously with the closing of this Offering. Our unsecured promissory notes will be automatically converted into 6,689,290 shares of common stock contemporaneously with the closing of this Offering (inclusive of shares issuable for accrued interest through June 30, 2018 under such notes) After giving effect to the conversion of our preferred stock and our unsecured convertible notes contemporaneously with the closing of this Offering, we will have 13,644,265 shares of common stock outstanding (if the minimum number of shares are sold) or 15,144,265 shares of common stock outstanding (if the maximum number of shares are sold) immediately after the closing of this Offering.
Common Stock
Shares of our common stock have the following rights, preferences and privileges:
Voting
Each holder of common stock is entitled to one vote for each share of common stock held on all matters submitted to a vote of stockholders. Any action at a meeting at which a quorum is present will be decided by a majority of the voting power present in person or represented by proxy, except in the case of any election of directors, which will be decided by a plurality of votes cast. There is no cumulative voting.
Dividends
Holders of our common stock are entitled to receive dividends when, as and if declared by our board of directors out of funds legally available for payment, subject to the rights of holders, if any, of any class of stock having preference over the common stock. Any decision to pay dividends on our common stock will be at the discretion of our board of directors. Our board of directors may or may not determine to declare dividends in the future. The board’s determination to issue dividends will depend upon our profitability and financial condition any contractual restrictions, restrictions imposed by applicable law and the SEC, and other factors that our board of directors deems relevant.
Liquidation Rights
In the event of a voluntary or involuntary liquidation, dissolution or winding up of the company, the holders of our common stock will be entitled to share ratably on the basis of the number of shares held in any of the assets available for distribution after we have paid in full, or provided for payment of, all of our debts and after the holders of all outstanding series of any class of stock have preference over the common stock, if any, have received their liquidation preferences in full.
Other
Our issued and outstanding shares of common stock are fully paid and non-assessable. Holders of shares of our common stock are not entitled to preemptive rights. Shares of our common stock are not convertible into shares of any other class of capital stock, nor are they subject to any redemption or sinking fund provisions.

Convertible Notes
Between January 2017 and February 2018, we issued 8.25% convertible notes in an aggregate of $6,900,000 in principal amount of convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of this Offering at a conversion rate of $3.75 per share.
On April 2, 2018, we issued 10% convertible notes in an aggregate of $500,000 in principal amount of convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of this Offering at a conversion rate of $0.175 per share.
On April 17, 2018, we commenced a private offering of 10% convertible notes, which principal and accrued interest will automatically convert into shares of common stock upon the closing of this Offering at a conversion rate of $1.75 per share. As of June 30, 2018, we had issued $3,000,000 in principal amount of such notes.
Certificate of Incorporation and Bylaw Provisions
Our amended and restated certificate of incorporation and bylaws to be in effect prior to this Offering will include a number of anti-takeover provisions that may have the effect of encouraging persons considering unsolicited tender offers or other unilateral takeover proposals to negotiate with our board of directors rather than pursue non-negotiated takeover attempts. These provisions include:
Advance Notice Requirements. Our amended and restated bylaws establish advance notice procedures with regard to stockholder proposals relating to the nomination of candidates for election as directors or new business to be brought before meetings of stockholders. These procedures provide that notice of stockholder proposals must be timely and given in writing to our corporate Secretary. Generally, to be timely, notice must be received at our principal executive offices not fewer than 120 calendar days prior to the first anniversary date on which our notice of meeting and related proxy statement were mailed to stockholders in connection with the previous year’s annual meeting of stockholders. The notice must contain the information required by the bylaws, including information regarding the proposal and the proponent.
Special Meetings of Stockholders. Our bylaws provide that special meetings of stockholders may be called at any time by only the Chairman of the Board, the Chief Executive Officer, the President or the board of directors, or in their absence or disability, by any vice president.
No Written Consent of Stockholders. Our certificate of incorporation and bylaws provide that any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing by such stockholders.
Amendment of Bylaws. Our stockholders may amend any provisions of our bylaws by obtaining the affirmative vote of the holders of a majority of each class of issued and outstanding shares of our voting securities, at a meeting called for the purpose of amending and/or restating our bylaws.
Delaware Takeover Statute
We are subject to Section 203 of the Delaware General Corporation Law ("DGCL") which, subject to certain exceptions, prohibits a Delaware corporation from engaging in any “business combination” (as defined below) with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (1) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder; (2) on consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to this plan will be tendered in a tender or exchange offer; or (3) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting stock that is not owned by the interested stockholder.
Section 203 of the DGCL defines generally “business combination” to include: (1) any merger or consolidation involving the corporation and the interested stockholder; (2) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (3) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (4) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially owned by the interested stockholder; or (5) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an “interested stockholder” as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person.
Limitations on Liability and Indemnification of Officers and Directors
Our certificate of incorporation and bylaws limit the liability of our officers and directors and provide that we will indemnify our officers and directors, in each case, to the fullest extent permitted by the Delaware General Corporation Law. We expect to obtain additional directors’ and officers’ liability insurance coverage prior to the completion of this Offering.
Listing
We have applied to list our common stock on the NASDAQ Capital Market under the symbol “SOLY”.
Transfer Agent
The transfer agent for our common stock is Computershare.

SHARES ELIGIBLE FOR FUTURE SALE
Future sales of substantial amounts of common stock in the public market after this Offering could adversely affect market prices prevailing from time to time and could impair our ability to raise capital through the sale of our equity securities. We are unable to estimate the number of shares of common stock that may be sold in the future.
Upon the closing of this Offering, we will have:

•
13,644,265 shares of common stock outstanding (if the minimum number of shares are sold) and 15,144,265 shares of common stock outstanding (if the maximum number of shares are sold); assuming the conversion of all of our outstanding unsecured convertible promissory notes into 6,689,290 shares of our common stock (inclusive of shares issuable for accrued interest through June 30, 2018 under such notes), and the conversion of our outstanding convertible preferred stock with accrued dividends into 3,329,418 shares of common stock, in each case, contemporaneously with the closing of this Offering; and

•	91,350 shares of common stock underlying outstanding warrants at an average exercise price of $1.75 per share: and

•	2,235,000 shares of common stock underlying outstanding options at an average exercise price of $1.74 per share.
All of the shares sold in this Offering will be freely tradable without restriction under the Securities Act unless purchased by one of our affiliates as that term is defined in Rule 144 under the Securities Act, which generally includes directors, officers or 10% stockholders. None of the holders of shares of our common stock or securities exercisable for or convertible into shares of our common stock have any registration rights.
Lock-Up
Our executive officers, directors, and major stockholders (with respect to shares of common stock, common stock issuable upon conversion of our preferred stock, and common stock underlying 8.25% convertible notes), have agreed with the underwriters not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions and extensions described elsewhere in this prospectus, during the period continuing through the date that is twelve months (subject to extension) after the date of this prospectus. After such twelve month period and until 24 months from the closing of this Offering, such individuals and entities may sell their shares pursuant to the following criteria:
–if our common stock price is over $7.00 per share for five consecutive trading days then the holder can sell up to 3% of their holdings on a monthly basis, subject to a maximum sale on any trading day of 4% of the daily volume;
–if our common stock price is over $10.00 per share for five consecutive trading days then the holder can sell up to an additional 5% of their holdings on a monthly basis, subject to a maximum sale on any trading day of 7% of the daily volume; and
–if our common stock price is over $14.00 per share then the holder is not restricted from making any sales until such time as our common stock price falls back below $14.00 per share.
From the end of the preceding 24 month period until the three-year anniversary of the initial closing of this Offering, the holders can sell on any trading day 10% of the daily volume; provided that if our common stock price is over $10.00 per share then the holder is not restricted from making any sales until such time as the common stock falls back below $10.00 per share.

Notwithstanding the above, if the price is below $7.00 after the twelve month period the holder is permitted to sell two tranches as follows:
–5% of their holdings up to 100,000 shares in a private transaction after which such shares will be subject to a Rule 144 6 month holding period and released from lockup thereafter.
Rule 144
Shares of common stock held by any of our affiliates, as that term is defined in Rule 144 of the Securities Act, as well as shares held by our current stockholders, may be resold only pursuant to further registration under the Securities Act or in transactions that are exempt from registration under the Securities Act. In general, under Rule 144 as currently in effect, any person who is or has been an affiliate of ours during the 90 days immediately preceding the sale and who has beneficially owned shares for at least six months is entitled to sell, within any three-month period commencing 90 days after the date of this Offering Circular, a number of shares that does not exceed the greater of: (i) 1% of the number of shares of common stock then outstanding, or (ii) the average weekly trading volume of the common stock during the four calendar weeks preceding the filing of a Form 144 with respect to the sale.
Sales under Rule 144 by our affiliates will also be subject to manner of sale provisions and notice requirements and to the availability of current public information about us.
Stock Plan
We intend to file a registration statement on Form S-8 under the Securities Act of 1933, as amended, which will register 3,789,745 shares of common stock underlying stock awards for issuance under our stock option plans. Subject to any vesting requirements, these shares registered on Form S-8 will be eligible for resale in the public markets without restriction, subject to Rule 144 limitations applicable to affiliates.

UNDERWRITING
We have entered into an engagement agreement with Boustead Securities, LLC, who will act as the lead underwriter (the “Underwriter”) upon the qualification of this Offering Circular. We will enter into an underwriting agreement with the Underwriter, with respect to the shares of our common stock in this Offering. Under the terms and subject to the conditions contained in the engagement agreement, we have agreed to issue and sell to the public through the Underwriter, and the Underwriter has agreed to offer and sell, a minimum of 1,500,000 shares of common stock and a maximum of 3,000,000 shares of common stock on a “best efforts” basis. If $7.5 million in subscriptions for the shares (the “Minimum Offering”) is not deposited in escrow on or before __________, 2018 (the “Minimum Offering Period”), all subscriptions will be refunded to subscribers without deduction or interest. Subscribers have no right to a return of their funds during the Minimum Offering Period. If at least the Minimum Offering amount has been deposited by __________, 2018, the Offering may continue until the date when all shares have been sold or the date which is one year from this Offering being qualified by the SEC. The Underwriter may retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc.
Until we achieve the minimum offering amount, the proceeds for the Offering will be kept in non-interest bearing accounts (the “Offering Escrow Accounts”). The Underwriter shall be the administrator for both Offering Escrow Accounts and upon achievement of at least the minimum offering amount and the closing on such amount, the proceeds will be distributed to us and the associated offered shares will be issued to the investors. If the Offering does not close, the proceeds for the Offering will be promptly returned to investors, without deduction and without interest. The Bryn Mawr Trust Company of Delaware ("BMTC DE") will serve as the Offering Escrow Account agent for all funds tendered by investors placed by SI Securities, LLC, a selected dealer in this Offering, as described below. FinTech Clearing, LLC will serve as the Offering Escrow Account agent for all other funds tendered by investors in this Offering.
The Underwriter is under no obligation to purchase any shares of our common stock for its own account. As a “best efforts” offering, there can be no assurance that the Offering will ultimately be consummated. The underwriter may, but is not obligated to, retain other selected dealers that are qualified to offer and sell the shares and that are members of the Financial Industry Regulatory Authority, Inc.
We have applied to NASDAQ to list our common stock under the symbol “SOLY.” In order to list, we will have to comply with NASDAQ listing standards and approval from NASDAQ will be conditional upon meeting these listing standards. We expect trading to commence following the approval of the qualification of this Offering, assuming we have sold the necessary number of shares being offered, and our filing on Form 8-A to register our shares under Section 12(b) under the Exchange Act has become effective.
Discounts, Commissions and Expenses
The Underwriter proposes to offer the shares to investors at the public Offering price and will receive cash equal to seven percent (7%) of the gross amount to be disbursed to us. The gross proceeds of this Offering will be deposited in offering deposit accounts with Pacific Mercantile Bank, administered by Fintech Clearing, LLC, and BMTC DE as the deposit account agents, until such time as we have sold a minimum of 1,500,000 shares of Common Stock and otherwise satisfy the listing conditions to trade our Common Stock on NASDAQ .

The following table and the two succeeding paragraphs summarize the underwriting compensation and estimated expenses we will pay:

	Public Offering price	Underwriting Commissions (1)	Proceeds to us, before expenses
Per share:	$5.00	$0.35	$4.65
Total Minimum:	$7,500,000	$525,000	$6,700,000
Total Maximum:	$15,000,000	$1,050,000	$13,675,000

(1)	This table depicts underwriter commissions of 7% of the gross offering proceeds.

(2)
In addition to the underwriter discounts and commissions included in the above table, our Underwriter will receive warrants to purchase shares of our common stock equal to 7% of the aggregate shares sold in this Offering, which will have an exercise price of $5.00 (100% of the Offering price).

(3)
After deducting expenses of the Offering, which are estimated to be approximately $275,000. Does not include any marketing expenses for this Offering as described in “Use of Proceeds”. See “Underwriting” for details regarding the compensation payable in connection with this Offering. This amount represents the proceeds of the Offering to the Company, which will be used as set out in “Use of Proceeds.”

We have agreed to reimburse the Underwriter for expenses incurred relating to the Offering, including all actual fees and expenses incurred by the Underwriter in connection with, among other things, due diligence costs, which shall not exceed $35,000, $35,000 of which was paid upon the execution of the engagement agreement, and the fees and expenses of the Underwriter’s counsel, which shall not exceed $75,000. We have also agreed to pay the Underwriter for all road show, transportation and other reasonable out-of-pocket expenses which shall not exceed $25,000 ($25,000 of which was paid upon the filing of an application to list its shares on NASDAQ). All fees and expenses already paid by us shall be reimbursed to the extent not actually incurred. We estimate that the total expenses of this Offering (including the foregoing expenses set forth in this paragraph), excluding underwriting commissions described above, will be approximately $275,000. In the event this Offering does not close, or the engagement agreement is terminated for any reason, we have agreed to reimburse the underwriter for all unreimbursed, reasonable, documented, out-of-pocket fees, expenses, and disbursements.
As additional compensation to the Underwriter, upon consummation of this Offering, we will issue to the Underwriter or its designees warrants to purchase an aggregate number of shares of our Common Stock equal to 7% of the number of shares of Common Stock issued in this Offering, at an exercise price per share of $6.00 (120% of the initial public offering price). These warrants and the underlying shares of Common Stock will not be sold, transferred, assigned, or hypothecated or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of the warrants by any person for a period of 180 days from the qualification date of this Offering, in accordance with FINRA Rule 5110. These warrants will expire on the fifth anniversary of the qualification date of the Offering, in accordance with FINRA Rule 5110(f)(2)(G)(i).
The Underwriter will compensate all selected dealers for their services as a selected dealer pursuant to the terms of the Selected Dealer Agreement, a form of which is filed as an exhibit to the Offering Statement of which this Offering Circular forms a part.
We intend to market the Common Stock in this Offering, in whole or in part, through the FlashFunders™ online platform located at http://www.flashfunders.com operated by FlashFunders, Inc. (collectively, with its subsidiaries and affiliates, referred to as FlashFunders), where this Offering Circular will be posted and through the SeedInvest Technology, LLC online platform located at the domain name www.seedinvest.com (an affiliate of SI Securities, LLC) (the "SI Online Platform"). FlashFunders, through its wholly owned subsidiary, FinTech Clearing, LLC, a FINRA member, has been further engaged to provide certain technology and clearing services, including offering deposit account services, in connection with this Offering. The fee for these services equal to 0.25% of the gross Offering proceeds (excluding proceeds from subscribers originating from SI Securities, LLC) will be paid by the Underwriter and will be reimbursed by us to the Underwriter. Further, we will pay FlashFunders (i) a technology fee equal to 0.25% of the gross Offering proceeds , which is included in the underwriting commission described above ; (ii) applicable fees for fund transfers and accounting, including: funds transfer fees - $0.50 per ACH transfer; $12.00 per incoming wire transfer; $30.00 per outgoing domestic wire transfer; $40.00 per outgoing foreign wire transfer; $10.00 per check; and other banking and vendor fees as appropriate for funds processing; (iii) $2.00 processing fee for each AML; (iv) $8.00 fee for funds transfer exception, if any; and (v) a $10,000 listing fee, which is included as underwriting compensation. The SI Online Platform has also been engaged to provide technology tools to allow for the sale of shares in this Offering. SI Securities, LLC will charge investors investing in this Offering through the SI Online Platform a non-refundable transaction fee equal to 2% of the amount they invest (up to $300) at the time they subscribe for our shares. This fee will be refunded in the event we do not reach our minimum offering. The Offering is also marketed through our own website.
The underwriting agreement provides that we will indemnify the underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments the underwriter may be required to make in respect thereof.
Offering Period and Expiration Date
This Offering will start on the date this Offering Circular is declared qualified by the SEC and will terminate at the earlier of: (1) the date at which the maximum amount of Common Stock being offered has been sold, (2) the date which is one year after this Offering is qualified by the SEC, or (3) the date on which this Offering is earlier terminated by us in our sole discretion.
Procedures for Subscribing
For subscriptions through Boustead Securities, LLC:
Go to [*], click on the “Invest” button and follow the procedures as described.

1.	Electronically receive, review, execute and deliver to us through DocuSign, a subscription agreement; and

2.
Deliver funds only by ACH, wire transfer or check for the amount set forth in the subscription agreement directly to the specified bank account maintained by FinTech Clearing, LLC as the deposit account agent.

Our website will redirect interested investors via the “Invest Now” button to a site operated by FlashFunders, where investors can receive, review, execute and deliver subscription agreements and payments electronically.
Investors who do not wish to utilize the online subscription option available on FlashFunders will be required to:

1.	Complete the subscription agreement offline and email, mail or fax the completed subscription agreement to the Underwriter; and

2.	Mail a check or wire funds to the offering deposit account at Pacific Mercantile Bank.
We shall only deliver such subscription documents upon request after a potential investor has had ample opportunity to review this Offering Circular.

For subscriptions through SI Securities, LLC:

1.
Go to [*], click on the "Invest" button and follow the procedures as described (if it is your first time making an investment on the SI Online Platform, you will be asked to set up an investor profile).

2.	Verify your identity and accreditation status.

3.	Execute the required legal agreements.

4.	Enter the account information of your bank account (checking or savings) or choose to wire the funds.

5.	Confirm your investment.
Each investor through the SI Online Platform, by providing his or her name and subscription amount and clicking "accept" and/or checking the appropriate box on the SI Online Platform (the "SI Online Acceptance"), will confirm their investment through the SI Online Platform and will confirm such investor’s electronic signature to the subscription agreement. By executing the subscription agreement, each investor will also agree that his or her electronic signature as provided through the SI Online Acceptance is the legal equivalent of his or her manual signature on the subscription agreement and the SI Online Acceptance establishes such investor’s acceptance of the terms and conditions of the subscription agreement.
Investors through SI Securities, LLC who do not wish to utilize the online subscription option available on the SI Online Platform will be required to:

1.	Complete the subscription agreement offline and email, mail or fax the completed subscription agreement to SI Securities, LLC; and

2.	Transfer funds via ACH or wire to the offering deposit account at BMTC DE.
Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription documents upon request after a potential investor has had ample opportunity to review this Offering Circular. Further, we will not accept any money until the SEC declares the Offering Statement qualified.
Proceeds will be held in the offering deposit accounts at Pacific Mercantile Bank and BMTC DE subject to compliance with Exchange Act Rule 15c2-4 until closing occurs. Our Underwriter and/or the participating broker-dealers will submit a subscriber’s form(s) of payment in compliance with Exchange Act Rule 15c2-4, generally by noon of the next business day following receipt of the subscriber’s subscription agreement and form(s) of payment.
You will be required to represent and warrant in your subscription agreement that you are an accredited investor as defined under Rule 501 of Regulation D or that your investment in the shares of common stock does not exceed 10% of your net worth or annual income, whichever is greater, if you are a natural person, or 10% of your revenues or net assets, whichever is greater, calculated as of your most recent fiscal year if you are a non-natural person. By completing and executing your subscription agreement you will also acknowledge and represent that you have received a copy of this Offering Circular, you are purchasing the shares of common stock for your own account and that your rights and responsibilities regarding your shares of common stock will be governed by our chart and bylaws, each filed as an exhibit to the Offering Statement of which this Offering Circular is a part.
Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been received in the offering deposit account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.
Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.
Lock-Up Agreements
Our executive officers, directors, and major stockholders (with respect to shares of common stock, common stock issuable upon conversion of our preferred stock, and common stock underlying 8.25% convertible notes), have agreed with the underwriters not to offer, sell, dispose of or hedge any shares of our common stock, subject to specified limited exceptions and extensions described elsewhere in this prospectus, during the period continuing through the date that is twelve months (subject to extension) after the date of this prospectus. After such twelve month period and until 24 months from the closing of this Offering, such individuals and entities may sell their shares pursuant to the following criteria:
–if our common stock price is over $7.00 per share for five consecutive trading days then the holder can sell up to 3% of their holdings on a monthly basis, subject to a maximum sale on any trading day of 4% of the daily volume;
–if our common stock price is over $10.00 per share for five consecutive trading days then the holder can sell up to an additional 5% of their holdings on a monthly basis, subject to a maximum sale on any trading day of 7% of the daily volume; and
–if our common stock price is over $14.00 per share then the holder is not restricted from making any sales until such time as our common stock price falls back below $14.00 per share.
From the end of the preceding 24 month period until the three-year anniversary of the initial closing of this Offering, the holders can sell on any trading day 10% of the daily volume; provided that if our common stock price is over $10.00 per share then the holder is not restricted from making any sales until such time as the common stock falls back below $10.00 per share.
Notwithstanding the above, if the price is below $7.00 after the twelve month period the holder is permitted to sell two tranches as follows:
–5% of their holdings up to 100,000 shares in a private transaction after which such shares will be subject to a Rule 144 6 month holding period and released from lockup thereafter.
Electronic Offer, Sale and Distribution of Shares
An Offering Circular in electronic format may be made available on the websites maintained by the Underwriter, or selling group members, if any, participating in the Offering. The Underwriter may agree to allocate a number of shares to selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the Underwriter and selling group members that may make Internet distributions on the same basis as other allocations.
ERISA Considerations
Special considerations apply when contemplating the purchase of shares of our common stock on behalf of employee benefit plans that are subject to Title I of the Employee Retirement Income Security

Act of 1974, as amended, or ERISA, plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended, or the Code, or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA, and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each referred to as a Plan). A person considering the purchase of the Offered Shares on behalf of a Plan is urged to consult with tax and ERISA counsel regarding the effect of such purchase and, further, to determine that such a purchase will not result in a prohibited transaction under ERISA, the Code or a violation of some other provision of ERISA, the Code or other applicable law. We will rely on such determination made by such persons, although no shares of our Common Stock will be sold to any Plans if management believes that such sale will result in a prohibited transaction under ERISA or the Code.
Foreign Regulatory Restrictions on Purchase of the Common Stock
We have not taken any action to permit a public offering of our common stock outside the United States or to permit the possession or distribution of this Offering Circular outside the United States. Persons outside the United States who come into possession of this Offering Circular must inform themselves about and observe any restrictions relating to this Offering of common stock and the distribution of the Offering Circular outside the United States.
Pricing of the Offering
The public offering price of the shares in this Offering will be determined by our Board of Directors and the underwriters without the assistance of a third party. Among the factors considered in determining the public offering price of the shares, in addition to the prevailing market conditions, are estimates of our business potential and earnings prospects.
Investment Limitations
Generally, no sale may be made to you in this Offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.
As a Tier 2, Regulation A offering, investors must comply with the 10% limitation to invest in the Offering. The only investor in this Offering exempt from this limitation is an accredited investor, as defined under Rule 501 of Regulation D. If you meet one of the following tests you should qualify as an accredited investor:

(1)
You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

(2)
You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase shares in this Offering (please see below on how to calculate your net worth);

(3)	You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

(4)	You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, of the Code, a corporation, a Massachusetts or similar business trust or a partnership,

not formed for the specific purpose of acquiring the shares in this Offering, with total assets in excess of $5,000,000;

(5)	You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

(6)
You are a trust with total assets in excess of $5,000,000, your purchase of shares in this Offering is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the shares in this Offering;

(7)
You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Securities Exchange Act of 1934, as amended, or the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940, as amended, or the Investment Company Act, or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940; or

(8)
You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Net Worth Calculation
Your net worth is defined as the difference between your total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the shares in the Offering.
In order to purchase shares in this Offering and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the company’s satisfaction, that he or she is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this Offering.
Selling Security Holders
No securities are being sold for the account of security holders. All net proceeds of this Offering will go to our company.
Other Selling Restrictions
Other than in the United States, no action has been taken by us or the Underwriter that would permit a public Offering of our common stock in any jurisdiction where action for that purpose is required. Our common stock may not be offered or sold, directly or indirectly, nor may this Offering Circular or any other Offering material or advertisements in connection with the offer and sale of shares of our common stock be distributed or published in any authority, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this Offering Circular comes are advised to inform themselves about and to observe any restrictions relating to this Offering and the distribution of this Offering Circular. This Offering Circular does not constitute an offer to sell or a solicitation of an offer to buy our common stock in any authority in which such an offer or solicitation would be unlawful.

LEGAL MATTERS
The validity of the shares of common stock being offered by this Offering Circular will be passed upon for us by Schiff Hardin LLP, Washington, DC. Hunter Taubman Fischer & Li LLC has acted as counsel for the Underwriter with respect to this Offering.

EXPERTS
The financial statements as of December 31, 2017 and 2016, included in this Offering Circular, have been so included in reliance on the report by GBH CPAs, PC, an independent registered public accounting firm, given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION
We have filed an offering statement on Form 1-A with the SEC under the Securities Act with respect to the common stock offered by this Offering Circular. This Offering Circular, which constitutes a part of the offering statement, does not contain all of the information set forth in the offering statement or the exhibits and schedules filed therewith. For further information with respect to us and our common stock, please see the offering statement and the exhibits and schedules filed with the offering statement. Statements contained in this Offering Circular regarding the contents of any contract or any other document that is filed as an exhibit to the offering statement are not necessarily complete, and each such statement is qualified in all respects by reference to the full text of such contract or other document filed as an exhibit to the offering statement. The offering statement, including its exhibits and schedules, may be inspected without charge at the public reference room maintained by the SEC, located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, and copies of all or any part of the offering statement may be obtained from such offices upon the payment of the fees prescribed by the SEC. Please call the SEC at 1-800-SEC-0330 for further information about the public reference room. The SEC also maintains an Internet website that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. The address of the site is www.sec.gov.
Upon completion of this Offering, we will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the SEC. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference room and on the SEC website referred to above.
We also maintain a website at www.soliton.com. Upon completion of this Offering, you may access these materials at our website free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. Information contained on our website is not a part of this Offering Circular and the inclusion of our website address in this Offering Circular is an inactive textual reference only.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and the Board of Directors of
Soliton, Inc.
Houston, Texas
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Soliton, Inc. (the "Company") as of December 31, 2017 and 2016, the related statements of operations, changes in stockholders’ equity (deficit), and cash flows for the years then ended, and the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2017 and 2016, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2017, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
Other Matters
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has a net capital deficit that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
/s/ GBH CPAs, PC
We have served as the Company's auditor since 2017.
GBH CPAs, PC
www.gbhcpas.com
Houston, Texas
February 2, 2018

Soliton, Inc.
Balance Sheets
As of December 31, 2017 and 2016

	2017	2016
ASSETS
Current assets:
Cash and cash equivalents	$18,412	$155,892
Prepaid expenses and other current assets	7,746	26,004
Total current assets	26,158	181,896
Property and equipment, net of accumulated depreciation	336,726	416,506
Intangible assets, net of accumulated amortization	92,102	75,465
Other assets	23,283	30,842
Total assets	$478,269	$704,709
LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$445,453	$435,396
Accrued liabilities	853,443	518,230
Dividends payable	3,333,260	2,053,260
Accrued interest - related party	295,830	—
Convertible notes payable - related party	6,025,000	—
Total current liabilities	10,952,986	3,006,886
Deferred rent	25,878	23,900
Total liabilities	10,978,864	3,030,786
Commitments and contingencies
Stockholders’ deficit
Series A Preferred stock, $0.001 par value, liquidation value of $1,999,997, 416,666 shares authorized, issued and outstanding	417	417
Series B Preferred stock, $0.001 par value, liquidation value of $14,000,641, 2,118,100 shares authorized, issued and outstanding	2,118	2,118
Common stock, $0.001 par value, 5,250,000 authorized, 1,820,556 and 1,643,056 shares issued and outstanding, respectively	1,821	1,643
Additional paid-in capital	21,031,388	20,445,460
Accumulated deficit	(31,536,339)	(22,775,715)
Total stockholders’ deficit	(10,500,595)	(2,326,077)
Total liabilities and stockholders’ deficit	$478,269	$704,709
See accompanying notes to the financial statements.

Soliton, Inc.
Statements of Operations
For the Years Ended December 31, 2017 and 2016

	2017	2016
Revenue	$—	$—

Operating expenses:
Research and development	3,965,276	4,146,777
Sales and marketing	91,288	33,929
Depreciation and amortization expense	130,075	82,523
General and administrative expenses	3,001,969	3,054,762
Total operating expenses	7,188,608	7,317,991

Loss from operations	(7,188,608)	(7,317,991)

Other income (expense):
Interest expense	(295,830)	—
Other income (expense)	4,751	16,732
Total other income (expense)	(291,079)	16,732

Loss before income taxes	(7,479,687)	(7,301,259)
Income tax expense	937	2,312

Net loss	$(7,480,624)	$(7,303,571)

Net loss per common share, basic and diluted	$(4.40)	$(4.80)

Weighted average number of common shares outstanding, basic and diluted	1,700,275	1,522,619
See accompanying notes to the financial statements.

Soliton, Inc.
Statements of Changes in Stockholders’ Equity (Deficit)
For the Years Ended December 31, 2017 and 2016

							Additional
	Series A Preferred Stock		Series B Preferred Stock		Common Stock		Paid-In	Accumulated
	Shares	Par	Shares	Par	Shares	Par	Capital	Deficit	Total
Balance at December 31, 2015	416,666	$417	1,361,636	$1,362	1,465,556	$1,466	$14,730,488	$(14,300,199)	$433,534

Share-based compensation	—	—	—	—	177,500	177	715,728	—	715,905

Issuance of Series B Preferred Stock for cash	—	—	756,464	756	—	—	4,999,244	—	5,000,000

Accrued preferred dividends	—	—	—	—	—	—	—	(1,171,945)	(1,171,945)

Net loss	—	—	—	—	—	—	—	(7,303,571)	(7,303,571)

Balance at December 31, 2016	416,666	417	2,118,100	2,118	1,643,056	1,643	20,445,460	(22,775,715)	(2,326,077)

Share-based compensation	—	—	—	—	177,500	178	585,928	—	586,106

Accrued preferred dividends	—	—	—	—	—	—	—	(1,280,000)	(1,280,000)

Net loss	—	—	—	—	—	—	—	(7,480,624)	(7,480,624)

Balance at December 31, 2017	416,666	$417	2,118,100	$2,118	1,820,556	$1,821	$21,031,388	$(31,536,339)	$(10,500,595)
See accompanying notes to the financial statements.

Soliton, Inc.
Statements of Cash Flows
For the Years Ended December 31, 2017 and 2016

	2017	2016
Cash flows from operating activities:
Net loss	$(7,480,624)	$(7,303,571)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	130,075	82,523
Share-based compensation	586,106	715,905
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	18,258	42,633
Other assets	7,559	15,118
Accounts payable	10,057	223,291
Accrued liabilities	335,213	195,269
Accrued interest - related party	295,830	—
Deferred rent	1,978	23,900
Net cash used in operating activities	(6,095,548)	(6,004,932)

Cash flows from investing activities:
Payments for the purchase of property and equipment	(48,807)	(251,957)
Payments for acquisition of intangibles	(18,125)	(47,552)
Net cash used in investing activities	(66,932)	(299,509)

Cash flows from financing activities:
Proceeds from issuance of convertible notes - related party	6,025,000	—
Proceeds from sale of preferred stock	—	5,000,000
Net cash provided by financing activities	6,025,000	5,000,000

Net decrease in cash	(137,480)	(1,304,441)

Cash and cash equivalents, beginning of year	155,892	1,460,333

Cash and cash equivalents, end of year	$18,412	$155,892

Supplemental cash flow disclosures:
Cash paid for interest	$—	$—
Cash paid for income taxes	$—	$—

Non-cash investing and financing activities:
Accrued preferred dividends	$1,280,000	$1,171,945
See accompanying notes to the financial statements.

Soliton, Inc.
Notes to Financial Statements
Note 1 - Description of the Business and Summary of Significant Accounting Policies
Description of the Business
Soliton, Inc. (“Soliton” or the “Company”) was organized under the laws of the State of Delaware on March 27, 2012. The Company operates in one segment as a medical device company organized to develop and commercialize products utilizing a proprietary Rapid Acoustic Pulse technology platform. We are a pre-revenue stage company with our first product being developed for the removal of tattoos.
Going Concern
The Company has adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements - Going Concern (“ASC 205-40”). ASC 205-40 requires management to assess an entity's ability to continue as a going concern within one year of the date of the financial statements are issued. In each reporting period (including interim periods), an entity is required to assess conditions known and reasonably knowable as of the financial statement issuance date to determine whether it is probable an entity will not meet its financial obligations within one year from the financial statement issuance date. Substantial doubt about an entity's ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate it is probable the entity will be unable to meet its financial obligations as they become due within one year after the date the financial statements are issued.
The Company is an early stage and emerging growth company and has not generated any revenues to date. As such, the Company is subject to all of the risks associated with early stage and emerging growth companies. Since inception, the Company has incurred losses and negative cash flows from operating activities. The Company does not expect to generate positive cash flows from operating activities in the near future.
The Company incurred net losses of approximately $7.5 million and had net cash flows used in operating activities of approximately $6.1 million for the year ended December 31, 2017. At December 31, 2017, the Company had an accumulated deficit of approximately $31.5 million, negative working capital of $10.9 million and cash of $18,412. The Company does not expect to experience positive cash flows from operating activities in the near future, if at all. The Company anticipates incurring operating losses for the next several years as it completes the development of its products and seeks requested regulatory clearances to market such products. These factors raise substantial doubt about the Company's ability to continue as a going concern within one year after the date the consolidated financial statements are issued.
The Company estimates its current cash resources, including the approximately $500,000 of net proceeds received in the January 2018 convertible debt tranches and the committed $375,000, absent any additional sources of cash, is sufficient to fund its operations through March 2018. Accordingly, the Company does not have sufficient cash resources to fund its anticipated operating losses for the next twelve months and the Company must raise additional funds to support its operating and capital needs beyond March 2018.
The Company’s ability to fund its operations is dependent upon management's plans, which include raising additional capital, obtaining regulatory clearance for its products currently under development, commercializing and generating revenues from products currently under development, and continuing to control expenses.

A failure to raise sufficient capital, generate sufficient product revenues, or control expenditures, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives and therefore raises substantial doubt of the Company's ability to continue as a going concern within one year after the date the financial statements are issued.
Basis of Presentation
The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.
Use of Estimates in Financial Statement Presentation
The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid accounts with original maturities of three months or less to be cash equivalents. At December 31, 2017 and 2016, all of the Company’s cash was deposited in one bank.
Property and Equipment
Property and equipment are stated at historical cost and depreciated on a straight-line basis over the estimated useful lives, generally three to five years. Leasehold improvements are depreciated over the shorter of the remaining lease term or useful lives of the assets. Upon disposition of the assets, the costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations. Repairs and maintenance costs are included as expense in the accompanying statement of operations.
Intangible Assets
Intangible assets include patents and trademarks. Patent related costs in connection with filing and prosecuting patent applications and patents filed by the Company are expensed as incurred, and are classified as general and administrative expenses, until a patent is granted; at which time additional costs related to applications in different countries are capitalized to intangible assets and amortized to general and administrative expenses over the shorter of the remaining licensed term or a twenty-year patent life. The Company does not amortize trademarks with indefinite useful lives; rather, such assets are required to be tested for impairment at least annually or sooner if events or changes in circumstances indicate that the asset may be impaired.
Long-Lived Assets
The Company evaluates its long-lived assets, including equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the asset is considered impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired assets. The Company has not recorded impairment of any long-lived assets in the periods presented.

Deferred Rent
Deferred rent is recorded and amortized to the extent the total minimum rental payments allocated to the current period on a straight-line basis exceed or are less than the cash payments required.
Convertible Debt
When conversion terms related to convertible debt would be triggered by future events not controlled by the Company, the Company accounts for the conversion feature as contingent conversion options. Recognition of the intrinsic value of the conversion option is recognized only upon the occurrence of a triggering event.
Fair Value Measurements
Fair value is defined as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy which prioritizes the inputs used in the valuation methodologies, as follows:
Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.
Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.
At December 31, 2017 and 2016, the carrying amounts of the Company's financial instruments, including cash, accounts payable, and accrued expenses, approximate their respective fair value due to the short-term nature of these instruments.
At December 31, 2017 and 2016, the Company does not have any assets or liabilities required to be measured at fair value in accordance with FASB ASC Topic 820, Fair Value Measurement.
Revenue Recognition
Prior to January 1, 2017, revenues were recognized when the four basic criteria for recognition were met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) consideration is fixed or determinable; and (4) collectability is reasonably assured. The Company adopted new accounting guidance for revenue recognition effective January 1, 2018 which did not have a material impact on the Company’s financial statements. Beginning from January 1, 2018, revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services

Research and Development Expenses
Research and development expenses are recognized as incurred and include the costs related to the Company's various contract research service providers, suppliers, engineering studies, supplies, and outsourced testing and consulting, as well as clinical costs.
Stock-Based Compensation
Stock-based compensation expense includes the estimated fair value of equity awards vested during the reporting period. The expense for equity awards vested during the reporting period is determined based upon the grant date fair value of the award and is recognized as expense over the applicable vesting period of the stock award using the straight-line method.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of reported assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Net Loss per Common Share
Basic net loss per common share are computed by dividing net loss available to common shareholders by the weighted-average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. As of December 31, 2017, potentially dilutive securities include options to purchase 15,000 common shares, preferred stock convertible to 2,534,766 common shares and notes convertible to common shares upon a future financing. As of December 31, 2016, potentially dilutive securities include preferred stock convertible into 2,534,766 common shares.
JOBS Act Accounting Election
The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.
Subsequent Events
The Company’s management reviewed all material events through February 2, 2018 (the date that the financial statements were available to be issued) for subsequent event disclosure consideration.
Recent Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) ("ASU 2016-02"), which establishes a right-of-use (“ROU”) model requiring a lessee to recognize a ROU asset and a lease liability for all leases with terms greater-than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods with those fiscal years. A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of this guidance on its consolidated financial position, results of operations, and cash flows.
The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.
Note 2 - Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following:

	December 31, 2017	December 31, 2016
Prepaid insurance	$6,300	$6,299
Rent deposit	—	15,118
Other receivables	1,446	4,587
Total prepaid expenses and other current assets	$7,746	$26,004
Note 3 - Property and Equipment, Net
Property and equipment, net consisted of the following:

	December 31, 2017	December 31, 2016
Computer equipment and software	$95,130	$89,449
Research and development equipment	241,377	198,251
Leasehold improvements	242,167	242,167
Furniture	19,893	19,893
Less: accumulated depreciation	(261,841)	(133,254)
Total property and equipment, net	$336,726	$416,506
Depreciation expense for the years ended December 31, 2017 and 2016 was $128,587 and $81,623, respectively.
Note 4 - Intangible Assets, Net
Intangible assets, net consisted of the following:

	December 31, 2017	December 31, 2016
Patents	$22,527	$14,898
Trademarks	72,590	62,094
Less: accumulated amortization	(3,015)	(1,527)
Total intangible assets, net	$92,102	$75,465

Amortization expense for the years ended December 31, 2017 and 2016 was $1,488 and $900, respectively.
Note 5 - Convertible Note Payable - Related Party
On January 18, 2017, the Board of Directors of the Company approved a note purchase agreement allowing the Company to sell an aggregate of $3 million of convertible bridge notes. The notes are convertible into either the Company’s preferred or common stock at 75% of the price paid per share in a subsequent equity financing where the Company receives gross proceeds of not less than $5 million or at 85% of the per share price determined by dividing the equity value of the Company that is expected to be available for distribution to the Company’s stockholders by the aggregate number of the Company’s fully-diluted common shares upon the closing of a sale, liquidation, merger, or change of control of the Company. The notes bear interest at 8.25% per annum and mature on January 31, 2018.
The Company subsequently closed the first tranche of the note on January 23, 2017 for $1 million. A follow-on round of the note was closed on March 1, 2017 for $1 million with the last tranche of the note being closed on April 27, 2017 for $1 million.
The note agreement was amended on June 19, 2017 to allow for the sale and issuance of an additional $3.25 million of notes up to an aggregated amount of $6.25 million.
The Company closed $1.3 million on June 19, 2017 under the amended note purchase agreement and subsequently closed another $700,000 on July 17, 2017.
All notes issued under the agreement initially approved on January 18, 2017 are currently in default.
On November 1, 2017, the Board of Directors of the Company approved a second note purchase agreement allowing the Company to sell an aggregate of $1.9 million of convertible bridge notes with the same terms as the first note agreement except that the note matures on June 29, 2018.
The Company subsequently closed the first tranche of the note on November 9, 2017 for $400,000. A follow-on round of the note was closed on December 1, 2017, for $375,000 with a third tranche of the note being closed on December 26, 2017 for $250,000.
All the convertible notes were issued to one investor who is also a major stockholder of the Company.
As of December 31, 2017, the outstanding balance of the convertible notes payable was $6,025,000 and accrued interest related to the convertible notes was $295,830.
Note 6 - Income Taxes
Due to the Company’s net losses, there were no provisions for income taxes for the years ended December 31, 2017 and 2016. The difference between the income tax expense of zero shown in the statement of operations and pre-tax book net loss times the federal statutory rate of 35% is due to the change in the valuation allowance.
On December 22, 2017, new federal tax reform legislation was enacted in the United States (the “2017 Tax Act”), resulting in significant changes from previous tax law.  The 2017 Tax Act reduces the federal corporate income tax rate to 21% from 35% effective January 1, 2018.  The rate change, along with certain immaterial changes in tax basis resulting from the 2017 Tax Act, resulted in a reduction of the Company’s deferred tax assets of $3,715,972 and a corresponding reduction in the valuation allowance.

Deferred income tax assets as of December 31, 2017 and 2016 were as follows:

	December 31, 2017	December 31, 2016
Deferred Tax Assets:
Net operating losses	$(5,573,958)	$(6,876,848)
Less valuation allowance	5,573,958	6,876,848
Total deferred tax assets	$—	$—
The Company has recorded a full allowance against its deferred tax assets as of December 31, 2017 and 2016 because management determined that it is not more-likely-than not that those assets will be realized. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of deferred assets will not be realized. The ultimate realization of the deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.
For federal income tax purposes, the Company has a net operating loss carry forward of approximately $26.5 million at December 31, 2017, which expires commencing in 2032.
Note 7 - Commitments and Contingencies
On April 5, 2012, the Company entered into a Patent and Technology License Agreement with The University of Texas M.D. Anderson Cancer Center (“MD Anderson”). Pursuant to the agreement, the Company obtained a royalty-bearing, worldwide, exclusive license to intellectual property including patent rights related to the patents and technology the Company uses. Under the agreement, Soliton agreed to pay a nonrefundable license documentation fee 30 days after the effective date of the agreement. Additionally, Soliton agreed to pay a nonrefundable annual maintenance fee starting on the third anniversary of the effective date of the agreement, which escalates each anniversary. Additionally, the Company agreed to a running royalty percentage of net sales. The Company also agreed to make certain milestone and sublicensing payments.
MD Anderson has the right to terminate the agreement upon advanced notice in the event of a default by Soliton. The agreement will expire upon the expiration of the licensed intellectual property. The rights obtained by the Company pursuant to the agreement are made subject to the rights of the U.S. government to the extent that the technology covered by the licensed intellectual property was developed under a funding agreement between MD Anderson and the U.S. government. All out-of-pocket expenses incurred by MD Anderson in filing, prosecuting and maintaining the licensed patents have been and shall continue to be assumed by the Company.
Leases
The Company leases space for its corporate office, which initially provided for a five-year term beginning on July 15, 2015, for rent payments of $8,053 per month and the option to cancel the lease agreement at the end of the initial three-year term at the election of the Company. Total rent expense under this office space lease arrangement for the years ended December 31, 2017 and 2016 was $96,631 and $95,788, respectively.

Future minimum lease payments as of December 31, 2017 were as follows:

Year Ending December, 31	Amount
2018	$99,147
2019	103,737
2020	108,429
Thereafter	36,668
Total future minimum lease payments	$347,981
Legal Proceedings
In the normal course of business, from time-to-time, the Company may be subject to claims in legal proceedings. However, the Company does not believe it is currently a party to any pending legal actions. Notwithstanding, legal proceedings are subject-to inherent uncertainties, and an unfavorable outcome could include monetary damages, and in such event, could result in a material adverse impact on the Company's business, financial position, results of operations, or cash flows.
Note 8 - Stockholders’ Equity (Deficit)
Preferred Stock
The Company is authorized to issue 2,534,766 shares of preferred stock with a par value of $0.001 per share with such designation, rights, and preferences as may be determined from time-to-time by the Company's board of directors.
During 2016, the Company sold 756,464 Series B Preferred Stock for $5 million. As of December 31, 2017 and 2016, there were 416,666 Series A Preferred Stock and 2,118,100 Series B Preferred Stock issued and outstanding.
The Series A Preferred Stock has the following features:

1.
Dividends accrue at a rate of 8% per annum based on $4.80 per Series A preferred share, the dividends are cumulative but non-compounding and payable upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, the exercise of conversion rights of the holder, the declaration by the Company’s board of directors, upon a closing of the sale of the Company’s common shares to the public at a price of at least $24 per share with at least $50 million of gross proceeds and the common shares listed on the New York Stock Exchange or NASDAQ Capital Market, and upon conversion of at least 50.1% of the issued and outstanding Series A Preferred Stock. The Company has the option to pay the dividend in cash or by issuing common shares.

2.	A liquidation right preferable over the right of the Company’s common stock.

3.	Each share of the Series A Preferred Stock has one voting right.

4.
Each share of the Series A Preferred Stock is convertible by the holder, at any time, into shares of common stock equal to $4.80 divided by a conversion price, initially set at $4.80. The conversion price is adjustable upon certain events.

The Series B Preferred Stock has similar rights as Series A Preferred Stock except that the dividends are based on $6.61 per Series B Preferred share and Series B Preferred Stock is convertible into common shares at a rate of $6.61 divided by a conversion price initially set at $6.61. As of December 31, 2017 and 2016, accrued dividends for preferred stock were $3,333,260 and $2,053,260, respectively. At

December 31, 2017, the conversion price for the Series A and Series B preferred stock were $4.80 and $6.61, respectively.
Adoption of 2012 Long Term Incentive Plan
In November 2012, the Company’s board of directors and stockholders adopted the 2012 Long Term Incentive Plan (the “2012 Stock Plan”). The 2012 Stock Plan is designed to enable the Company to offer employees, officers, directors and consultants, as defined, an opportunity to acquire a proprietary interest in the Company. The types of awards that may be granted under the 2012 Stock Plan include stock options, stock appreciation rights, restricted stock, and other stock-based awards subject to limitations under applicable law. All awards are subject to approval by the Company’s board of directors. The 2012 Stock Plan reserves shares of common stock for issuance in accordance with the 2012 Stock Plan’s terms. Total number of shares reserved and available for issuance under the plan is 789,745 shares. As of December 31, 2017, 14,746 shares remained available for grant under the 2012 Stock Plan.
Restricted Stock
The Company granted 450,000 shares of restricted common stock to executives during 2013 and 2014. Of the total shares of restricted stock granted, 400,000 shares vested annually equally over 4 years and the remaining 50,000 shares have a vesting schedule of 33,332 shares vest upon change of control and remaining vested monthly equally over 12 months after a change of control.
During 2016, the Company granted 310,000 shares of restricted common stock to executives and employees with a fair value of $996,429 based on the fair value of $3.21 per share on grant date. One quarter of the shares vested on the date of grant and one quarter of the shares vest on each of the anniversary after the grant date.
During each of the years ended December 31, 2017 and 2016, the Company issued common shares totaling 177,500 for restricted shares granted.
During the years ended December 31, 2017 and 2016, the Company recorded $570,536 and $715,905, respectively, in stock-based compensation for all of the restricted shares granted. As of December 31, 2017, unamortized expense related to the restricted stock grant was $798,003.
Stock Options
The following table summarizes stock option activities for the year ended December 31, 2017:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (in Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2016	—	$—	—	$—
Granted	15,000	0.13	10.00	—
Exercised	—	—	—	—
Canceled	—	—	—	—
Outstanding, December 31, 2017	15,000	$0.13	9.75	$—

Exercisable, December 31, 2017	3,750	$0.13	9.75	$—
On October 1, 2017, the Company granted options to purchase 15,000 common shares to a member of the scientific advisory board. The stock options have a ten-year contractual term from date of grant, an exercise price of $0.13 per share. Options to purchase 3,750 common shares vested on the date of grant and options to purchase 3,750 common shares vest on each of the anniversary after the grant date. The options had a fair value of $46,711 that was calculated using the Black-Scholes option-pricing model. Variables used in the Black-Scholes option-pricing model include: (1) discount rate of 1.92%, (2) expected life of 5.8 years, (3) volatility of 79%, and (4) zero expected dividends.
There were no option activities during the year ended December 31, 2016.
All options issued and outstanding are being amortized over their respective vesting periods. The unrecognized compensation expense at December 31, 2017 was $31,141. During the year ended December 31, 2017, the Company recorded option expense of $15,570.
Note 9 - Subsequent Events
On January 8, 2018, the Company executed an additional tranche of the convertible note in the amount of $250,000. On January 25, 2018, the Company executed a second additional tranche of the convertible note in the amount of $250,000. Both of these notes are governed under the same terms and conditions of the convertible note agreement approved on November 1, 2017 discussed in Note 5 above.

Soliton, Inc.
Balance Sheet
(Unaudited)

	March 31, 2018	December 31, 2017
ASSETS
Current assets
Cash and cash equivalents	$10,535	$18,412
Prepaid expenses and other current assets	9,700	7,746
Total current assets	20,235	26,158
Property and equipment, net of accumulated depreciation	306,541	336,726
Intangible assets, net of accumulated amortization	95,606	92,102
Other assets	23,283	23,283
Total assets	$445,665	$478,269
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable	$922,781	$445,453
Accrued liabilities	507,641	853,443
Dividends payable	3,653,260	3,333,260
Accrued interest - related party	462,687	295,830
Convertible notes payable - related party	6,900,000	6,025,000
Total current liabilities	12,446,369	10,952,986
Deferred rent	26,003	25,878
Total liabilities	12,472,372	10,978,864
Commitments and contingencies
Stockholders' deficit
Series A Preferred Stock, $0.001 par value, liquidation value of $1,999,997, 416,666 shares authorized, issued and outstanding	417	417
Series B Preferred Stock, $0.001 par value, liquidation value of $14,000,641, 2,118,100 shares authorized, issued and outstanding	2,118	2,118
Common stock, $0.001 par value, 5,250,000 shares authorized, 1,820,556 shares issued and outstanding	1,821	1,821
Additional paid-in capital	21,176,941	21,031,388
Accumulated deficit	(33,208,004)	(31,536,339)
Total stockholders' deficit	(12,026,707)	(10,500,595)
Total liabilities and stockholders' deficit	$445,665	$478,269
See accompanying notes to the unaudited financial statements

Soliton, Inc.
Statement of Operations
(Unaudited)

	2018	2017
Revenue	$—	$—
Operating expenses:
Research and development	692,725	1,151,873
Sales and marketing	12,500	18,120
Depreciation and amortization expense	30,561	32,386
General and administrative expenses	449,029	742,100
Total operating expenses	1,184,815	1,944,479
Loss from operations	(1,184,815)	(1,944,479)
Other income (expense): Interest income	37	506
Interest expense	(166,887)	(22,151)
Total other income (expense)	(166,850)	(21,645)
Loss before income taxes	(1,351,665)	(1,966,124)
Income tax expense	-	937
Net loss	$(1,351,665)	$(1,967,061)
Net loss per common share, basic and diluted	$(0.74)	$(1.20)
Weighted average number of common shares outstanding, basic and diluted	1,820,556	1,643,056
See accompanying notes to the unaudited financial statements.

Soliton, Inc.
Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2018	2017
Cash flows from operating activities:
Net loss	$(1,351,665)	$(1,967,061)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	30,561	32,386
Stock-based compensation	145,553	142,634
Changes in operating assets and liabilities
Prepaid expenses and other current assets	(1,954)	(4,626)
Accounts payable	477,328	711,752
Accrued liabilities	(345,802)	(101,438)
Accrued interest - related party	166,857	22,151
Deferred rent	125	1,233
Net cash used in operating activities	(878,997)	(1,162,969)
Cash flows from investing activities:
Payments for acquisition of properties and equipment	—	(1,197)
Payments for acquisition of intangible assets	(3,880)	(2,445)
Net cash used in investing activities	(3,880)	(3,642)
Cash flows from financing activities:
Proceeds from issuance of convertible notes - related party	875,000	2,000,000
Net cash provided by financing activities	875,000	2,000,000
Net change in cash and cash equivalents	(7,877)	833,389
Cash and cash equivalents, beginning of period	18,412	155,892
Cash and cash equivalents, end of period	$10,535	$989,281
Supplemental cash flow disclosures:
Cash paid for interest	-	-
Cash paid for income tax	-	-
Non-cash investing and financing activities:
Accrued preferred dividends	$320,000	$320,000
See accompanying notes to the unaudited financial statements.

Soliton, Inc.
Notes to Financial Statements
(Unaudited)
Note 1 - Description of the Business and Summary of Significant Accounting Policies Description of the Business
Soliton, Inc. (“Soliton” or the “Company”) was organized under the laws of the State of Delaware on March 27, 2012. The Company operates in one segment as a medical device company organized to develop and commercialize products utilizing a proprietary controlled ultrasound technology platform. We are a pre-revenue stage company with our first product being developed for the removal of tattoos.
Going Concern
The Company has adopted the provisions of Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 205-40, Presentation of Financial Statements - Going Concern (“ASC 205-40”). ASC 205-40 requires management to assess an entity's ability to continue as a going concern within one year of the date of the financial statements are issued. In each reporting period (including interim periods), an entity is required to assess conditions known and reasonably knowable as of the financial statement issuance date to determine whether it is probable an entity will not meet its financial obligations within one year from the financial statement issuance date. Substantial doubt about an entity's ability to continue as a going concern exists when conditions and events, considered in the aggregate, indicate it is probable the entity will be unable to meet its financial obligations as they become due within one year after the date the financial statements are issued.
The Company is an early stage and emerging growth company and has not generated any revenues to date. As such, the Company is subject to all of the risks associated with early stage and emerging growth companies. Since inception, the Company has incurred losses and negative cash flows from operating activities. The Company does not expect to generate positive cash flows from operating activities in the near future.
For the three months ended March 31, 2018, the Company incurred net losses of approximately $1.4 million, and had net cash flows used in operating activities of approximately $0.9 million. At March 31, 2018, the Company had an accumulated deficit of approximately $33.2 million, negative working capital of $12.4 million and cash of $10,535. The Company does not expect to experience positive cash flows from operating activities in the near future, if at all. The Company anticipates incurring operating losses for the next several years as it completes the development of its products and seeks requested regulatory clearances to market such products. These factors raise substantial doubt about the Company's ability to continue as a going concern within one year after the date the consolidated financial statements are issued.
The Company estimates its current cash resources, including the approximately $4.2 million of net proceeds received through June 30, 2018, through its convertible debt tranches, is sufficient to fund its operations through September 2018. Accordingly, the Company does not have sufficient cash resources to fund its anticipated operating losses for the next twelve months and the Company must raise additional funds to support its operating and capital needs beyond September 2018.
The Company’s ability to fund its operations is dependent upon management's plans, which include raising additional capital, obtaining regulatory clearance for its products currently under development, commercializing and generating revenues from products currently under development, and continuing to control expenses.

A failure to raise sufficient capital, generate sufficient product revenues, or control expenditures, among other factors, will adversely impact the Company’s ability to meet its financial obligations as they become due and payable and to achieve its intended business objectives and therefore raises substantial doubt of the Company's ability to continue as a going concern within one year after the date the financial statements are issued.
Basis of Presentation
The accompanying interim financial statements are unaudited. These unaudited interim financial statements have been prepared in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (“SEC”) for interim financial information. Accordingly, they do not include all the information and footnotes required by U.S. Generally Accepted Accounting Principles (“GAAP”) for complete financial statements. These unaudited interim financial statements should be read in conjunction with the audited financial statements and accompanying notes for the year ended December 31, 2017. In the opinion of management, the unaudited interim financial statements reflect all the adjustments (consisting of normal recurring adjustments) necessary to state fairly the Company’s financial position as of March 31, 2018 and the results of operations for the three months ended March 31, 2018 and 2017. The interim consolidated results of operations are not necessarily indicative of the results that may occur for the full fiscal year. The December 31, 2017 balance sheet included herein was derived from the audited financial statements, but does not include all disclosures, including notes, required by GAAP for complete financial statements.
Use of Estimates in Financial Statement Presentation
The preparation of these financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.
Cash and Cash Equivalents
The Company considers all highly liquid accounts with original maturities of three months or less to be cash equivalents. At March 31, 2018, all of the Company’s cash was deposited in one bank.
Property and Equipment
Property and equipment are stated at historical cost and depreciated on a straight-line basis over the estimated useful lives, generally three to five years. Leasehold improvements are depreciated over the shorter of the remaining lease term or useful lives of the assets. Upon disposition of the assets, the costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations. Repairs and maintenance costs are included as expense in the accompanying statement of operations.
Intangible Assets
Intangible assets include patents and trademark. Patent related costs in connection with filing and prosecuting patent applications and patents filed by the Company are expensed as incurred, and are classified as general and administrative expenses, until a patent is granted; at which time additional costs related to applications in different countries are capitalized to intangible assets and amortized to general and administrative expenses over the shorter of the remaining licensed term or a twenty-year patent life. The Company does not amortize trademarks with indefinite useful lives; rather, such assets are required to be tested for impairment at least annually or sooner if events or changes in circumstances indicate that the asset may be impaired.

Long-Lived Assets
The Company evaluates its long-lived assets, including equipment, for impairment whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the asset is considered impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value of the impaired assets. The Company has not recorded impairment of any long-lived assets in the periods presented.
Deferred Rent
Deferred rent is recorded and amortized to the extent the total minimum rental payments allocated to the current period on a straight-line basis exceed or are less than the cash payments required.
Convertible Debt
When conversion terms related to convertible debt would be triggered by future events not controlled by the Company, the Company accounts for the conversion feature as contingent conversion options. Recognition of the intrinsic value of the conversion option is recognized only upon the occurrence of a triggering event.
Fair Value Measurements
Fair value is defined as the price which would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. A three-tier fair value hierarchy which prioritizes the inputs used in the valuation methodologies, as follows:
Level 1 Inputs - Unadjusted quoted prices in active markets for identical assets or liabilities that the reporting entity has the ability to access at the measurement date.
Level 2 Inputs - Inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. These might include quoted prices for similar assets or liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, inputs other than quoted prices that are observable for the asset or liability (such as interest rates, volatilities, prepayment speeds, credit risks, etc.) or inputs that are derived principally from or corroborated by market data by correlation or other means.
Level 3 Inputs - Unobservable inputs for determining the fair values of assets or liabilities that reflect an entity’s own assumptions about the assumptions that market participants would use in pricing the assets or liabilities.
At March 31, 2018 and December 31, 2017, the carrying amounts of the Company's financial instruments, including cash, accounts payable, and accrued expenses, approximate their respective fair value due to the short-term nature of these instruments.
At March 31, 2018 and December 31, 2017, the Company does not have any assets or liabilities required to be measured at fair value in accordance with FASB ASC Topic 820, Fair Value Measurement.
Revenue Recognition
Prior to January 1, 2017, revenues were recognized when the four basic criteria for recognition were met: (1) persuasive evidence of an arrangement exists; (2) delivery has occurred or services have been rendered; (3) consideration is fixed or determinable; and (4) collectability is reasonably assured. The Company adopted new accounting guidance for revenue recognition effective January 1, 2018 which did not have a material impact on the Company’s financial statements. Beginning from January 1, 2018, revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.
Research and Development Expenses
Research and development expenses are recognized as incurred and include the costs related to the Company's various contract research service providers, suppliers, engineering studies, supplies, and outsourced testing and consulting, as well as clinical costs.
Stock-Based Compensation
Stock-based compensation expense includes the estimated fair value of equity awards vested during the reporting period. The expense for equity awards vested during the reporting period is determined based upon the grant date fair value of the award and is recognized as expense over the applicable vesting period of the stock award using the straight-line method.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on the differences between the financial reporting and the tax bases of reported assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. The Company must then assess the likelihood that the resulting deferred tax assets will be realized. A valuation allowance is provided when it is more likely than not that some portion or all of a deferred tax asset will not be realized.
Net Loss per Common Share
Basic net loss per common share are computed by dividing net loss available to common shareholders by the weighted- average number of common shares outstanding during the period. Diluted net earnings (loss) per common share is determined using the weighted-average number of common shares outstanding during the period, adjusted for the dilutive effect of common stock equivalents. In periods when losses are reported, the weighted-average number of common shares outstanding excludes common stock equivalents, because their inclusion would be anti-dilutive. As of March 31, 2018 and December 31, 2017, potentially dilutive securities include options to purchase 15,000 common shares, preferred stock convertible to 2,534,766 common shares and notes convertible to common shares upon a future financing.
JOBS Act Accounting Election
The Company is an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, emerging growth companies can delay adopting new or revised accounting standards issued subsequent to the enactment of the JOBS Act until such time as those standards apply to private companies. The Company has irrevocably elected to avail itself of this exemption from new or revised accounting standards, and, therefore, will not be subject to the same new or revised accounting standards as public companies that are not emerging growth companies.
Subsequent Events
The Company’s management reviewed all material events through April 26, 2018 (the date that the financial statements were available to be issued) for subsequent event disclosure consideration.
Recent Accounting Pronouncements
In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) ("ASU 2016-02"), which establishes a right-of-use (“ROU”) model requiring a lessee to recognize a ROU asset and a lease liability for all leases with terms greater-than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods with those fiscal years. A modified retrospective transition approach is required for leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact of this guidance on its consolidated financial position, results of operations, and cash flows.
The Company does not believe that any other recently issued effective pronouncements, or pronouncements issued but not yet effective, if adopted, would have a material effect on the accompanying financial statements.
Note 2 - Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consisted of the following:

	March 31, 2018	December 31, 2017
Prepaid insurance	$2,773	$6,300
Prepaid legal	5,000	—
Other receivables	1,927	1,446
Total prepaid expenses and other current assets	$9,700	$7,746
Note 3 - Property and Equipment, Net
Property and equipment, net consisted of the following:

	March 31, 2018	December 31, 2017
Computer equipment and software	$91,181	$95,130
Research and development equipment	241,377	241,377
Leasehold improvements	242,167	242,167
Furniture	19,893	19,893
Less: accumulated depreciation	(288,077)	(261,841)
Total property and equipment, net	$306,541	$336,726
Depreciation expense during the three months ended March 31, 2018 and 2017 was $30,185 and $32,386, respectively.

Note 4 - Intangible Assets, Net
Intangible assets, net consisted of the following:

	March 31, 2018	December 31, 2017
Patents	$22,527	$22,527
Trademarks	76,470	72,590
Less: accumulated amortization	(3,391)	(3,015)
Total intangible assets, net	$95,606	$92,102
Amortization expense during the three months ended March 31, 2018 and 2017 was $376 and $0, respectively.
Note 5 - Convertible Note Payable - Related Party
On January 18, 2017, the Board of Directors of the Company approved a note purchase agreement allowing the Company to sell an aggregate of $3 million of convertible bridge notes. The notes are convertible into either the Company’s preferred or common stock at 75% of the price paid per share in a subsequent equity financing where the Company receives gross proceeds of not less than $5 million or at 85% of the per share price determined by dividing the equity value of the Company that is expected to be available for distribution to the Company’s stockholders by the aggregate number of the Company’s fully-diluted common shares upon the closing of a sale, liquidation, merger, or change of control of the Company. The notes bear interest at 8.25% per annum and matured on January 31, 2018.
The Company subsequently closed the first tranche of the note on January 23, 2017 for $1 million. A follow-on round of the note was closed on March 1, 2017 for $1 million with the last tranche of the note being closed on April 27, 2017 for $1 million.
The note agreement was amended on June 19, 2017 to allow for the sale and issuance of an additional $3.25 million of notes up to an aggregated amount of $6.25 million.
The Company closed $1.3 million on June 19, 2017 under the amended note purchase agreement and subsequently closed another $700,000 on July 17, 2017.
On July 12, 2018, the note purchase agreement was amended to extend the maturity date to April 30, 2019.
On November 1, 2017, the Board of Directors of the Company approved a second note purchase agreement allowing the Company to sell an aggregate of $1.9 million of convertible bridge notes with the same terms as the first note agreement except that the note matures on June 29, 2018. On July 12, 2018, the second note purchase agreement was amended to extend the maturity date to April 30, 2019.
The Company subsequently closed the first tranche of the note on November 9, 2017 for $400,000. A follow-on round of the note was closed on December 1, 2017 for $375,000 with a third tranche of the note being closed on December 26, 2017 for $250,000.
On January 8, 2018, the Company executed an additional tranche of the convertible note in the amount of $250,000. On January 25, 2018, the Company executed a second additional tranche of the convertible note in the amount of $250,000. On February 13, 2018, the Company executed a third additional tranche of the convertible note in the amount of $375,000.

All the convertible notes were issued to one investor who is also a major stockholder of the Company.
As of March 31, 2018, the outstanding balance of the convertible notes payable was $6,900,000 and accrued interest related to the convertible notes was $462,687.
Note 6 - Commitments and Contingencies
On April 5, 2012, the Company entered into a Patent and Technology License Agreement with The University of Texas M.D. Anderson Cancer Center (“MD Anderson”). Pursuant to the agreement, the Company obtained a royalty-bearing, worldwide, exclusive license to intellectual property including patent rights related to the patents and technology the Company uses. Under the agreement, Soliton agreed to pay a nonrefundable license documentation fee 30 days after the effective date of the agreement. Additionally, Soliton agreed to pay a nonrefundable annual maintenance fee starting on the third anniversary of the effective date of the agreement, which escalates each anniversary. Additionally, the Company agreed to a running royalty percentage of net sales. The Company also agreed to make certain milestone and sublicensing payments.
MD Anderson has the right to terminate the agreement upon advanced notice in the event of a default by Soliton. The agreement will expire upon the expiration of the licensed intellectual property. The rights obtained by the Company pursuant to the agreement are made subject to the rights of the U.S. government to the extent that the technology covered by the licensed intellectual property was developed under a funding agreement between MD Anderson and the U.S. government. All out-of-pocket expenses incurred by MD Anderson in filing, prosecuting and maintaining the licensed patents have been and shall continue to be assumed by the Company.
Leases
The Company leases space for its corporate office, which initially provided for a five-year term beginning on July 15, 2015, for rent payments of $8,053 per month and the option to cancel the lease agreement at the end of the initial three-year term at the election of the Company. Total rent expense under this office space lease arrangement for the three months ended March 31, 2018 and 2017 was $16,793 and $24,158, respectively.
Future minimum lease payments as of March 31, 2018 were as follows:

Period Ending December, 31	Amount
2018	$75,115
2019	103,737
2020	108,429
Thereafter	36,668
Total future minimum lease payments	$323,949
Legal Proceedings
In the normal course of business, from time-to-time, the Company may be subject to claims in legal proceedings. However, the Company does not believe it is currently a party to any pending legal actions. Notwithstanding, legal proceedings are subject-to inherent uncertainties, and an unfavorable outcome could include monetary damages, and in such event, could result in a material adverse impact on the Company's business, financial position, results of operations, or cash flows.

Note 7 - Stockholders’ Equity (Deficit) Preferred Stock
The Company is authorized to issue 2,534,766 shares of preferred stock with a par value of $0.001 per share with such designation, rights, and preferences as may be determined from time-to-time by the Company's board of directors.
As of March 31, 2018 and December 31, 2017, there were 416,666 Series A Preferred Stock and 2,118,100 Series B Preferred Stock issued and outstanding.
The Series A Preferred Stock has the following features:

1)
Dividends accrue at a rate of 8% per annum based on $4.80 per Series A preferred share, the dividends are cumulative but non-compounding and payable upon the Company’s voluntary or involuntary liquidation, dissolution or winding up, the exercise of conversion rights of the holder, the declaration by the Company’s board of directors, upon a closing of the sale of the Company’s common shares to the public at a price of at least $24 per share with at least $50 million of gross proceeds and the common shares listed on the New York Stock Exchange or NASDAQ Capital Market, and upon conversion of at least 50.1% of the issued and outstanding Series A Preferred Stock. The Company has the option to pay the dividend in cash or by issuing common shares.

2)	A liquidation right preferable over the right of the Company’s common stock.

3)	Each share of the Series A Preferred Stock has one voting right.

4)
Each share of the Series A Preferred Stock is convertible by the holder, at any time, into shares of common stock equal to $4.80 divided by a conversion price, initially set at $4.80. The conversion price is adjustable upon certain events.

The Series B Preferred Stock has similar rights as Series A Preferred Stock except that the dividends are based on $6.61 per Series B Preferred share and Series B Preferred Stock is convertible into common shares at a rate of $6.61 divided by a conversion price initially set at $6.61. As of March 31, 2018 and December 31, 2017, accrued dividends for preferred stock were $3,653,260 and $3,333,260, respectively. At March 31, 2018, the conversion price for the Series A and Series B preferred stock were $4.80 and $6.61, respectively.
Adoption of 2012 Long Term Incentive Plan
In November 2012, the Company’s board of directors and stockholders adopted the 2012 Long Term Incentive Plan (the “2012 Stock Plan”). The 2012 Stock Plan is designed to enable the Company to offer employees, officers, directors and consultants, as defined, an opportunity to acquire a proprietary interest in the Company. The types of awards that may be granted under the 2012 Stock Plan include stock options, stock appreciation rights, restricted stock, and other stock-based awards subject to limitations under applicable law. All awards are subject to approval by the Company’s board of directors. The 2012 Stock Plan reserves shares of common stock for issuance in accordance with the 2012 Stock Plan’s terms. Total number of shares reserved and available for issuance under the plan is 789,746 shares. As of March 31, 2018, 14,746 shares remained available for grant under the 2012 Stock Plan.
Restricted Stock
During the three months ended March 31, 2018 and 2017, the Company recorded $142,634 and $142,634, respectively, in stock-based compensation for the restricted shares granted prior to 2017. As of March 31, 2018, unamortized expense related to the restricted stock grant was $655,369.

Stock Options
The following table summarizes stock option activities for the three months ended March 31, 2018:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Remaining Life (in Years)	Aggregate Intrinsic Value
Outstanding, December 31, 2017	15,000	$0.13	9.75	—
Granted	—	—	—	—
Exercised	—	—	—	—
Canceled	—	—	—	—
Outstanding, March 31, 2018	15,000	$0.13	9.51	—

Exercisable, March 31, 2018	3,750	$0.13	9.51	—
All options issued and outstanding are being amortized over their respective vesting periods. The unrecognized compensation expense at March 31, 2018 was $28,222. During the three months ended March 31, 2018 and 2017, the Company recorded option expense of $2,919 and $0, respectively.
Note 8 - Subsequent Events
On April 2, 2018, the Board of Directors of the Company approved a note purchase agreement allowing the Company to sell an aggregate of $500,000 of convertible bridge notes. On the closing date of the Company’s initial public offering of no more than 2 million shares of common stock at a price per share of not less than $5, the outstanding principal and accrued, but unpaid, interest shall be converted into common stock at the conversion price of $0.175. The notes bear interest at 10.0% per annum and mature on April 2, 2020. The Company issued to five investors for an aggregate of $500,000 on the same date.
On April 17, 2018, the Board of Directors of the Company approved a note purchase agreement allowing the Company to sell an aggregate of $3,000,000 of convertible bridge notes. On the closing date of the Company’s initial public offering of no more than 3,000,000 shares of common stock at a price per share of not less than $5, the outstanding principal and accrued, but unpaid, interest shall be converted into common stock at the conversion price of $1.75. The notes bear interest at 10.0% per annum and mature on April 17, 2020. As of June 30, 2018, we had issued $3,000,000 in principal amount of such notes.
Subsequent to March 31, 2018, the Company issued options to purchase 2,220,000 shares of common stock to officers and non-employee directors. These options have a term of 10 years and are exercisable at $1.75 per share.
Subsequent to March 31, 2018, the Company issued warrants to purchase 91,350 shares of common stock to its underwriters. These warrants have a term of 5 years and are exercisable at $1.75

PART III - EXHIBITS
INDEX TO EXHIBITS

Exhibit Number	Description
1.1	Form of Underwriting Agreement *
1.2	Engagement Agreement between Soliton, Inc. and Boustead Securities LLC *
2.1	Amended and Restated Certificate of Incorporation of Soliton, Inc. *
2.2	Amended and Restated Bylaws of Soliton, Inc. *
4	Subscription Agreement for Offering *
6.1	Patent and Technology License Agreement between Soliton, Inc. and The Board of Regents of The University of Texas System dated April 5, 2012 (1) *
6.2	Soliton, Inc. 2012 Long Term Incentive Plan *
6.3	Soliton, Inc. 2018 Stock Plan *
6.4	Form of Issuer Acknowledgment - Regulation A Offering *
6.5	Form of Soliton, Inc. Convertible Note *
6.6	Lease Agreement between Soliton, Inc. and Ashbrook Land, Ltd. dated July 16, 2015 *
8.1	Form of Offering Deposit Account Agency Agreement *
10	Power of attorney (included on signature page)
11.1	Consent of GBH CPAs, PC
11.2	Consent of Schiff Hardin LLP (included in Exhibit 12) *
12	Opinion of Schiff Hardin LLP as to legality of the securities being registered *
13.1	"Testing the waters" materials

*	Previously filed.

(1)	Confidential portions of this exhibit have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.

SIGNATURES
Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this amendment to Offering Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas on July 20, 2018.

SOLITON, INC.

By:	/s/ Christopher Capelli
President and Chief Science Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Christopher Capelli and Lori Bisson, or any of them individually, as such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign this offering statement and any and all further amendments thereto, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
This offering statement has been signed below by the following persons in the capacities and on the dates indicated:

SIGNATURE	TITLE	DATE

/s/ Christopher Capelli	President and Chief Science Officer (principal executive officer)	July 20, 2018
Christopher Capelli

/s/ Lori Bisson	Chief Financial Officer (principal financial and accounting officer)	July 20, 2018
Lori Bisson

/s/ Walter V. Klemp	Executive Chairman	July 20, 2018
Walter V. Klemp

/s/ Jonathan P. Foster	Director	July 20, 2018
Jonathan P. Foster

/s/ Danika Harrison	Director	July 20, 2018
Danika Harrison

/s/ Brad Hauser	Director	July 20, 2018
Brad Hauser